Exhibit 99.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.,

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.,

ALDEN MEDIA HOLDINGS, LLC,

JS ACQUISITION, LLC

and

(solely with respect to

Sections 2.3, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article X)

JEFFREY H. SMULYAN

Dated as of May 24, 2010

IMPORTANT: The representations and warranties of each party set forth in this Agreement (i) have been qualified by confidential disclosures made to the other party in connection with this Agreement, (ii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (iii) were made only as of the date of this Agreement or such other date as is specified in this Agreement, and (iv) may have been included in this Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page
10.5	Waivers and Amendments	37
10.6	Governing Law	37
10.7	Binding Effect; Assignment	37
10.8	Usage	37
10.9	Articles and Sections	37
10.10	Interpretation	37
10.11	Severability of Provisions	38
10.12	Counterparts	38
10.13	No Personal Liability	38
10.14	No Third Party Beneficiaries	38
10.15	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	38

Annexes

Annex 5.4(a)	Investor ECC Shares
Annex 5.4(b)	Controlling Stockholder ECC Shares
Annex 10.1(b)	Expenses

Exhibits

Exhibit A	Form of Amendments to Articles of Incorporation of ECC
Exhibit B	Form of Amended and Restated Operating Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Rollover Agreement
Exhibit E	Distribution Letter
Exhibit F	Tender Conditions
Exhibit G	Opinion
Exhibit H	ECC Board Resolutions
Exhibit I	Merger Agreement

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SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement, dated as of May 24, 2010 (this “Agreement”), by and among Alden Global Distressed Opportunities Master Fund, L.P., a Cayman Islands limited partnership, Alden Global Value Recovery Master Fund, L.P., a Cayman Islands limited partnership (collectively, “Alden”), in each case solely with respect to Sections 2.3, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article IV, Article IX and Article X, and Alden Media Holdings, LLC, a Delaware limited liability company (the “Investor”), JS Acquisition, LLC, an Indiana limited liability company (the “Company” and together with Alden and the Investor, the “Parties”) and, solely with respect to Sections 2.3, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article X insofar as the foregoing pertain to Jeffrey H. Smulyan (the “Controlling Stockholder”), the Controlling Stockholder.

WHEREAS, the Company desires to commence a tender offer (the “Tender Offer”) to purchase all shares of Class A Common Stock, par value $0.01 per share (“ECC Class A Common Stock”), of Emmis Communications Corporation, an Indiana corporation (“ECC”);

WHEREAS, in connection therewith, ECC shall commence an offer to exchange (the “Exchange Offer”) all of the outstanding shares of 6.25% Series A Preferred Stock, $0.01 par value per share (“ECC Preferred Stock”), of ECC for newly-issued 12% senior subordinated notes of ECC (the “ECC Subordinated Notes”) upon the satisfaction of the conditions thereof (the “Exchange Closing”) at a rate of $30 principal amount of ECC Subordinated Notes per $50 of liquidation preference of ECC Preferred Stock;

WHEREAS, it is expected that, following the consummation of the Tender Offer (the “Tender Closing”) upon the satisfaction of Tender Conditions (as defined below) and the Exchange Closing, (a) the remaining outstanding shares of ECC Class A Common Stock (including the shares thereof held by the Investor, and excluding certain shares thereof held by the Controlling Stockholder and his Affiliates (as defined below)) shall be converted into the right to receive $2.40 in cash per share (the “Offer Price”) in a merger (the “Back-End Merger”) of ECC and JS Acquisition, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Mergerco”), (b) the outstanding shares of ECC Preferred Stock beneficially owned by the Investor or its Affiliates will be converted into the right to receive ECC Subordinated Notes at a rate of $30 principal amount of ECC Subordinated Notes per $50 of liquidation preference of ECC Preferred Stock and (c) the outstanding shares of ECC Preferred Stock not beneficially owned by the Investor or its Affiliates or the Controlling Stockholder shall be converted into the right to receive the amount of consideration payable with respect to the number of shares of ECC Class A Common Stock into which such shares of ECC Preferred Stock would be convertible immediately prior to the Back-End Merger;

WHEREAS, the Company shall solicit proxies (i) from holders of ECC Preferred Stock and ECC Class A Common Stock to vote for certain amendments to the Articles of Incorporation of ECC substantially in the form set forth in Exhibit A hereto (the “Articles Amendments”) and (ii) if the Tender Offer is successful, from holders of ECC Common Stock to approve the Back-End Merger (the “Proxy Solicitations”).

WHEREAS, in order to finance the Tender Offer, the Back-End Merger and to pay certain fees, expenses and other costs incurred in connection therewith, the Company wishes to issue to the Investor, and the Investor wishes to purchase from the Company, an interest in the Company, as described in Section 2.1 and in the Operating Agreement (as defined below) (the “Securities”), upon the terms and subject to the conditions of this Agreement (the “Securities Purchase”);

WHEREAS, (a) the Company (i) was formed as a limited liability company on May 3, 2010 pursuant to and in accordance with the laws of the State of Indiana pursuant to the filing of articles of organization (the “Articles”) in the office of the Secretary of State of the State of Indiana and (ii) adopted the Operating Agreement of the Company, dated as of May 6, 2010 (the “Initial Operating Agreement” and together with the Articles, the “Initial Governing Documents”); and (b) on May 6, 2010, (x) Mergerco was recapitalized such that Mergerco issued to the Controlling Stockholder (1) 10 shares of Class B Common Stock, par value $0.01 per share, of Mergerco (“Mergerco Voting Shares”) and (2) 1,000,000 shares of Class A Non-Voting Stock, par value $0.01 per share, (“Mergerco Non-Voting Shares”); and (y) the Controlling Stockholder contributed the Mergerco Non-Voting Shares to the Company;

WHEREAS, concurrently with the Closing, the Controlling Stockholder, the Investor, the Company and the other parties designated as “Other Members” on the signature pages thereto (the “Other Members”) shall amend and restate in its entirety the Initial Operating Agreement by entering into the Amended and Restated Operating Agreement of the Company substantially in the form attached hereto as Exhibit B (the “Operating Agreement”);

WHEREAS, concurrently with the Closing, the Company, the Investor and the Controlling Stockholder shall enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, pursuant to the Rollover Agreement, dated as of the date hereof, by and among the Company and the Other Members, substantially in the form attached hereto as Exhibit D (the “Rollover Agreement”), concurrently with the Closing, the Company shall issue to the Other Members, and the Other Members shall purchase from the Company, Common Interests (as defined below), upon the terms and subject to the conditions thereof (the “Rollover” and, together with the Tender Closing, the Back-End Merger, the Exchange Closing, the Proxy Solicitations and the Securities Purchase, the “Transactions”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Securities Purchase and also to prescribe certain conditions to the Securities Purchase;

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“401(k) Plan” means the 401(k) plan of ECC as in effect from time to time.

“Affiliate” means, with respect to any Person, (i) any other Person controlling, controlled by or under common control with such Person, (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, or (ii) who is an individual, a member of such Person’s immediate family, including his or her spouse, parents, siblings, children or grandchildren. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. For the purposes of this Agreement and in addition to the foregoing, (a) each of Global Distressed Opportunities Fund, LP, Alden Global Distressed Opportunities Fund GP, LLC and Randall D. Smith shall be deemed an Affiliate of the Investor and (b) ECC and its controlled Affiliates shall not be deemed an Affiliate of any of the Company, Alden, the Investor or the Controlling Stockholder.

“Business” means the business of ECC and its subsidiaries, as conducted as of the date of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by Law to close.

“Common Interests” means Common Interests of the Company having the terms and conditions set forth in the Operating Agreement.

“Company Material Adverse Effect” means any effect that is, or is reasonably likely to be, materially adverse to the Business, financial condition or results of operations of the Company, ECC and ECC’s subsidiaries, taken as a whole; provided, however, that no fact, circumstance, event or change resulting from, attributable to or arising out of any of the following shall constitute, or be considered in determining whether there has occurred, a Company Material Adverse Effect: (a)(i) changes in general economic or political conditions or the securities, banking, credit, currency, commodities, capital or financial markets in general (including general changes to monetary policy, inflation, interest rates, exchange rates or stock, bond or debt prices) in the United States or in any other geographic market, (ii) changes that are generally applicable to the industries in which the Company, ECC and ECC’s subsidiaries operate (including any competitive and/or technological changes relevant to such industries), (iii) changes in general legal, regulatory or political conditions, including the adoption,

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implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, or changes in GAAP or in other applicable accounting standards (or in the interpretation thereof), (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the threatened or actual impact thereof on relationships, contractual or otherwise, with current or prospective customers, suppliers, vendors, distributors, partners, financing sources, employees or landlords, (v) the identity of the Investor as the purchaser of the Securities or any facts or circumstances concerning the Investor, Alden or any of their respective Affiliates, (vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or action or inaction consented to or requested by Alden of the Investor, (vii) changes in the trading volume or market price of ECC Common Stock on the NASDAQ Stock Market or the suspension of trading generally on the NASDAQ Stock Market (provided that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (viii) any litigation or investigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, other than litigation or investigations commenced or threatened in writing by any Governmental Body or (ix) any restatement of the consolidated financial statements of ECC and its subsidiaries contained in the ECC SEC Documents that results in an accounting charge thereto that does not require a cash settlement and would not otherwise constitute a Company Material Adverse Effect, except, in the case of the foregoing clauses (i), (ii) and (iii), for such changes or developments referred to therein have a materially disproportionate impact on the Company, ECC and ECC’s subsidiaries, taken as a whole, relative to other companies that operate in multiple geographic markets, including large markets, in the industries in which the Company, ECC and ECC’s subsidiaries operate or (b) any failure to meet internal or published projections, forecasts, estimates, performance measures, operating statistics or revenue or earnings predictions for any period or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof.

“Controlling Stockholder Options” means options to purchase (i) 97,565 shares of ECC Class A Common Stock and (ii) 1,170,796 shares of ECC Class B Common Stock, in each case, held directly by the Controlling Stockholder.

“Controlling Stockholder Retained Shares” means (i) 5,877.0745 shares of ECC Class A Common Stock held in the 401(k) Plan, (ii) 30,625 shares of ECC Class A Common Stock held by The Smulyan Family Foundation and (iii) at the election of the Controlling Stockholder, up 200,000 shares of ECC Class A Common Stock held directly by the Controlling Stockholder (some of which may be converted into shares of ECC Class A Common Stock from ECC Class B Common Stock after the date hereof).

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating Company, ECC, the lending institutions party thereto and Bank of America as administrative agent, dated as of November 2, 2006, as amended.

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“Distribution Letter” means that certain letter agreement, executed and delivered by the Company, the Controlling Stockholder and the Investor concurrently with the execution of this Agreement, as attached hereto as Exhibit E.

“ECC Board” means the board of directors of ECC.

“ECC Capital Stock” means ECC Common Stock and ECC Preferred Stock.

“ECC Class B Common Stock” means Class B Common Stock, par value $0.01 per share, of ECC.

“ECC Common Stock” means (a) ECC Class A Common Stock and (b) ECC Class B Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means with respect to any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government.

“IRS” means the Internal Revenue Service.

“Knowledge of Alden” means the actual past or present knowledge of any of Heath Freeman, Jason Pecora, Jim Plohg or Bruce Schnelwar.

“Knowledge of the Company” means the actual past or present knowledge of any of Jeffrey H. Smulyan, Patrick M. Walsh, J. Scott Enright or Ryan A. Hornaday.

“Law” means any law, statute, ordinance, code, rule, regulation or other requirement of any Governmental Body.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, adverse claim or any other restriction or limitation whatsoever other than restrictions on sale imposed by the Securities Act and state securities laws.

“Losses” of any Person means any and all demands, claims, suits, actions, causes of action, Orders, proceedings, assessments, losses, fines, damages, liabilities, costs and expenses incurred by such Person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses,.

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“Merger Agreement” means the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit I.

“Offer to Purchase” means the Offer to Purchase mailed to the holders of ECC Common Stock in connection with the Tender Offer.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or any other entity.

“Purchase Price” means an amount equal to the sum of (a) $90 million, plus (b) an amount equal to the product of (x) (i) the number of outstanding shares of ECC Preferred Stock that, as of the time of the consummation of the Exchange Offer, have not been exchanged for ECC Subordinated Notes pursuant to the Exchange Offer; provided that if any ECC Preferred Stock is converted into ECC Class A Common Stock after the date hereof, then for purposes of the foregoing clause such ECC Preferred Stock shall be considered to remain outstanding and not so exchanged minus (ii) the number of shares of ECC Preferred Stock held by Alden and its Affiliates, multiplied by (y) the number of shares of ECC Class A Common Stock that each share of ECC Preferred Stock is convertible into pursuant to the terms thereof (as amended by the Articles Amendments), multiplied by (z) $2.40, plus (c) the amount (if any) by which the Transaction Expenses reimbursable by the Company pursuant to Section 10.1(a) exceeds $10.28 million.

“Representatives” means, with respect to any Person, such Person’s directors, officers and employees and its and their respective advisors, agents and representatives.

“Rules and Regulations” means the rules of the FCC as set forth in Title 47 of the Code of Federal Regulations and all policies of the FCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Interests” means Series A Convertible Redeemable PIK Preferred Interests of the Company having the terms and conditions set forth in the Operating Agreement.

“subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

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“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions imposed by a governmental entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as a transferee.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Taxing Authority or maintained relating to Taxes.

“Tender Conditions” means the conditions to the Tender Closing set forth in the Offer to Purchase, substantially in the form attached as Exhibit F hereto.

The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Alden	Preamble
Articles	Recitals
Articles Amendments	Recitals
Back-End Merger	Recitals
Closing	2.1
Closing Date	2.2
Company	Preamble
Company Disclosure Schedule	III
Controlling Stockholder	Preamble
Controlling Stockholder ECC Shares	5.4(b)
Deductible Amount	9.1(b)(i)
Early Termination Date	8.1(b)
ECC	Recitals
ECC 10-K	III
ECC Class A Common Stock	Recitals
ECC Intellectual Property Rights	3.14(a)
ECC Preferred Stock	Recitals
ECC SEC Documents	3.10(a)
ECC Subordinated Notes	Recitals
Exchange Closing	Recitals
Exchange Offer	Recitals
Governmental Permits	3.9(a)
indemnified party	9.4(a)

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Term	Section
indemnifying party	9.4(a)
Initial Governing Documents	Recitals
Initial Operating Agreement	Recitals
Intellectual Property Rights	3.14(a)
Investor	Preamble
Investor ECC Shares	5.4(a)
Investor Indemnified Party	9.1
Investor Specified Representations	9.2(b)(i)
Lease	3.15(b)
Leases	3.15(b)
Merger Agreement	6.06
Mergerco	Recitals
Mergerco Non-Voting Shares	Recitals
Mergerco Voting Shares	Recitals
Offer Price	Recitals
Operating Agreement	Recitals
Opinion	2.3(b)(ii)
Other Members	Recitals
Outside Date	8.1(c)
Owned Intellectual Property Rights	3.14(a)
Parties	Preamble
Permitted Liens	3.7(b)
Proxy Solicitations	Recitals
Recipient	5.6
Registration Rights Agreement	Recitals
Rollover	Recitals
Rollover Agreement	Recitals
Securities	Recitals
Securities Purchase	Recitals
Seller Specified Representations	9.1(b)(i)
Senior Preferred Stock	3.8(a)
Stations	3.9(a)
Tender Closing	Recitals
Tender Offer	Recitals
Third Party Claim	9.4(a)
Transaction Expenses	10.1(b)
Transactions	Recitals

ARTICLE II

PURCHASE AND ISSUANCE OF SECURITIES; PURCHASE PRICE

2.1 Issuance and Purchase of Securities. At the closing of the Securities Purchase (the “Closing”), upon the terms and subject to the conditions of this Agreement, the Company shall issue to the Investor, and the Investor shall, and Alden shall provide sufficient funds to the Investor to, purchase from the Company, all of the Securities for the Purchase Price, to be paid in cash in accordance with Section 2.3.

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2.2 Closing; Closing Date. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 1285 Avenue of the Americas, New York, New York at 10:00 a.m. local time, on the first Business Day after the conditions to closing set forth in Article VI and Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other time or date as the Parties may mutually agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Deliveries At Closing.

(a) At the Closing, the Investor shall, and Alden shall cause the Investor to:

(i) deliver, or cause to be delivered to, the Company the Purchase Price in cash by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by the Company in writing; and

(ii) execute and deliver the Operating Agreement and the Registration Rights Agreement.

(b) At the Closing, the Company shall:

(i) issue the Securities to the Investor;

(ii) deliver to the Investor a legal opinion of Taft Stettinius & Hollister LLP substantially in the form of Exhibit G (the “Opinion”); and

(iii) execute and deliver the Operating Agreement and the Registration Rights Agreement.

(c) At the Closing, the Controlling Stockholder shall execute and deliver the Operating Agreement and the Registration Rights Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) as set forth in the Disclosure Schedule which is being delivered to the Investor concurrently herewith (the “Company Disclosure Schedule”) or (b) as disclosed in or incorporated by reference into (i) ECC’s Annual Report on Form 10-K for the year ended February 28, 2010 (the “ECC 10-K”) or (ii) any other ECC SEC Document (as defined below) filed with or furnished to the SEC on or after the date the ECC 10-K was filed but prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward looking statements, in each case, to the extent not otherwise disclosed in

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any other section of the ECC 10-K or such other ECC SEC Documents) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article III below, the Company represents and warrants to the Investor as follows

3.1 Due Organization; Authority to Execute and Perform Agreement. The Company is an Indiana limited liability company duly organized and validly existing under the laws of the State of Indiana, and has all requisite organizational power and authority and has taken all organizational action required to execute and deliver this Agreement and to perform its obligations hereunder. Mergerco is an Indiana corporation duly incorporated and validly existing under the laws of Indiana. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

3.2 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the Transactions by the Company and Mergerco and performance by the Company of its obligations hereunder: (i) does not result in any violation of (x) the Initial Governing Documents or (y) the articles of incorporation and by-laws of Mergerco; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or Mergerco is a party or by which they are bound or to which their respective properties are subject; and (iii) assuming compliance with the matters addressed in Section 3.3, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Company or Mergerco; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Company’s or Mergerco’s ability to consummate the Transactions.

3.3 No Governmental Authorization Required. No authorization or approval by, and no notice to or filing with, any Governmental Body will be required to be obtained or made by the Company or Mergerco in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company, Mergerco or ECC of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Body that, if not obtained or made, would not materially impair the Company’s or Mergerco’s ability to consummate the Transactions.

3.4 Capitalization.

(a) As of the date hereof and immediately prior to the Closing, (i) Common Interests representing 100% of the ownership interests of the Company are issued, outstanding and owned by the Controlling Stockholder, which Common Interests are duly authorized, validly issued, fully paid, nonassessable and free and clear of any Liens, and (ii) no other class of capital stock or other ownership interests of the Company is issued or outstanding.

(b) Immediately after the Closing, the outstanding Common Interests and Series A Preferred Interests shall be as set forth in the Operating Agreement.

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(c) As of the date hereof and as of the Closing, (i) 1,000,010 shares of common stock of Mergerco have been authorized, (ii) (x) 10 Mergerco Voting Shares are issued and outstanding and owned by the Controlling Stockholder and (y) 1,000,000 Mergerco Non-Voting Shares are issued and outstanding and owned by the Company, (iii) all of the shares described in clause (ii) are issued, fully paid, nonassessable and free and clear of any Liens and (iv) no other class of capital stock or other ownership interests of Mergerco is issued or outstanding.

(d) Except pursuant to the Securities Purchase or the Rollover, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company, Mergerco or any of their respective subsidiaries is a party or by which the Company, Mergerco or any of their respective subsidiaries is bound obligating the Company, Mergerco or any of their respective subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, Mergerco or any of their respective subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary.

3.5 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against any of the Controlling Stockholder, the Company or Mergerco or any of their respective properties or assets at law or in equity, except as would not materially impair the Company’s ability to consummate the Transactions or otherwise have a Company Material Adverse Effect.

3.6 Newly-Formed Entities. Since their respective dates of organization, the Company, Mergerco and their respective subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement and the performance of their obligations under this Agreement and matters ancillary thereto (including discussions with prospective financing sources and other activities and agreements in connection with the Transactions and other alternative transactions); provided, that any liabilities therefrom are included on Annex 10.1(b). The Company, Mergerco and their respective subsidiaries have no indebtedness of any type and have not incurred or assumed any indebtedness or liabilities or provided any guarantee of any indebtedness or other liabilities or obligations, other than liabilities for reasonable expenses incurred in connection with the Transactions.

3.7 Organization and Qualification; Subsidiaries.

(a) Each of ECC and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be

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expected to have, individually or in the aggregate, a material adverse effect on the Business. Each of ECC and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its Business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a complete and correct structure chart of ECC and its subsidiaries (other than entities with no material liabilities and no material assets or operations), including the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by ECC or its subsidiaries of each of ECC’s subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of ECC’s subsidiaries held by ECC or any of its other subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by ECC or its subsidiaries are free and clear of any Liens (other than Liens under the Credit Agreement and Liens permitted thereunder (“Permitted Liens”).

3.8 Capitalization; Existence; Articles of Incorporation and By-laws.

(a) The authorized capital stock of ECC consists of (i) 230,000,000 shares of common stock of ECC consisting of (A) 170,000,000 shares of ECC Class A Common Stock, (B) 30,000,000 shares of ECC Class B Common Stock and (C) 30,000,000 shares of Class C Common Stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock consisting of (A) 250 shares of 12.50% Senior Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”) and (B) 2,875,000 shares of ECC Preferred Stock. As of May 17, 2010, (i) 32,910,753 shares of ECC Class A Common Stock were issued and outstanding, (ii) 4,930,680 shares of ECC Class B Common Stock were issued and outstanding, all of which shares were held by the Controlling Stockholder, (iii) no shares of Class C Common Stock of ECC were issued and outstanding, (iv) no shares of Senior Preferred Stock were issued and outstanding, (v) 2,809,170 shares of ECC Preferred Stock were issued and outstanding, (vi) there were outstanding restricted stock with respect to 144,040 shares of ECC Class A Common Stock, (vii) there were outstanding restricted stock unit awards with respect to 25,000 shares of ECC Class A Common Stock, (viii) there were stock options to purchase an aggregate of 8,663,038 shares of ECC Common Stock at a weighted average exercise price of $9.46 per share of ECC Common Stock (of which stock options to purchase an aggregate of 5,778,379 shares of ECC Common Stock were exercisable). No shares of ECC Class A Common Stock or ECC Class B Common Stock are held by any subsidiary of ECC. Since February 28, 2010, other than pursuant to the exercise of stock options outstanding on such date, the issuance of stock options under employment agreements in effect on such date, the issuance of ECC Class A Common Stock pursuant to the director compensation plan in effect on such date, the vesting of restricted stock and restricted stock unit awards outstanding on such date and pursuant to the 401(k) Plan and the conversion of up to 200,000 shares of ECC Class B Common Stock into a like amount of ECC Class A Common Stock, ECC has not issued any ECC Class A Common Stock has not granted any option, restricted stock, warrants or rights or entered into any other agreements or

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commitments to issue any ECC Class A Common Stock or ECC Class B Common Stock and has not split, combined or reclassified any of its shares of capital stock. Each of the outstanding shares of capital stock, voting securities or other equity interests of each subsidiary of ECC is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by ECC or another wholly owned subsidiary of ECC free and clear of all Liens other than Permitted Liens.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which ECC or any of its subsidiaries is a party or by which ECC or any of its subsidiaries is bound obligating ECC or any of its subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, ECC or any of its subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. From February 28, 2010 to the date hereof, ECC has not declared or paid any dividend or distribution in respect of the ECC Capital Stock, and has not repurchased, redeemed or otherwise acquired any ECC Capital Stock, and the ECC Board has not authorized any of the foregoing.

(c) Neither ECC nor any of its subsidiaries has outstanding material bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of ECC or any of its subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which ECC or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of ECC or any of its subsidiaries.

(e) The Company has made available to the Investor a complete and correct copy of the Second Amended and Restated Articles of Incorporation and the By-Laws, each as amended to date, of ECC and the equivalent organization documents for each of its subsidiaries. The Second Amended and Restated Articles of Incorporation and By-laws (or equivalent organization documents) of ECC and each of its subsidiaries are in full force and effect. None of ECC or any of its subsidiaries is in material violation of any provision of the Second Amended and Restated Articles of Incorporation or the By-Laws (or its equivalent organization documents).

3.9 Compliance with Laws; Governmental Permits; No Conflict.

(a) Each of ECC and its subsidiaries is in possession of all FCC Licenses required to operate the radio stations owned or operated by them (the “Stations”), and all other material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for ECC or any of its subsidiaries to own, lease and operate the properties of ECC and its subsidiaries or to carry on its

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business as it is now being conducted and contemplated to be conducted (the “Governmental Permits”). All of the Governmental Permits are in full force and effect, and no suspension or cancellation of any of the Governmental Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have in full force and effect, or the suspension or cancellation of, any of the Governmental Permits would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. None of the Governmental Permits are subject to any conditions, other than as may be generally applicable to the industry in which ECC operates except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of ECC or any of its subsidiaries is, or during the past two years has been, in conflict with, or in default or violation of, nor will the transactions result in any conflict with, or default or violation of, (i) any Laws applicable to ECC or any of its subsidiaries or by which any property or asset of ECC or any of its subsidiaries is bound or affected, (ii) any of the Governmental Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ECC or any of its subsidiaries is a party or by which ECC or any of its subsidiaries or any property, asset or right of ECC or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of ECC or any of its subsidiaries has received written or, to the Knowledge of the Company, oral (or otherwise has any knowledge of any) notice during the past three years, of any material violation of or noncompliance with any Law applicable to ECC or any of its subsidiaries, or directing ECC or any of its subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of ECC or any of its subsidiaries have been asserted to ECC or any of its subsidiaries in writing or, to the Knowledge of the Company, orally, by any Governmental Body.

(b) The Business is being operated in compliance with Law and in accordance with the terms and conditions of the Governmental Permits applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No proceedings or investigations are pending or, to the Knowledge of the Company, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Company Material Adverse Effect. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the Knowledge of the Company is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any station owned or controlled, directly or indirectly, by ECC. ECC and its subsidiaries have complied in all material respects with all requirements to file reports, applications and other documents with the FCC. The Company has no knowledge of any matters which would result in the revocation of or the refusal to renew any of the Governmental Permits.

3.10 ECC SEC Documents.

(a) ECC has filed with the SEC all material reports, schedules, forms, registration statements and other documents required to be filed or furnished with the SEC since

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February 29, 2008, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “ECC SEC Documents”) and as of their respective dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the ECC SEC Documents complied, and each of the ECC SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the ECC SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of ECC and its subsidiaries included in the ECC SEC Documents fairly present in all material respects the consolidated financial position of ECC and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

3.11 Related Party Transactions. There are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between ECC or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of ECC or (ii) record or beneficial owner of more than 5% of the shares of ECC Common Stock as of the date hereof except as set forth in the ECC SEC Documents on the date hereof.

3.12 Taxes. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, ECC or any subsidiary have been filed when due unless extended in accordance with all applicable laws and all such Tax Returns are true and complete in all respects;

(b) ECC and each subsidiary has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which ECC and its subsidiaries ordinarily record items on their respective books;

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(c) Neither ECC nor any subsidiary has waived any statute of limitations with respect to Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) There is no claim, audit, action, suit, proceeding or investigation (whether judicial, administrative or otherwise) now pending or, to the Knowledge of the Company, threatened against or with respect to ECC or any subsidiary in respect of any Tax or Tax asset;

(e) Each of ECC and its subsidiaries has withheld and paid to the appropriate Taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former insured, reinsured, insurer or reinsurer, employee, independent contractor, creditor, member or other third party;

(f) Neither ECC nor any subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment;

(g) Neither ECC nor any subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); and

(h) There are no liens or security interests on the assets of ECC or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

3.13 Controls and Procedures.

(a) ECC has established and maintains disclosure controls and procedures and internal controls over financial reporting as required by Rule 13a-15 under the Exchange Act. ECC’s disclosure controls and procedures are designed to ensure that information required to be disclosed in ECC’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to ECC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. ECC’s management has completed an assessment of the effectiveness of ECC’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 28, 2010, and a description of such assessment is set forth in the ECC 10-K. To the Knowledge of the Company, ECC has disclosed, based on its most recent evaluation of internal controls over financial reporting, to ECC’s outside auditors and the audit committee of the ECC Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect ECC’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ECC’s internal controls over financial reporting.

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(b) Since February 28, 2010 (i) to the Knowledge of the Company, none of ECC, any of its subsidiaries, and any director, officer, auditor or accountant of ECC or any of its subsidiaries or any employee of ECC or its subsidiaries whose position includes monitoring ECC’s audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of ECC or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ECC or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ECC or any of its subsidiaries, whether or not employed by ECC or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by ECC or any of its officers, directors, employees or agents to the ECC Board or any committee thereof or to any director or executive officer of ECC.

3.14 Intellectual Property.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, ECC and its subsidiaries own or possess valid licenses or other rights to use in the manner currently used, all patents, copyrights, trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin and the goodwill associated with the foregoing (the “Intellectual Property Rights”) used in or necessary for the conduct of the Business as currently conducted (the “ECC Intellectual Property Rights”). Neither ECC nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the ECC Intellectual Property Rights owned by ECC or any of its subsidiaries (the “Owned Intellectual Property Rights”) that has not been settled or otherwise resolved, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no legal proceeding relating to the foregoing is pending or, to the Knowledge of the Company, has been threatened.

(b) To the Knowledge of the Company, (i) the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect and (ii) except as would not be material to ECC and its subsidiaries, taken as a whole, none of ECC or any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that ECC or any of its subsidiaries must license or refrain from using any Intellectual Property Rights of any other person) that has not been settled or otherwise fully and finally resolved, and no legal proceeding relating to the foregoing has been initiated.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of ECC and its subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality.

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3.15 Real Estate.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of ECC and its subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights. Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by ECC or any of its subsidiaries and (ii) all such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of ECC and its subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a “Lease” and collectively, the “Leases”) to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by ECC or its subsidiaries party thereto and are in full force and effect. Since February 28, 2008, to the Knowledge of the Company, except as would not be material to ECC and its subsidiaries, taken as a whole, neither ECC not any of its subsidiaries has received notice of any default, delinquency or breach on the part of ECC or any of its subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by ECC or any of its subsidiaries or any other party thereto, beyond any applicable grace periods under Leases.

3.16 Absence of Certain Changes or Events. Since February 28, 2010, except as otherwise permitted by this Agreement or in connection with the Transactions, (a) the Business of ECC and its subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 No Undisclosed Liabilities. Except (a) as adequately reflected or reserved against in ECC’s consolidated balance sheet as at February 28, 2010, included in the ECC SEC Documents or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of ECC and its subsidiaries.

3.18 ECC Absence of Litigation. As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against ECC or any of its subsidiaries, or any of their respective properties, assets or rights, or against any employees of ECC or any of its subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Body in each except as set forth in Section 3.18 of the Company Disclosure Schedule.

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3.19 Brokers. The Company has not paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions, except as set forth in Section 3.19 of the Company Disclosure Schedule, the fees and expenses of which shall be paid by the Company.

3.20 Sufficiency of Assets. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the assets of ECC and its subsidiaries comprise all the material assets used or held for use in connection with the Business and (b) the assets of ECC and its subsidiaries are sufficient for the operation and conduct of the Business by ECC and its subsidiaries immediately following the Closing in substantially the same manner as currently conducted.

3.21 Adoption of Resolutions. The resolutions set forth on Exhibit H were duly adopted by the ECC Board and have not been withdrawn or revoked.

3.22 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Investor or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR AND ALDEN

The Investor and Alden, jointly and severally, represent and warrant to the Company as follows:

4.1 Due Organization; Authority to Execute and Perform Agreement. The Investor and Alden are duly organized, validly existing and, to the extent applicable, in good standing under the laws of the respective jurisdictions of their formation, and have all requisite organizational power and authority and have taken all organizational action required to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Investor and Alden, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

4.2 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the Transactions by the Investor and Alden and performance by the Investor or Alden and their Affiliates of their respective obligations hereunder: (i) does not result in any violation of the organizational documents of the Investor or Alden or any of their

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applicable Affiliates; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Investor or Alden or any of their Affiliates is a party or by which it is bound or to which the its properties are subject; and (iii) assuming compliance with the matters addressed in Section 4.3, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Investor or Alden; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Investor’s or Alden’s ability to consummate the Transactions.

4.3 No Governmental Authorization Required. No authorization or approval by, and no notice to or filing with, any Governmental Body will be required to be obtained or made by the Investor or Alden or any of their Affiliates in connection with the due execution, delivery and performance by the Investor or Alden of this Agreement and the consummation by the Investor or Alden of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Body that, if not obtained or made, would not materially impair the Investor’s or Alden’s ability to consummate the Transactions.

4.4 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Knowledge of Alden, threatened against Alden, the Investor or any of their respective properties or assets at law or in equity, except (a) litigation set forth in the Company Disclosure Schedule and (b) other litigation which would not materially impair their respective ability to consummate the Transactions or otherwise have an material adverse effect on any of Alden or the Investor.

4.5 Title to the Investor ECC Shares. The Investor and its Affiliates own beneficially and of record, free and clear of any Liens, and have full power and authority to vote and convey free and clear of any Liens, the Investor ECC Shares (as defined below).

4.6 Purchase for Investment. The Investor is purchasing the Securities for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.7 Financial Ability. The Investor has, or Alden has and will make available to the Investor, cash on hand and/or unexpired and unconditioned capital commitments from its investors that are sufficient to enable the Investor to pay the Purchase Price in cash at the Closing and consummate the Transactions.

4.8 Brokers. Except for fees and commissions that will be paid by the Investor or Alden, no Person retained by or on behalf of the Investor or any of their Affiliates is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions.

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4.9 Ownership Requirements.

(a) Neither (i) the Investor, (ii) any shareholder, partner, member or owner of the Investor, nor (iii) any indirect owner of the Investor, is (w) a person who is a not a citizen of the United States, (x) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States, (y) a government other than the government of the United States or of any state, territory or possession of the United States, or (z) a representative of, or an individual or entity controlled by, any of the foregoing, except that certain indirect owners of the Investor may be (w)-(z) and therefore qualify as “foreign” for purposes of the application of 47 U.S.C. § 310(b) and the rules, regulations, and published policies of the FCC implementing such statute (collectively “Foreign Ownership Rules”), provided that such indirect owners do not increase the foreign ownership of ECC by more than 1% for purposes of determining ECC’s compliance with the Foreign Ownership Rules.

(b) Based on information in the ECC 10-K, neither (i) the Investor, (ii) any officer, director, manager, shareholder, partner, member or owner of the Investor, nor (iii) any indirect owner of the Investor, holds any interest in any Media Company that (x) is cognizable under the provisions of 47 C.F.R. § 73.3555 or (y) will become cognizable under such provisions upon consummation of the Securities Purchase, which interest will cause (A) the Investor, (B) any officer, director, manager, shareholder, partner, member or owner of the Investor, (C) any indirect owner of the Investor, (D) the Company, or (E) ECC to be in violation of the provisions of the Communications Act or 47 C.F.R. § 73.3555 when considered in conjunction with the interest of the Investor in the Company and ECC that will be obtained hereunder on the Closing Date. The term “Media Company” shall mean any privately or publicly held businesses or parts thereof which, directly or indirectly, owns, controls or operates a broadcast radio or television station licensed by the FCC, a U.S. cable television system, a “daily newspaper” (as such term is defined in 47 C.F.R. § 73.3555), a multipoint multichannel distribution system licensed by the FCC, a commercial mobile radio service licensed by the FCC or any other communications facility the ownership or operation of which is subject to regulation by the FCC under the Communications Act of 1934, as amended.

4.10 Exclusivity of Representations. The representations and warranties made by the Investor and Alden in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Investor and Alden hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Conduct of the Business. During the period from the date of this Agreement until the Closing, except as specifically required by this Agreement or the Transactions or as set forth on Section 5.1 of the Company Disclosure Schedule, the Company shall, and the Controlling Stockholder, for so long as he believes in good faith that such action

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would not constitute a breach of his fiduciary duties, shall use commercially reasonable efforts to cause ECC and Emmis Operating Company to, (a) conduct their respective businesses in the ordinary course of business consistent with past practice and to use their reasonable best efforts to preserve intact their respective businesses and relationships with customers, regulators, suppliers, lessors, licensors, distributors, creditors, employees and agents, and (b) not, without the Investor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend, waive or otherwise change, in any material respect, the Initial Governing Documents, the Second Amended and Restated Articles of Incorporation of ECC (other than the Articles Amendments), the By-Laws of ECC, or such equivalent organizational documents of any of ECC’s subsidiaries;

(b) except for (i) the Securities Purchase and Rollover and (ii) as required by the Credit Agreement, capital stock or restricted stock units of ECC issued pursuant to the 401(k) Plan, the exercise of stock options, the vesting of restricted stock or pursuant to the terms of existing employment agreements or the director compensation plan, all as included in Section 3.8(a)(vi) and (vii), issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock or other ownership or voting interests, or any options, warrants, convertible securities, restricted stock or restricted stock units or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other ownership or voting interests;

(c) except for dividends and distributions to or among ECC and its wholly owned subsidiaries in the ordinary course of business consistent with past practice, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of its or any of its subsidiaries’ capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares;

(d) make any change to, or permit to lapse without filing for renewal, any material Government Permits currently held, except in the ordinary course of business consistent with past practice;

(e) except as required by Law or pursuant to plans, agreements and other arrangements in effect on February 28, 2010, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of the Company, ECC or any of their respective subsidiaries, except in the ordinary course of business consistent with past practice or (iii) enter into, amend in any material respect or terminate (without cause) any employment agreement with any executive officer of the Company or ECC (except for entering into or terminating employment agreements terminable on less than 30 days’ notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice);

(f) acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited

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liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $10 million individually or $20 million in the aggregate;

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness for any person except for indebtedness incurred or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof) and intercompany indebtedness;

(h) make any material change to its methods, policies or procedures of accounting in effect at February 28, 2010, except (i) as required by GAAP or as required by a Governmental Body, or (ii) as required by a change in applicable Law;

(i) adjust, split, combine, redeem, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than with respect to the vesting of restricted stock and restricted stock units;

(j) make any capital expenditures having an aggregate value in excess of $5 million;

(k) waive, release, assign, settle or compromise any claim, action or proceeding (other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages not in excess of $2 million in the aggregate not otherwise recoverable under insurance and (ii) do not otherwise materially restrict the conduct of the Business) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $2 million not recoverable by insurance;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or commence any proceedings in bankruptcy (including with respect to any subsidiary of ECC);

(m) other than as required or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) and 10.2.1(xii) thereof), sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any material portion of its properties, assets or rights;

(n) enter into any transaction with an Affiliate of the Company, ECC or any subsidiary of ECC (other than existing arrangements set forth on Schedule 5.1(n), amendments and replacements of those arrangements);

(o) engage in any activity which would pose a material risk that the Company may be treated, for U.S. federal income tax purposes, as engaged in a trade or business; or

(p) authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

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5.2 Filings and Authorizations; Consummation.

(a) Each of the Parties and the Controlling Stockholder, as promptly as practicable, shall make, or cause to be made, all filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, as may be required for it to consummate the Transactions and use its reasonable best efforts in good faith (which shall not require any Party to make any payment (other than filing fees or other non-punitive fees required to be paid to any Governmental Body) or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Bodies and other Persons necessary to be obtained by it, or its Affiliates, in order for it to consummate the Transactions.

(b) Each of the Parties and the Controlling Stockholder shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Section 5.2(a). The Parties and the Controlling Stockholder shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(c) Each of the Parties and the Controlling Stockholder shall promptly inform the other of any material communication from any Governmental Body regarding any of the Transactions and, if in writing, to furnish a copy thereof to the others. If the Parties or any of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Body with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Each Party and the Controlling Stockholder will advise the other Parties and the Controlling Stockholder promptly in respect of any understandings, undertakings or agreements (oral or written) which such Person proposes to make or enter into with any Governmental Body in connection with Transactions.

5.3 Efforts. Subject to the other terms and conditions provided herein and in addition to the obligations of the Parties pursuant to Section 5.2, each of the Parties and the Controlling Stockholder agrees to use its reasonable best efforts and to act in good faith to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as possible, including using reasonable best efforts to (i) obtain all necessary consents, approvals or waivers from third parties, (ii) contest any legal proceeding challenging the Agreement or relating to the Transactions and (iii) execute any additional instruments necessary to consummate the Transactions. Alden and the Investor shall not, and shall cause their respective Affiliates not to, directly or indirectly, make (or enter into any contract, letter of intent or other agreement with respect to, or otherwise commit or agree, whether or not in writing, to make) any acquisition of or investment in any broadcasting or publishing businesses or assets where such acquisition or investment would reasonably be expected, individually or in the aggregate, to delay or impair in any material respect the consummation of the Transactions.

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5.4 ECC Capital Stock.

(a) Alden and the Investor shall, and shall cause each of their respective Affiliates to, vote or provide a consent or proxy with respect to the shares of ECC Capital Stock beneficially owned or of record by such Person, as set forth opposite such Person’s name on Annex 5.4(a) (“Investor ECC Shares”), in favor of the Articles Amendments and the Back-End Merger, in each case to the extent any such class of ECC Capital Stock is eligible to vote on such matter. Alden and the Investor hereby irrevocably grants and appoints, and shall cause its Affiliates that beneficially own or own of record any Investor ECC Shares to grant and appoint, the Company as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person, to vote or provide a consent or proxy with respect to the Investor ECC Shares in accordance with the preceding sentence.

(b) The Controlling Stockholder shall, and shall cause each of his Affiliates to, vote or provide a consent or proxy with respect to the shares of ECC Capital Stock beneficially owned or of record by such Person, as set forth opposite such Person’s name on Annex 5.4(b) (“Controlling Stockholder ECC Shares”) except for the Controlling Stockholder Options, in favor of the Articles Amendments and the Back-End Merger, in each case to the extent any such class of ECC Capital Stock is eligible to vote on such matter. The Controlling Stockholder hereby irrevocably grants and appoints, and shall cause its Affiliates that beneficially own or own of record any Investor ECC Shares to grant and appoint, the Investor as such Person’s proxy or proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person, to vote or provide a consent with respect to the Controlling Stockholder ECC Shares in accordance with the preceding sentence.

(c) Upon the satisfaction of all other conditions to the Back-End Merger and immediately prior to consummation thereof, the Controlling Stockholder shall, and shall cause each of his Affiliates to, for no additional consideration and free and clear of any Liens, contribute to ECC for cancellation in accordance with the Merger Agreement all of the Controlling Stockholder’s and his Affiliates’ right, title and interest in and to the Controlling Stockholder ECC Shares (other than the Controlling Stockholder Retained Shares, all of which shall be converted into the right to receive the Offer Price in cash in the Back-End Merger).

(d) Prior to the Closing, except as explicitly contemplated by this Agreement or other agreements entered into in connection with the Transactions, (a) the Controlling Stockholder and the Company shall not, without the prior written approval of the Investor, and (b) Alden and the Investor shall not, and Alden shall cause the Investor not to, without the prior written approval of the Company, directly or indirectly, whether as an advisor or principal, acquire or sell (or seek permission to acquire or sell), of record or beneficially, by purchase, sale or otherwise, any shares of ECC Capital Stock or other securities, properties or indebtedness of the ECC or its subsidiaries, other than “swap” contracts terminated pursuant to the terms thereof by the counterparty thereto.

5.5 Offer to Purchase. Subject to Section 5.7, the Company shall not, without the prior written approval of the Investor, (a) amend or waive any of the Tender Conditions or (b) otherwise amend any of the material terms and conditions contained in the Offer to Purchase. The Controlling Shareholder shall cause ECC not to, without the prior written approval of the Investor, amend or waive any of the material terms and conditions contained in the Exchange Offer.

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5.6 Confidentiality. The Parties shall, and shall cause their respective Affiliates and their respective Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the terms of this Agreement, the Transactions and the other agreements contemplated thereby and all information furnished to each such Recipient in connection with or relating thereto or otherwise make any publicity release, announcement or other communication, of any kind and by any means, concerning the foregoing without advance written approval of the other Party. The preceding sentence shall not apply to information that (i) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient by the Company or any other Party; (iii) becomes available to such Recipient on a non-confidential basis from a source other than the Company or any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (iv) is independently developed by such Recipient without reference to confidential information received from the Company or any other Party; (v) is required to be disclosed by applicable Law or legal process, provided that any Recipient disclosing pursuant to this clause (v) shall use commercially reasonable efforts to notify the other Party at least five days prior to such disclosure (other than with respect to disclosure on Schedule 13D) so as to allow such other Party an opportunity to protect such information through protective order or otherwise; (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such Recipient or any of its Affiliates are listed or traded; (vii) is required to be disclosed in connection with the receipt of the rating of any securities (including debt securities) from a ratings agency; or (viii) is disclosed by a Party to such Party’s legal, accounting and other professional representatives.

5.7 Tender Offeror. Notwithstanding anything to the contrary in the Agreement, the Parties acknowledge and agree that, at the election of the Company, the Offer to Purchase may be made by Mergerco rather than the Company or the Company can assign to Mergerco its rights to purchase under the Offer to Purchase; provided that no such assignment shall relieve the Company of its obligations hereunder. In such event, the Tender Conditions shall reflect that MergerCo is the Offeror or purchaser, as applicable. Alternatively, if the Company is the Offeror and does not so assign its rights to purchase, then immediately prior to the Back-End Merger, the Company shall contribute to Mergerco all shares of ECC Common Stock purchased by it in the Tender Closing.

5.8 Obligations of the Controlling Stockholder. The parties acknowledge and agree that the Controlling Stockholder is executing this Agreement solely in his capacity as a holder of ECC Common Stock. Nothing in this Agreement shall limit or affect any actions taken or not taken by the Controlling Stockholder in his capacity as a director or officer of ECC or any of its subsidiaries, or in any way to diminish or restrict his ability to exercise his fiduciary duties with respect thereto in any such capacity.

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ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION OF

THE INVESTOR TO CLOSE

The obligation of the Investor to enter into and complete the Closing is subject to the fulfillment on the Closing Date of the following conditions, any one or more of which may be waived by the Investor:

6.1 Representations and Covenants. (a) The representations and warranties of the Company contained in Sections 3.1, 3.4, 3.16(b) and 3.19 shall be true and correct in all respects; and (b) all remaining representations and warranties of the Company contained in Article III shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of both clauses (a) and (b), on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times; provided, however, that for purposes of determining the satisfaction on the Closing Date of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality, material adverse effect or knowledge. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. The Company shall have delivered to the Investor a certificate, dated the date of the Closing and signed by an officer of the Company, to the foregoing effect.

6.2 No Orders. No Order issued by any Governmental Body preventing, enjoining, restraining or prohibiting the consummation of the Transactions shall be in effect. No litigation shall have been commenced or, to the Knowledge of the Company or the Knowledge of Alden threatened by any Governmental Body seeking to enjoin, delay or impede the Transactions or any of the benefits thereof. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits or makes illegal consummation of the Transactions.

6.3 Tender Conditions. All of Tender Conditions (other than the condition in clause (vi) thereof that Alden delivers the amounts due hereunder) shall have been satisfied or waived by the Person or Persons entitled to waive the same, with the consent of the Investor, and the Company shall have accepted all shares tendered therein.

6.4 Employment Agreement. The Controlling Stockholder continues to work as Chief Executive Officer of ECC.

6.5 Articles Amendments. The Articles Amendments shall have been approved by the holders of 66 2/3% of the outstanding ECC Preferred Stock, and ECC shall have filed such Articles Amendments with the Secretary of State of the State of Indiana.

6.6 Opinion. The Company shall have delivered the Opinion to the Investor.

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6.7 Merger Agreement. The Merger Agreement shall have been executed and delivered by the parties thereto.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligation of the Company to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

7.1 Representations and Covenants. (a) The representations and warranties of the Investor and Alden contained in Sections 4.1, 4.5 and 4.8 shall be true and correct in all respects; and (b) all remaining representations and warranties of the Investor and Alden contained in Article IV shall be true and correct in all material respects, in the case of both clauses (a) and (b), on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times provided, however, that for purposes of determining the satisfaction on the Closing Date of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality; and provided, further, that for purposes of determining the satisfaction on the Closing Date of clause (b), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of any such representations and warranties to be so true and correct would reasonably be likely to have a materially impair the Investor’s ability to consummate the Transactions. The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Investor on or prior to the Closing Date. The Investor shall have delivered to the Company a certificate, dated the date of the Closing and signed by an officer of the Investor, to the foregoing effect.

7.2 No Orders. No Order issued by any Governmental Body preventing, enjoining, restraining or prohibiting the consummation of the Transactions shall be pending, threatened or in effect. No litigation shall have been commenced or, to the Knowledge of the Company, threatened by any Governmental Body seeking to enjoin, delay or impede the Transactions or any of the benefits thereof. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits or makes illegal consummation of the Transactions.

7.3 Tender Conditions. All of the Tender Conditions shall have been satisfied or waived by the Person or Persons entitled to waive the same.

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ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may not be terminated prior to the Closing, except as follows:

(a) by mutual agreement of the Investor and the Company;

(b) at the election of the Investor or the Company upon prior written notice, if (i) the Company has not commenced the Tender Offer or (ii) ECC has not commenced the Exchange Offer, in each case as of the close of business on the date which is ten (10) Business Days after the date hereof (the “Early Termination Date”);

(c) at the election of the Investor or the Company upon prior written notice, if any one or more of the conditions set forth in Article VI or Article VII respectively (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled as of the close of business on September 24, 2010 (the “Outside Date”); provided, however, that the Party whose conduct substantially results in the failure of such condition to be fulfilled may not be the terminating Party;

(d) at the election of the Investor or the Company upon prior written notice, if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become non-appealable;

(e) at the election of the Company or the Investor, upon prior written notice, if there has been a material inaccuracy in or material breach by the other Party of any representation or warranty, or material breach or failure to perform of any covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto (i) that would result in a failure of the conditions set forth in Section 6.1 or 7.1, as applicable, and is incapable of being cured by the Outside Date or (ii) in the case of any other breach or failure to perform, is not cured by the earlier to occur of the Outside Date and within 30 days following written notice thereof (which notice shall include such Party’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination); provided, however, that the breaching Party may not be the terminating Party; or

(f) at the election of the Company if, as a result of the action or inaction by the Investor, the Closing shall not have occurred on or prior to the date that is two (2) Business Days following the date on which all of the conditions to Closing set forth in Articles VI and VII have been satisfied or, in the case of Article VII, waived by the Company.

8.2 Survival After Termination. If this Agreement terminates pursuant to Section 8.1 and the transactions contemplated hereby are not consummated,

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(a) this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party on account of the nonsatisfaction of the conditions set forth in Article VI or Article VII resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another Party under this Agreement; and

(b) notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.6, this Section 8.2 and Article X shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Company. (a) The Company shall indemnify the Investor, its Affiliates and each of their respective Representatives and ultimate beneficial owners (each, an “Investor Indemnified Party”) against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such Investor Indemnified Party is not entitled to such indemnification), arising from, in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of the Company contained in this Agreement or any document delivered in connection herewith or therewith;

(ii) any failure by the Company or the Controlling Stockholder to perform any covenant, agreement, obligation or undertaking contained in this Agreement; and

(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.

(b) Notwithstanding any other provision of this Article IX, the Company shall not have any liability:

(i) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.1(a) for any Loss unless the aggregate amount of such Losses for which indemnification would otherwise be available exceeds $7,500,000 (the “Deductible Amount”), in which case the entire amount of such Losses shall be indemnifiable hereunder; provided, however, that the Deductible Amount shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 3.1, 3.4 and 3.19 (the “Seller Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of the Company or the Controlling Stockholder;

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(ii) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.1(a) for any Loss with respect to any individual item or series of related items of Loss that is of an amount less than $25,000 (which amount shall be an aggregate amount in the case of any series of related items of Loss) and no such item or series of related items, as the case may be, shall be applied toward the calculation of whether the aggregate of all Losses incurred by such Investor Indemnified Party exceeds the Deductible Amount; or

(iii) after Closing under Section 9.1(a) for any Loss arising from, in connection with or otherwise with respect to any breach of any representation, warranty or covenant that would have resulted (or would have been deemed to have resulted as agreed by the other parties in a notice delivered at or prior to Closing, provided the Company gives Alden notice of such breach at least two (2) Business Days prior to Closing) in non-satisfaction of a condition to Closing contained in Section 6.1.

(c) For purposes of this Article IX and for purposes of determining whether an Investor Indemnified Party is entitled to indemnification pursuant to this Section 9.1, any inaccuracy in or breach of any representation or warranty made by the Company contained in this Agreement or in any document delivered herewith shall be determined without regard to any materiality qualifications set forth in such representation or warranty or in any document delivered in connection herewith, and all references to the terms “material”, “materially”, “materiality” “Company Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

9.2 Indemnification by the Investor. (a) The Investor shall, and Alden shall provide sufficient funds to the Investor to, indemnify the Company against, and agree to hold it harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such indemnified party is not entitled to such indemnification), for or on account of or arising from or in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of the Investor contained in this Agreement or any document delivered in connection herewith or therewith;

(ii) any failure by the Investor to perform any covenant, agreement, obligation or undertaking contained in this Agreement; and

(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.

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(b) Notwithstanding any other provision of this Article IX, the Investor shall not have any liability:

(i) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.2(a) for any Loss unless the aggregate amount of such Losses for which indemnification would otherwise be available exceeds the Deductible Amount, in which case the entire amount of such Losses shall be indemnifiable hereunder; provided, however, that the Deductible Amount shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 4.1, 4.5, 4.7 and 4.8 (the “Investor Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of the Investor;

(ii) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.2(a) for any Loss with respect to any individual item or series of related items of Loss that is of an amount less than $25,000 (which amount shall be an aggregate amount in the case of any series of related items of Loss) and no such item or series of related items, as the case may be, shall be applied toward the calculation of whether the aggregate of all Losses incurred by the Company exceeds the Deductible Amount; or

(iii) after Closing under Section 9.2(a) for any Loss arising from, in connection with or otherwise with respect to any breach of any representation, warranty or covenant that would have resulted (or would have been deemed to have resulted as agreed by the other parties in a notice delivered at or prior to Closing, provided Alden gives the Company notice of such breach at least two (2) Business Days prior to Closing), in non-satisfaction of a condition to Closing contained in Section 7.1.

(c) For purposes of this Article IX and for purposes of determining whether the Company is entitled to indemnification pursuant to this Section 9.2, any inaccuracy in or breach of any representation or warranty made by the Investor contained in this Agreement or in any document delivered herewith, other than the representation and warranty contained in Section 3.16(b), shall be determined without regard to any materiality qualifications set forth in such representation or warranty or in any document delivered in connection herewith, and all references to the terms “material”, “materially”, “materiality” “material adverse effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

9.3 Termination of Indemnification. Except with respect to any fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of any Party, such Party’s obligations to indemnify and hold harmless any other Party pursuant to Section 9.1(a)(i) and, as it relates thereto, Section 9.1(a)(iii) (other than with respect to the Seller Specified Representations) or 9.2(a)(i) and, as it relates thereto, Section 9.2(a)(iii) (other than with respect to the Investor Specified Representations) shall terminate on June 30, 2011; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable indemnified party shall have, before the expiration of such period, previously made a claim by delivering a notice of such claim pursuant to Section 9.4 to the applicable indemnifying party. Any other obligation to indemnify and hold harmless

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any party shall terminate upon the expiration of the relevant statute of limitations, taking into account extensions thereof; provided, however, that such obligations shall not terminate with respect to any item as to which the applicable indemnified party has, as of the expiration of the relevant period, taking into account extensions thereof, a pending suit against the applicable indemnifying party.

9.4 Procedures.

(a) Third Party Claims. If a claim by a third party is made against a party hereto or any of its Affiliates (the “indemnified party”) in respect of, arising out of or involving a matter for which the indemnified party is entitled to be indemnified by another Party (the “indemnifying party”) pursuant to this Article IX (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 Business Days following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. Notwithstanding the foregoing, the indemnifying party shall bear the reasonable fees, costs and expenses of one such separate counsel to the indemnified party in each jurisdiction (and shall pay such fees, costs and expenses as incurred), if the defendants in, or targets of, any such action or proceeding include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party or that representation by the same counsel may be a conflict of interest (in which case the indemnifying party shall not have the right to direct the defense of such action or proceeding on behalf of the indemnified party). If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material

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provided hereunder. The indemnified party (A) shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party, and (B) shall not enter into any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. In the case of any Third Party Claim referred to in the immediately preceding sentence, if such equitable relief or other relief portion of such Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion of such Third Party Claim relating to money damages.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.1 or 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Section 9.3, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.1 or 9.2, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure.

ARTICLE X

MISCELLANEOUS

10.1 Expenses.

(a) Transaction Expenses shall be reimbursable as follows:

(i) Upon the Closing, the Company shall promptly reimburse the Investor and the Controlling Stockholder for their Transaction Expenses incurred prior to the Closing; provided that the Company shall not be required to reimburse Investor’s Transaction Expenses for any amount in excess of $1,000,000;

(ii) If this Agreement is terminated by the Investor in accordance with Section 8.1(e), the Company shall, and the Controlling Stockholder shall cause the Company to, reimburse the Investor for the Investor’s Transaction Expenses, in amount not to exceed $1,000,000, in the aggregate; or

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(iii) If this Agreement is terminated in accordance with Section 8.1 for any reason other than as described in Section 10.1(a)(ii), the Transaction Expenses shall be borne by the Party incurring such fees or expenses.

(b) “Transaction Expenses” means with respect to the Investor or the Controlling Stockholder, all reasonable and documented out of pocket fees and expenses incurred by such party in connection with the preparation, execution and performance of this Agreement and the consummation of the Transactions, including reasonable and documented fees and expenses of counsel and, with respect to the Controlling Stockholder, the expenses set forth on Annex 10.1(b); provided that Transaction Expenses shall not include any commitment, arrangement, finder or similar financing fees or expenses, which shall be borne by the party incurring such fees or expenses (other than the expenses set forth on Annex 10.1(b)).

10.2 Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the Transactions, each Party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other Parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled. Notwithstanding anything herein to the contrary, in no event shall, (a) the Investor be liable for damages in connection with any breach or violation of this Agreement in excess of an amount equal to the difference of the Purchase Price and the amount actually funded by the Investor pursuant to this Agreement or (b) other than amounts payable pursuant to Section 10.1(a)(ii), the Company be liable for damages in connection with any breach or violation of this Agreement in excess of the amount actually funded by the Investor pursuant to this Agreement.

10.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt (except if such facsimile is not received during regular business hours, then the Business Day following the date of receipt), (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 10.3 by the Party to receive such notice:

(a)	if to Alden or the Investor, to:

c/o Alden Global Capital 885 Third Avenue New York, NY 10022 Attention: Jim Plohg Facsimile: (212) 702-0145

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Stephen M. Banker Facsimile: (917) 777-2760

(b)	if to the Company, to:

JS Acquisition, LLC c/o James A. Strain Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, Indiana 46204 Facsimile: (317) 713-3699

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
	Attention: Facsimile:	James M. Dubin Kelley D. Parker (212) 757-3990

(c)	if to the Controlling Stockholder, to:

Jeffrey H. Smulyan c/o James A. Strain Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, Indiana 46204 Facsimile: (317) 713-3699

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
	Attention: Facsimile:	James M. Dubin Kelley D. Parker (212) 757-3990

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10.4 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Operating Agreement, the Registration Rights Agreement, the Rollover Agreement and the Distribution Letter and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contains the entire agreement among the Parties with respect to Securities Purchase and supersedes all prior agreements, written or oral, with respect thereto.

10.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Investor and the Company or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

10.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties, except that Alden and the Investor shall be permitted to assign, in their sole discretion, any or all of their respective rights, interests or obligations under this Agreement to any Affiliate thereof, but no such assignment shall relieve Alden or the Investor of its obligations hereunder.

10.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any capitalized term used in any Exhibit or Annex but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and the phrase shall not mean simply “if”. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

10.9 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The table of contents, index of defined terms and Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.10 Interpretation. The Parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are

37

resolved against the drafting Party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

10.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable (a) the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

10.12 Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

10.13 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any Party.

10.14 No Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

10.15 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York or if jurisdiction is not available in such court, any court sitting in New York County, New York, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

38

Any and all service of process and any other notice in any such claim shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Party as herein provided. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 10.15(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 10.15(b) AND THIS SECTION 10.15(c).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P. (solely with respect to Sections 2.3, 5.2, 5.3, 5.4, 5.5 and 5.8, and Article IV, Article IX and Article X)

By:	/s/ Jim Plohg
Name:	Jim Plohg
Title:	Authorized Signatory

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P. (solely with respect to Sections 2.3, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article IV, Article IX and Article X)

By:	/s/ Jim Plohg
Name:	Jim Plohg
Title:	Authorized Signatory

[Signature Page to the Securities Purchase Agreement]

ALDEN MEDIA HOLDINGS, LLC

By:	/s/ Jim Plohg
Name:	Jim Plohg
Title:	Vice President

JS ACQUISITION, LLC

By:	/s/ Jeffrey M. Smulyan

JEFFREY M. SMULYAN
(solely with respect to Sections 2.3, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article X)

By:	/s/ Jeffrey M. Smulyan

[Signature Page to the Securities Purchase Agreement]

ANNEX 5.4(a)

INVESTOR ECC SHARES

	ECC Class A Common Stock	ECC Preferred Stock
Alden Global Distressed Opportunities Master Fund, L.P.	1,406,500	1,162,737

(1)	Alden and its Affiliates disclaim any beneficial ownership in securities that may be referenced in cash-settled equity swap contracts or that may be held from time to time by any counterparties to the contracts.

“Investor ECC Shares” shall not include any Controlling Stockholder ECC Shares as set forth on Annex 5.4(b), which Alden and its Affiliates may be deemed to beneficially own

Annex 5.4(a) – Page 1

ANNEX 5.4(b)

CONTROLLING STOCKHOLDER ECC SHARES

	ECC Class A Common Stock		ECC Class B Common Stock
Jeffrey H. Smulyan	29,752.0745	(1)	4,930,680	(2)
The Smulyan Family Foundation	30,625	(3)	0
Controlling Stockholder Options	97,565	(4)	1,170,796	(5)

(1)	Consists of (i) 5,877.0745 shares of ECC Class A Common Stock held in the Controlling Stockholder’s 401(k) Plan, (ii) 9,755 shares of ECC Class A Common Stock held by the Controlling Stockholder individually, (iii) 11,120 shares of ECC Class A Common Stock held by the Controlling Stockholder as trustee for his children and (iv) 3,000 shares of ECC Class A Common Stock held by the Controlling Stockholder as trustee for his niece.

(2)	Consists of 4,930,680 shares of ECC Class B Common Stock held by the Controlling Stockholder individually.

(3)	Consists of 30,625 shares of ECC Class A Common Stock held by The Smulyan Family Foundation, as to which the Controlling Stockholder shares voting and dispositive control.

(4)	Consists of options to purchase 97,565 shares of Class A Common Stock held by the Controlling Stockholder directly.

(5)	Consists of options to purchase 1,170,796 shares of Class B Common Stock held by the Controlling Stockholder directly.

“Controlling Stockholder ECC Shares” shall not include any Investor ECC Shares as set forth on Annex 5.4(a), which the Controlling Stockholder and its Affiliates may be deemed to beneficially own.

Annex 5.4(b) – Page 1

EXHIBIT A

ARTICLES OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EMMIS COMMUNICATIONS CORPORATION

The undersigned officer of Emmis Communications Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law, as amended, (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

SECTION 1: The date of incorporation of the Corporation is July 17, 1986.

SECTION 2: The name of the Corporation following this amendment to the Articles of Incorporation is “Emmis Communications Corporation”.

ARTICLE I

Amendments

SECTION 1: Section 7.2 of Exhibit A to the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

“INTENTIONALLY OMITTED.”

SECTION 2: Section 9(g) of Exhibit A to the Second Amended and Restated Articles of Incorporation shall be amended by adding the following to the end of such subsection:

“Notwithstanding the foregoing, with respect to the merger of JS Acquisition, Inc., an Indiana corporation, with and into the Corporation (the “JS Merger”), at the effective time of the JS Merger (i) each share of Preferred Stock held by [Alden Global Capital] or its affiliates (“Alden Preferred Stock”) shall convert automatically into 12% Senior Subordinated Notes due 2017 issued by the Corporation (the “New Notes”), at a rate of $600 principal amount of New Notes per $1,000 of liquidation preference of shares of Preferred Stock, excluding accrued and unpaid dividends and (ii) each share of Preferred Stock (other than Alden Preferred Stock) that is outstanding at the effective time of the JS Merger shall convert automatically into the right to receive an amount equal to (A) the number of shares of Class A Common Stock into which each such share of Preferred Stock could be converted immediately prior to the effective time of the JS Merger, multiplied by (B) the consideration into which a share of Class A Common Stock is converted in the JS Merger.”

SECTION 3: Section 11 of Exhibit A to the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety.

ARTICLE II

Date of Adoption

The amendments were adopted on             , 2010.

ARTICLE III

Manner of Adoption and Vote

The shareholders of the Corporation entitled to vote in respect to the amendments adopted the proposed amendment. The amendment was adopted by a vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

Class	Class A Common	Class B Common	6.25% Series A Cumulative Convertible Preferred

Shares entitled to vote

Number of shares represented at the meeting

Shares voted in favor

Shares voted against

ARTICLE IV

Compliance with Legal Requirements

The manner of adoption of these Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements included herein are true, this     day of             , 2010.

Emmis Communications Corporation

[NAME]
[Title]

EXHIBIT B

FORM OF AMENDED AND RESTATED OPERATING AGREEMENT

AMENDED AND RESTATED

OPERATING AGREEMENT

of

JS ACQUISITION, LLC

by and between

ALDEN MEDIA HOLDINGS, LLC,

JEFFREY H. SMULYAN,

JS ACQUISITION, LLC

and

CERTAIN OTHER PARTIES

Dated as of             , 2010

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE AFORESAID ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF AFORESAID ACT AND SUCH LAWS.

i

ARTICLE VII ALLOCATIONS		21
7.1	General	21
7.2	Other Allocation Provisions	22
7.3	Allocations for Income Tax Purposes	24

ARTICLE VIII DISTRIBUTIONS		25
8.1	Distributions	25
8.2	Tax Withholding; Withholding Advances	26
8.3	Limitations on Distributions	26
8.4	Reserves	27
8.5	Distribution Demands	27
8.6	Distribution of ECC Shares	27

ARTICLE IX TRANSFER RESTRICTIONS; LIQUIDITY RIGHTS		27
9.1	General Restrictions on Transfers	27
9.2	Restrictions on Transfers by Members	29
9.3	Exceptions to Transfer Restrictions	29
9.4	Tag-Along Rights	30
9.5	Drag-Along Rights	31
9.6	Right of First Offer	32
9.7	Buy/Sell Agreement	34
9.8	Put and Call Rights	37
9.9	Ownership Restrictions	40

ARTICLE X ADDITIONAL MATTERS		43
10.1	Adjustment of Alden Percentage Interest	43
10.2	IPO; Registration Rights	46
10.3	Series A Redemption	47
10.4	Credit Agreement Refinancing and Refinancing Redemption	47
10.5	Exchanged ECC Shares	48
10.6	Subordinated Notes	48
10.7	Key-Man Policy	48
10.8	Member Loans	49

ARTICLE XI INDEMNIFICATION		49
11.1	Indemnification by the Company	49
11.2	Survival	51

ARTICLE XII DISSOLUTION AND TERMINATION		51
12.1	Withdrawal of Members	51
12.2	Dissolution of Company	52
12.3	Distribution in Liquidation	52
12.4	Final Reports	53
12.5	Rights of Members	53
12.6	Deficit Restoration	54
12.7	Termination	54

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ARTICLE XIII CONFIDENTIALITY; PUBLICITY		54
13.1	Confidentiality; Publicity	54

ARTICLE XIV MISCELLANEOUS		55
14.1	Further Instruments	55
14.2	Notices	55
14.3	Entire Agreement	56
14.4	Amendment and Wavier	56
14.5	Governing Law	57
14.6	Binding Effect; Assignment	57
14.7	Usage	57
14.8	Articles and Sections	57
14.9	Interpretation	57
14.10	Severability of Provisions	58
14.11	Counterparts	58
14.12	No Personal Liability	58
14.13	No Third Party Beneficiaries	58
14.14	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	58

Annexes
Annex 3.5(g)	Affiliate Arrangements
Annex 6.1(c)	Ownership Interests
Annex 6.2(d)	Capital Accounts
Annex 9.7(g)	Buy/Sell Financing
Annex 9.8(f)	Put/Call Financing
Annex 14.2(c)	Other Member Notice

Exhibits
Exhibit A	Form of Junior Subordinated Notes Indenture
Exhibit B	Form of Seller Note
Exhibit C	Form of Senior Subordinated Notes Indenture

iii

AMENDED AND RESTATED

OPERATING AGREEMENT

OF JS ACQUISITION, LLC

Amended and Restated Operating Agreement (this “Agreement”) of JS Acquisition, LLC, an Indiana limited liability company (the “Company”) , dated as of             , 2010, by and between Alden Media Holdings, LLC, a Delaware limited liability company (“Alden”), Jeffrey H. Smulyan, an individual (“Smulyan”) and the other parties designated as “Other Members” on the signature pages hereto (the “Other Members” and, together with Alden, Smulyan and any other Person who hereinafter becomes a party as a “Member” hereto, the “Members”), and the Company.

WHEREAS, the Company (a) was formed as a limited liability company on May 3, 2010 pursuant to and in accordance with the laws of the State of Indiana pursuant to the filing of articles of organization in the office of the Secretary of State of the State of Indiana and (b) adopted the Operating Agreement of the Company, dated as of May 6, 2010 (the “Initial Operating Agreement”), pursuant to which Smulyan owned all of the ownership interests in the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company issued to Alden, and Alden purchased from the Company, (i) Series A Preferred Interests (as defined below) and (ii) Common Interests (as defined below) having a Percentage Interest (as defined below) as described on Annex 6.1(c) hereto, pursuant to the Securities Purchase Agreement, dated as of May 24, 2010, between Alden, the Company and, for purposes specified therein, Smulyan and the Other Members (the “Securities Purchase Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Other Members contributed to the Company shares of Class A Common Stock, par value $0.01 per share, of Emmis Communications Corporation, an Indiana corporation (“ECC”), and, in exchange for such contribution, the Company issued Common Interests to the Other Members having a Percentage Interest as described on Annex 6.1(c) hereto, pursuant to the Rollover Agreement, dated as of May 24, 2010, by and among the Company and the Other Members (the “Rollover Agreement”);

WHEREAS, after giving effect to such issuances, Smulyan shall own Common Interests having a Percentage Interest as described on Annex 6.1(c) hereto; and

WHEREAS, the Members and the Company desire to amend and restate in its entirety the Initial Operating Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Alden Members” means Alden and any of its Permitted Transferees that own Ownership Interests.

“Applicable Federal Rate” means, as of such date, the applicable federal rate for short-term obligations as published by the Internal Revenue Service.

“Back-End Merger” means the merger of ECC and Mergerco whereby ECC shall be the surviving corporation thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by law to close.

“Capital Contribution” means, with respect to any Member, the amount of cash or the Fair Market Value of any assets contributed from time to time to the Company with respect to the Ownership Interests held by such Member pursuant to the provisions of this Agreement.

“Change of Control Event” shall mean (a) the death of Jeffrey H. Smulyan, (b) as a result of incapacity due to physical or mental illness, Jeffrey H. Smulyan having been absent from full-time performance of his duties as Chairman and Chief Executive Officer of the Company, ECC or Emmis Operating Company (or their respective successors following any restructuring thereof) for a period of six (6) consecutive months, (c) the termination of Jeffrey H. Smulyan’s employment with Emmis Operating Company (or to the extent Emmis Operating Company is no longer the primary operating entity with respect to the business of the Company and its Subsidiaries, such successor primary operating entity), or (d) any other material and adverse reduction (other than those described in clause (a), (b), or (c) or vacation in the ordinary course) in the position, duties and responsibilities of Jeffrey H. Smulyan with respect to the Emmis

Operating Company (or to the extent Emmis Operating Company is no longer the primary operating entity with respect to the business of the Company and its Subsidiaries, such successor primary operating entity); provided, that, in the case of clause (d), any Member asserting that a Change of Control Event has occurred shall provide the Company notice thereof and the Company shall be entitled to a period of up to 10 Business Days to cure such alleged Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Common Interests” means Common Interests of the Company representing the right to participate in any Distribution pursuant to Section 8.1(a)(iv) in accordance with the Percentage Interest attributable to such Common Interests.

“Controlling Members” means the Smulyan Members or any other Member that owns Common Interests having an aggregate Percentage Interest in excess of 50%; provided that the Alden Members shall not become Controlling Members as a result of the Common Interests held by them (including under Section 10.1) prior to the seventh anniversary of the Effective Date or except as provided in the next sentence. For the avoidance of doubt, the Smulyan Members shall remain Controlling Members even if the collective Percentage Interests of the Common Interests held by them is not in excess of 50% and another Person (including the Alden Members) shall only be considered a Controlling Member if (i) the Smulyan Members transfer Common Interests to such Person such that such Person holds Common Interests having an aggregate Percentage Interest in excess of 50% (it being understood that any increases of the Alden Percentage Interest as a result of adjustments pursuant to Section 10.1 shall not be considered a transfer for such purpose) or (ii) after the seventh anniversary of the Effective Date, the Alden Members own Common Interests having an aggregate Percentage Interest in excess of 50%.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement by and among ECC, Emmis Operating Company and Bank of America, N.A., as administrative agent for itself and other Lenders, dated November 2, 2006, as amended through the date hereof.

“Distributed ECC Shares” means, with respect to any Preferred Proceeds, a number of ECC Non-Voting Shares, or fractions thereof, as equals (x) a fraction, the numerator of which is amount of such Preferred Proceeds and the denominator of which is the Fair Market Value of all issued and outstanding ECC Non-Voting Shares as determined by the Board multiplied by (y) the number of issued and outstanding ECC Non-Voting Shares at the time of such distribution; provided, that such number of Distributed ECC Shares shall be adjusted as may be necessary to avoid any FCC or regulatory filings as would result upon their distribution to holders of Series A Preferred Interests.

“Distribution Letter” means that certain letter agreement, by and among ECC, the Company, Smulyan and Alden, dated as of May 24, 2010.

“ECC” means Emmis Communications Corporation, an Indiana corporation.

“Effective Date” means the date hereof.

“Emmis Operating Company” means Emmis Operating Company, an Indiana corporation and a wholly-owned Subsidiary of ECC.

“Exchanged ECC Shares” means, with respect to any Series A Preferred Interests to be exchanged pursuant to Section 10.5, a number of ECC Non-Voting Shares which, in the aggregate, have a Fair Market Value, after taking into account the issuances thereof, equal to the Liquidation Preference of such Series A Preferred Interests to be exchanged.

“Exchanged Preferred Unrecovered Capital” means the Preferred Unrecovered Capital attributable to any Series A Preferred Interests exchanged for Exchanged ECC Shares.

“Fair Market Value” of any asset of the Company as of any date means the fair market value of such asset as of such date, with the fair market value of the type of assets described below being determined as follows:

(a) Securities listed on one or more of the New York Stock Exchange or the American Stock Exchange (each a “National Securities Exchange”) shall be valued at their last reported sales prices on the date of determination (or if the date of determination is not a Business Day, on the last Business Day immediately prior to such date of determination). If no such sales of such Securities occurred on such date, such Securities shall be valued at the mean of the last “bid” and “ask” prices on the date of determination on the National Securities Exchange which has the highest average daily volume for such Security over the last 60 days on or prior to the date of determination (or, if the date of determination is not a date upon which such National Securities Exchange was open for trading, on the last prior date on which such National Securities Exchange was so open);

(b) Securities which are not listed on a National Securities Exchange shall be valued at a price equal to (i) in the case of Securities designated as a National Market System Security under Rule 11Aa2-1 of the Securities Exchange Act of 1934, as amended, and traded on the NASDAQ, its last sales price on the date of determination on the NASDAQ (or, if the date of determination is not a date upon which the NASDAQ is open for trading, on the last prior date on which the NASDAQ was so open), or (ii) in the case of other Securities, the mean of the last “bid” and “ask” prices on the date of determination as reported by the NASDAQ or as reported in the “pink sheets” published by the National Daily Quotation Service; and

(c) Any investment that cannot be reliably valued using the principles set forth above (a “Fair Value Instrument”) will be marked at its fair value,

based upon an estimate made by the Board, using what the Board believes, in its discretion, to be appropriate techniques consistent with market practices for the relevant type of investment fair valuation in this context depends on the facts and circumstances of the particular investment, including but not limited to prevailing market and other relevant conditions, and refers to the amount for which a financial instrument could be exchanged between knowledgeable, willing parties in an arm’s length transaction. Fair value is not the amount that an entity would receive or pay in a forced transaction or involuntary liquidation.

The process used to estimate a fair value for an investment may include a single technique or, where appropriate, multiple valuation techniques, and may include, without limitation and in the discretion of the Board, the consideration of one or more of the following factors, to the extent relevant: (i) broker/dealer quotations, (ii) the cost of the investment, (iii) a review of comparable sales (if any), (iv) a discounted cash flow analysis, (v) an analysis of cash flow multiples, (vi) a review of third-party appraisals, (vii) other material developments in the investment and (viii) other factors. For each Fair Value Instrument, the Board will endeavor to obtain quotes from broker-dealers that are market makers in the related asset class or lending agents and/or pricing services.

With respect to any Fair Value Instruments valued by the Board, not less than two times per year, an independent third-party valuation service shall be engaged to review, analyze and approve any fair valuations.

This paragraph (c) will not apply to (i) any determination of the value of the Company or any Ownership Interests in the Company or (ii) any determination of the Fair Market Value of any ECC Non-Voting Shares, as to which the fair market value shall be determined upon a reasonable basis and in good faith by the Board.

Any determination of the Fair Market Value or of the fair market value of an asset of the Company made in good faith by the Board in accordance with the above shall be binding on the Members for all purposes of this Agreement.

“Family Member” means, with respect to a Person, a member of such Person’s immediate family, which shall include his spouse, siblings, children or grandchildren.

“FCC” means the Federal Communications Commission.

“Junior Subordinated Notes” means 15% Junior Subordinated Notes due 2017 of ECC, to be issued pursuant to an Indenture in the form set forth on Exhibit A attached hereto, which will be executed prior to the issuance of such Notes pursuant to the Distribution Letter.

“Liquidation Preference” means, with respect to any Series A Preferred Interests as of any such date, the amount distributable with respect to such Series A

Preferred Interests pursuant to Sections 8.1(a)(i) and 8.1(a)(ii) (after taking into account any amounts previously distributed with respect to the Series A Preferred Interests pursuant thereto).

“Member Recourse Deduction” with respect to a Fiscal Year means a Company loss or deduction with respect to such Fiscal Year that is attributable (under Code Section 704(b) and the Treasury Regulations thereunder) to a Company liability that is recourse for purposes of Treasury Regulations §1.752-1(a)(1).

“Net Income” and “Net Loss”, respectively, for any period means the net income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company that are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (ii) if any Company asset is distributed in-kind to a Member, the difference between its Fair Market Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-l(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 7.2 shall be excluded from the computation of Net Income and Net Loss.

“Non-Controlling Members” means each of the Members other than the Controlling Members.

“Ownership Interests” means Series A Preferred Interests, Common Interests and any other class or series of ownership interests of the Company hereafter created by the Company.

“Ownership Minimum” means, with respect to the Alden Members, (a) beneficial ownership of Common Interests representing a Percentage Interest of at least 10% or (b) beneficial ownership of Series A Preferred Interests with an aggregate Preferred Unrecovered Capital in excess of $[             ].1

“Percentage Interest” means, with respect to any Member’s Common Interests, the percentage set forth next to such Member’s name on Annex 6.1(c) as may be amended from time to time to reflect new issuances, redemptions and transfers, and in any event consistent with Section 10.1.

[1]	Amount to equal 10% initial Preferred Unrecovered Capital with respect to Alden’s Series A Preferred Interests.

“Permitted Transferee” means, with respect to a specified Person, (a) any Affiliate of such Person; (b) in the case of any Member who is an individual, to (x) any Family Member of such Member or (y) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Member and/or one or more Family Members of such Member; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Ownership Interests, no Person other than such Member and/or one or more Family Members of such Member may be or may become beneficiaries, stockholders, limited or general partners or members thereof (provided that, in the case of both (a) and (b), such Person is not a Restricted Transferee, and in the case of (b), such Person provides an irrevocable voting proxy to the transferring Member and such transferring Member votes such Securities in the same manner as such Member votes Securities beneficially owned by him); (c) in the case of any Smulyan Member or Other Member, any Smulyan Member or any Other Member; and (d) in the case of any Alden Member, any Person who is an ultimate beneficial owner of such Alden Member.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Preferred Return” means a preferred return on such Member’s Preferred Unrecovered Capital equal to: (a) from the Effective Date until the second anniversary of the Effective Date, 5% per annum, (b) from and after the second anniversary of the Effective Date, 15% per annum, in each case, accruing monthly and compounding on a quarterly basis.

“Preferred Unrecovered Capital” means, with respect to any Member, the total Capital Contributions made by such Member with respect to such Member’s Series A Preferred Interests, as reflected on Annex 6.1(c) as amended from time to time to reflect payments pursuant to Section 8.1(a)(ii), reduced by the total amount distributed to such Member pursuant to Section 8.1(a)(ii).

“Prime Rate” shall mean the prime rate (the base rate on corporate loans at large U.S. money center commercial banks) as published in the Money Rates section of the Wall Street Journal or other equivalent publication if the Wall Street Journal no longer publishes such information; provided, that if more one such prime rate is published on any given day, the lowest of such published rates shall be the Prime Rate for purposes of this Agreement.

“Pro Rata Portion” shall mean, with respect to the Common Interests held by any Selling Member or Non-Selling Member that delivered such written notice, a number equal to the product of (i) the Percentage Interest proposed to be sold to a purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the Percentage Interest beneficially owned by such Selling Member or Non-Selling Member, as applicable, and the denominator of which shall be the Percentage Interest beneficially owned by all (x) Selling Members, (y) all Non-Selling Members that delivered such written notices and (z) all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Common Interests in such transaction.

“Primary Members” means (a) the Alden Members, for so long as the Alden Members maintain the Ownership Minimum, and (b) and the Smulyan Members.

“Purchase Price” has the meaning set forth for such term in the Securities Purchase Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, by and between the Company, Alden and Smulyan, dated as of the date hereof.

“Qualifying IPO” shall mean an initial public offering of securities, or the last in a series of public offerings, of a Newco, the Company, ECC, Emmis Operating Company or any of their respective Affiliates (a) which is registered under the Securities Act in which the aggregate gross cash proceeds to the entity or entities making such offering (before underwriting discounts, commissions and fees) are at least $50,000,000 (b) and the securities subject to such offering are listed on a National Securities Exchange or approved for quotation on the National Association of Securities Dealers, Inc. automated quotation system, (c) upon which all Common Interests shall have been converted into or exchanged for the type of securities subject to such offering pursuant to Section 10.2 and (d) the underwriter thereof is among the top 10 underwriters in the most recent Thomson Reuters U.S. IPO League Table (or closest equivalent thereof if no longer in publication); provided that, the minimum threshold described in clause (a) shall not apply to any offering effected in order to satisfy: (x) the Company’s obligations under clause (i) or (ii) of Section 9.7(b) or clause (i) or (ii) of Section 9.7(c), in each case, that includes all of the Common Interests then owned by the Alden Members; or (y) the Company’s obligations under Section 9.8(a) or Section 9.8(b) that includes all of the Common Interests then owned by the Put/Call Members.

“Regulation” means a Treasury Regulation promulgated under the Code.

“Securities” means any foreign or domestic “securities,” as defined in Section 2(1) of the Securities Act of 1933, as amended, or Section 3(a)(10) of the Securities Exchange Act of 1934, as amended, and shall include common or preferred stocks, limited partnership interests, limited liability company or membership interests, investment contracts, certificates of deposit, trade acceptances and trade claims, convertible securities, fixed income securities, notes or other evidences of indebtedness of other Persons, warrants, rights, synthetic securities, put and call options on any of the foregoing, other options related thereto, interests or participations therein or any combination of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Note” means a Seller Note issued by the Company or one or more of the Smulyan Members to one or more of the Alden Members, in the form set forth on Exhibit B attached hereto.

“Senior Subordinated Notes” means the 12% Senior Subordinated Notes due 2017 of ECC issued pursuant to an Indenture in the form attached hereto as Exhibit C.

“Series A Preferred Interests” means Series A Convertible Redeemable PIK Preferred Interests of the Company having the terms and conditions set forth herein.

“Smulyan Members” means Smulyan and any of his Permitted Transferees that own Ownership Interests.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Acceptance Notice	9.6(c)
Accepting Party	9.6(d)
Accreted Percentage	10.1(c)(v)
Additional Percentages	10.1(c)(v)
Adjusted Capital Account	7.2(b)
Agreement	Preamble
Alden	Preamble
Alden Common Interests	9.7(a)
Alden Common Percentage	10.1(c)(i)
Alden Common Rights	9.7(a)
Alden Directors	3.2(a)
Alden Future Rights	9.7(a)
Alden Offer	9.7(a)
Alden Percentage Interest	10.1(a)
Appraised Price	10.7
Attribution Rules	9.9(g)
Board	3.1

Term	Section
Buy/Sell Financing Period	9.7(g)
Buy/Sell Offer	9.7(a)
Buy/Sell Ratio	9.7(b)
Call Notice	9.8(a)
Call Sale	9.8(a)
Capital Account	6.2(a)
CEO	3.7(a)
Claim Notice	11.1(b)
Common Interest Issuances	10.1(c)(ii)
Common Interest Repurchase	10.1(c)(iii)
Communications Laws	9.9(a)
Company	Preamble
Credit Agreement Refinancing	10.4(a)
Deal Fee	10.4(c)
Director	3.1
Distribution	8.1(a)
Drag-Along Notice	9.5(a)
Drag-Along Sale	9.5(a)
ECC	Recitals
ECC Distribution	8.6
ECC Distribution Notice	8.6
ECC Non-Voting Shares	3.8
ECC Share Demand	8.6
ECC Voting Shares	3.8
Fiscal Year	5.1
Foreign Ownership Rules	9.9(a)
Full Price	10.1(c)(v)
HSR Act	9.4(c)
HSR Act	Recitals
Indemnitee	11.1(a)
Independent Appraiser	9.8(c)
Indiana Act	2.3
Initial Operating Agreement	Recitals
Initial Percentage	10.1(c)(iv)
Insurance Proceeds	10.7
Key-Man Policy	10.7
Liquidator	12.2(b)
Losses	11.1(a)
Media Company	9.9(g)
Member Loans	10.8(a)
Members	Preamble
Minority Common Interests	9.8(a)
Multiple Ownership Rules	9.9(g)
Negotiation Period	9.8(c)
Newco	10.2(a)

Term	Section
Non-Selling Member	9.4(a)
Offer	9.6(a)
Offer Notice	9.6(a)
Offer Percentage	9.7(a)
Offer Period	9.6(b)
Offer Price	9.6(a)
Offeree Holder	9.7(a)
Offering Holder	9.7(a)
Officers	3.7(a)
Operative Agreements	13.1
Other Members	Preamble
Party Appraiser	9.8(c)
Per Share Cash Value	8.6
Per Share Exchange Value	10.5
Preferred Proceeds	8.6
Put Notice	9.8(b)
Put Sale	9.8(b)
Put/Call Financing Period	9.8(f)
Put/Call Members	9.8(a)
Put/Call Party	9.8(c)
Put/Call Price	9.8(c)
Put/Call Sale	9.8(b)
Recipient	13.1
Redemption Note	9.9(c)(iii)
Refinancing Redemption	10.4(a)
Restricted Transferee	9.9(a)
Rollover Agreement	Recitals
Securities Purchase Agreement	Recitals
Selling Members	9.4(a)
Series A Redemption	10.3
Smulyan	Preamble
Smulyan Directors	3.2(a)
Smulyan Offer	9.7(a)
Tag-Along Sale	9.4(a)
Tax Matters Partner	5.7
Taxable Members	7.2(g)
transfer	9.1(a)
Transfer Consideration	9.6(b)
Transfer Notice	9.4(a)
Transfer Period	9.6(g)
Transfer Securities	9.6(a)
Unit Price	9.7(a)
Violation	9.9(c)
Withholding Advances	8.2(b)

ARTICLE II

THE COMPANY

2.1 Name. The name of the Company shall be JS Acquisition, LLC. The Board may change the name of the Company at any time.

2.2 Term. The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

2.3 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Indiana shall be Taft Stettinius & Hollister LLP, and the address of such registered agent and the address of the registered office of the Company in the State of Indiana shall be: Taft Stettinius & Hollister LLP, One Indiana Square, Suite 3500, Indianapolis, IN 46204, Att: James A. Strain. Such office and such agent may be changed to such place within the State of Indiana and any successor registered agent, respectively, as may be determined from time to time by the Board in accordance with the Indiana Business Flexibility Act, as amended from time to time (the “Indiana Act”).

2.4 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Indiana Act.

2.5 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.4.

ARTICLE III

MANAGEMENT AND GOVERNANCE

3.1 Board of Directors. Except as expressly provided in Section 3.5, otherwise in this Agreement or the Indiana Act, the business and affairs of the Company shall be managed, operated and controlled by the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement, no Members shall have management authority or rights over the Company and the Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Without limiting the generality of the foregoing, the Board shall have all the rights and powers that may be possessed by a manager under the Indiana Act and each director of the Board (a “Director”) shall constitute a “manager” of the Company, as defined in the Indiana Act. No individual Director in his or her capacity as such shall have the authority to act for or on behalf of the Company, to do any act that would be legally binding on the Company or to incur any obligations or liabilities for or on behalf of the Company unless expressly authorized to do so by the Board or by this Agreement.

3.2 Composition of the Board.

(a) From and after the date hereof and so long as the Alden Members maintain the Ownership Minimum, (i) the number of Directors shall be fixed at seven, (ii) Alden shall be entitled to designate two of the seven Directors; provided, that if the Alden Members own Common Interests representing a Percentage Interest of 40%, Alden shall be entitled to designate three of the seven Directors and, on or after the seventh anniversary of the Effective Date, if the Alden Members become the Controlling Member, Alden shall be entitled to designate four of the seven Directors (any such Directors designated by Alden, the “Alden Directors”) and (iii) the Smulyan Members shall be entitled to designate all remaining Directors (the “Smulyan Directors”); provided, further, that, notwithstanding the foregoing, if the Alden Members are the Controlling Members, (x) (1) if the Smulyan Members own Common Interests representing a Percentage Interest of less than 40% but greater than or equal 10%, the Smulyan Members shall only be entitled to designate two directors and (2) if the Smulyan Members own Common Interests representing a Percentage Interest of less than 10%, the Smulyan Members shall not have any rights to designate any Director and (y) in the case of each of clause (1) or (2), Alden shall be entitled to designate the remaining Directors. The removal from the Board (with or without cause) of any Director designated by a Member shall be at such Member’s written request, and only upon such written request and under no other circumstances; provided, however that (i) each of Alden or the Smulyan Members shall cause Directors to resign if necessary to effect the appropriate number of Directors as specified above and (ii) in the event of a Director’s conviction of, or entering into a guilty or nolo contendre plea to, a felony involving (A) moral turpitude or (B) dishonesty, fraud, theft or embezzlement involving the Company, ECC or any of their Affiliates or Subsidiaries, such Director shall be removed by the Board, whether or not such Director is an Alden Director or Smulyan Director, and Alden and the Smulyan Members shall cause their respective designees on the Board to vote for such removal. In the event that a vacancy is created at any time upon the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by a Member, such Member shall be entitled to designate the replacement for such Director.

(b) So long as the Alden Members maintain the Ownership Minimum, at least one Alden Director shall be a member of every committee of the Board.

(c) From and after the date that the Alden Members no longer maintain the Ownership Minimum, Alden shall not have any rights to designate any Director.

(d) The initial Smulyan Directors shall be Jeffrey H. Smulyan, Gary Kaseff, Richard Leventhal, Patrick Walsh and Greg Nathanson and the initial Alden Directors shall be Heath Freeman and Joe Fuchs. Jeffrey H. Smulyan shall be the initial Chairman of the Board.

3.3 Meetings.

(a) The Board shall hold regular meetings, which shall be held on such dates and at such times and places as may be designated from time to time by the Board. No notice of regular meetings of the Board shall be required, unless the dates, times or places of such meetings have been changed, in which case notice of any such meeting shall be given as if it were a special meeting.

(b) A special meeting of the Board may be called upon the request of any Director. Written notice of a special meeting of the Board shall be sent or otherwise given to each Director not less than twenty-four hours before the time and date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at a special meeting other than such business as specified in the notice of such special meeting.

(c) Any Director may be represented at a meeting of the Board by another Director by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the Director giving the proxy, addressed to the Board and delivered prior to the commencement of the meeting or may participate by telephone conference call.

3.4 Quorum; Voting. A quorum of the Board will consist of Directors representing at least a majority of all votes of the Directors entitled to be cast as of such time (including any votes which are not represented at such meeting in person or by proxy). On all matters submitted to the Board for approval, each Director shall be entitled to cast one vote. Subject to Section 3.5, all actions of the Board shall require the approval of Directors representing at least a majority of all votes entitled to be cast as of such time (including any votes which are not represented at such meeting in person or by proxy or have not consented to such action), which approval shall require (x) the affirmative vote of Directors represented in person or by proxy at a meeting of the Board at which a quorum is present or (y) the unanimous written consent of Directors.

3.5 Matters Requiring Certain Approval. In addition to the approval of the Board in accordance with Section 3.4, for so long as the Alden Members maintain the Ownership Minimum, the Company shall not, without the affirmative vote or written consent of at least one Alden Director and at least one Smulyan Director, undertake any of the following:

(a) any merger or sale of all or substantially all assets of the Company, ECC or Emmis Operating Company;

(b) any liquidation or dissolution of the Company, ECC or Emmis Operating Company (including a dissolution of the Company pursuant to Article XII);

(c) any incurrence of indebtedness by the Company, ECC or any Subsidiary of ECC, the issuance of Ownership Interests by the Company or the issuance of equity securities by ECC or any Subsidiary of ECC, other than (x) indebtedness under or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof), the Junior Subordinated Notes issued to the Alden Members and the Senior Subordinated Notes issued on or before the date of the Back-End Merger or any indebtedness incurred or Ownership Interests or equity securities issued to repay, redeem, exchange, refinance or amend the Credit Agreement, such Junior Subordinated Notes, such Senior Subordinated Notes or the Series A Preferred Interests or Common Interests; provided such incurrence or refinancing is for an amount which does not result in aggregate indebtedness in excess of the amount existing or permitted to be incurred (other than pursuant to excluding Sections 10.1(e), (f) and (k) of the Credit Agreement) immediately prior to such incurrence or refinancing plus the amount used to redeem any such Junior Subordinated Notes, such Senior Subordinated Notes, Series A Preferred Interests or Common Interests; or (y) any issuance of Ownership Interests under a management incentive plan;

(d) any amendment to this Agreement, the Articles of Organization of the Company or the Articles of Incorporation or Bylaws of ECC;

(e) until such time as the Alden Members no longer own any Series A Preferred Interests or Junior Subordinated Notes or have the right to acquire Junior Subordinated Notes pursuant to the Distribution Letter, any payment of distributions by the Company (except pursuant to Section 8.6);

(f) any commencement of any proceedings in bankruptcy with respect to the Company, ECC or any Subsidiary of ECC;

(g) any transaction with an Affiliate of the Company (other than existing arrangements set forth on Annex 3.5(g), amendments and replacements of those arrangements, any transactions with ECC or it Subsidiaries);

(h) any redemption or repurchase of (x) Ownership Interests (including pursuant to Section 9.6), except pursuant to Section 9.7, 9.8, 10.3 or 10.5 or (y) equity interests of ECC;

(i) any acquisition by the Company, ECC or their Subsidiaries of assets or businesses (other than general operating expenses and capital expenditures intended to maintain the business of the Company as it exists as of the date hereof), in one or a series of related transactions (x) for an aggregate price in excess of $5 million in each instance or (y) of any interest in a Media Company that (A) conflicts with the interests of any of the Alden Members in violation of the Multiple Ownership Rules or (B) precludes or impedes a prospective acquisition by any of the Alden Members by reason of a potential violation of the Multiple Ownership Rules;

(j) any sale of assets of the Company, ECC or their Subsidiaries other than a sale of assets (x) in the ordinary course of business or

(y) permitted under the Credit Agreement and applied in accordance with the terms thereof in which the net cash proceeds thereof are used to repay, redeem, exchange, refinance or amend indebtedness under the Credit Agreement, the Series A Preferred, the Junior Subordinated Notes or the Senior Subordinated Notes;

(k) any creation or suffering to exist of any lien or other security interest on, or option or other similar right with respect to, any of the common stock of ECC or any of its Subsidiaries, except, with respect to such Subsidiaries, (i) for such liens as may exist on the date hereof pursuant to, or otherwise required or permitted by, the Credit Agreement (excluding Section 10.2(1)(xii) thereof), or (ii) liens in connection with any indebtedness incurred to repay, redeem, exchange or refinance the Credit Agreement, any Junior Subordinated Notes, Senior Subordinated Notes, the Series A Preferred Interests or Common Interests; and

(l) any activity which would pose a material risk, in the reasonable judgment of an Alden Director, that the Company may be treated, for U.S. federal income tax purposes, as engaged in a trade or business.

3.6 Compensation of Directors. None of the Directors shall receive any compensation for their services but shall be reimbursed by the Company for their reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder in accordance with policies determined from time to time by the Board.

3.7 Officers.

(a) Except as expressly provided in this Agreement, the Board shall be entitled to appoint agents or employees, with such titles as the Board may select, as officers of the Company (“Officers”) to act on behalf of the Company, with such power and authority the Board may delegate from time to time to any such Person consistent with Sections 3.1 and 3.6. The Officers shall be one Chief Executive Officer (“CEO”), the other Officers identified in Section 3.8(c), and any such other Officers as the Board may at any time or from time to time determine.

(b) Resignation; Removal; Vacancies. Each Officer shall hold office until his or her successor is appointed by the Board or until his or her death, disability, retirement, resignation or removal (with or without cause) by the Board. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board.

(c) Initial Officers. The initial Officers shall be:

Name	Title
Jeffrey H. Smulyan	Chairman of the Board, President and Chief Executive Officer
J. Scott Enright	Executive Vice President, General Counsel and Secretary

Patrick M. Walsh	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Ryan A. Hornaday	Senior Vice President – Finance and Treasurer

3.8 ECC Governance. Upon the consummation of the Back-End Merger, (a) (i) Smulyan shall own 10 shares of Class B Common Stock, par value $0.01 per share, of ECC (“ECC Voting Shares”) and (ii) the Company shall own 1,000,000 shares of Class A Non-Voting Stock, par value $0.01 per share, of ECC (“ECC Non-Voting Shares”) which represent all of the issued and outstanding shares of ECC; and (b) and Smulyan and the Company shall cause (x) the Articles of Incorporation and Bylaws of ECC and Emmis Operating Company to be amended such that the matters set forth in Article III shall apply, mutatis mutandis, to ECC and Emmis Operating Company. If at any time the Smulyan Members are no longer the Controlling Members, Smulyan shall, upon request, transfer all ECC Voting Shares to the Member holding a majority of the Common Interests then held by the Controlling Members for consideration of $1.00 (one dollar). No Member shall transfer any ECC Voting Shares except for transfers in accordance with the prior sentence or transfers to such Member’s Permitted Transferees.

3.9 Action by Members. Any action or decision permitted to be taken by the Controlling Members or the Smulyan Members shall require the consent of the majority of the Common Interests then held by the Controlling Members or Smulyan Members, respectively, as measured by Percentage Interest.

ARTICLE IV

MEMBERS

4.1 Limitations. Other than as set forth in this Agreement, the Members (other than any Members that are also members of the Board, in their capacity as such) shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board.

4.2 Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company debts, obligations or liabilities, whether arising in contract, tort or otherwise, and such debts, obligations or liabilities shall be solely the debts, obligations or liabilities of the Company. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

4.3 Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

4.4 Additional Members. Subject to Section 3.5(c), additional Members may be added to and be bound by and receive the benefits afforded by this

Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional Members and, to the extent permitted by Section 14.4, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, as the Members may agree. To the extent permitted by Section 3.5(c), the Board shall be permitted to issue Ownership Interests at any time and admit the recipients thereof as Members and parties to this Agreement.

4.5 Non-Transferability of Rights and Obligations. Except as set forth in Section 9.8(b), the respective rights and obligations under Article III and Sections 9.7 and 9.8 of the Smulyan Members and the Alden Members are personal to the Smulyan Members and the Alden Members and shall not be exercised by any transferee that is not also a Smulyan Member or Alden Member, as applicable.

ARTICLE V

TAX, ACCOUNTING AND FINANCIAL INFORMATION

5.1 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on the last day of February of each year. The fiscal year of the Company shall end on the 31st day of December of each year for income tax purposes.

5.2 Accounting Method. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions.

5.3 Tax Returns. The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Within ninety days after the end of each fiscal year, the Board shall cause the Company to furnish to each Member any information that such Member may reasonably require for the preparation of its Federal and state income tax returns.

5.4 Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item without providing prior written notice to the Company describing the inconsistent position.

5.5 Books and Records. The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Company. Each Primary Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

5.6 Financial Reports.

(a) The Company shall deliver to each Member, promptly upon becoming available, copies of the following:

(i) on a monthly basis, and no later than ten days following the end of the previously concluded month, internal financial statements of the Company and its Subsidiaries for the previously concluded month;

(ii) on an annual basis, and no later than 75 days following the end of the previously completed fiscal year, audited consolidated balance sheet and statements of income and cash flows of the Company and its Subsidiaries for the previously concluded fiscal year, which statements shall have been audited by a nationally recognized independent accounting firm; and

(iii) on an annual basis and prior to the completion of each fiscal year, an annual budget for the Company and its Subsidiaries, for at least the immediately succeeding fiscal year, and quarterly updates to such budget prior to the completion of each of the first three fiscal quarters of each fiscal year.

5.7 Tax Matters Partner. For purposes of Code Section 6231(a)(7), the “Tax Matters Partner” shall be the Member which, together with its Affiliates, holds a majority of the Common Interests held by the Controlling Members. As between any such Member and its Affiliates, the Tax Matters Partner shall be the Member which holds the largest Percentage Interest. If no Member holds a majority of the Common Interests (together with its Affiliates), the Tax Matters Partner shall be a Member appointed by the Board that is permitted to serve in such role pursuant to the Treasury Regulations promulgated under Code Section 6231. The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Code. The Tax Matters Partner shall keep the Members informed of any material inquiry, examination or proceeding, including, without limitation, notifying Members of the beginning and completion of an administrative proceeding involving the Company promptly upon such notice being received by the Tax Matters Partner.

ARTICLE VI

OWNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

6.1 Common Interests; Series A Preferred Interests; Capital Contributions.

(a) The membership interests of the Company shall be represented by Common Interests and Series A Preferred Interests.

(b) The Common Interests and Series A Preferred Interests that may be issued by the Company shall be unlimited.

(c) Annex 6.1(c) sets forth, with respect to each Member, as of the date hereof, (i) the Percentage Interest represented by the Common Interests owned by such Member and (ii) the aggregate Capital Contributions made in respect of, and the Preferred Unrecovered Capital balance for, the Series A Preferred Interests owned by such Member. The Company shall amend Annex 6.1(c) from time to time to reflect any modifications to such Ownership Interests as contemplated hereby, including to reflect any issuances or purchases of Ownership Interests by the Company to the extent permitted hereunder. Notwithstanding anything herein to the contrary, the issuance or repurchase of Ownership Interests under any management incentive plan adopted by the Board shall only modify the Ownership Interests and Percentage Interests of Members other than Alden Members, and shall not modify the Percentage Interest of any Alden Member.

(d) No Member or other holder of any Ownership Interest shall be required to make any additional Capital Contribution to the Company except to the extent or as required by law.

(e) For the avoidance of doubt, a Series A Preferred Interest shall be considered to have been redeemed and no longer outstanding, without any further action of any party, immediately upon the delivery to the holder thereof of the Liquidation Preference in respect of such Series A Preferred Interest by the Company.

6.2 Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member. A Member’s Capital Account shall be credited with the amount of such Member’s Capital Contributions (net of all liabilities assumed or taken subject to) and such Member’s allocated share of Net Income and other items of income and gain. A Member’s Capital Account shall be reduced by the amount of any cash distributions by the Company to such Member and the fair market value (net of all liabilities assumed or taken subject to) of all property distributed in kind to such Member and such Member’s allocated share of Net Loss and other items of loss and deduction. No Member shall be obligated to restore by way of Capital Contribution or otherwise any deficit in, or negative balance of, its Capital Account.

(b) A transferee of any Member’s Ownership Interests or portion thereof shall succeed to the Capital Account balance associated with the Ownership Interests or portion thereof so transferred.

(c) The Capital Account balance of each Member and the book value of all Company property shall be adjusted in accordance with the rules set forth in Regulation § 1.704-1(b)(2)(iv)(f) to reflect the Member’s allocable share (as determined under Article VII) of the items of Net Income or Net Loss that would be realized by the Company if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on (i) the date of the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Company assets to a Member; or (iii) any other date specified in the Regulations or as otherwise determined by the Board; provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members Notwithstanding anything to the contrary herein, the Company shall, at the request of Alden, make the adjustments described in this Section 6.2(b) at the time of any distribution pursuant to Section 8.6 or Section 10.5.

(d) Annex 6.2(d) sets forth, with respect to each Member, as of the date hereof, each Member’s Capital Account. The Company shall amend Annex 6.2(d) from time to time to reflect any modifications to such Capital Account as contemplated hereby.2

6.3 Withdrawal of Contributions. No Member shall be entitled to withdraw any Capital Contributions or sums from its Capital Account or to receive any distributions from the Company except as expressly provided in this Agreement. No Member shall have the right to demand property for its Ownership Interest or to receive property other than cash for its Ownership Interests.

6.4 No Interest. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to receive any interest on their Capital Contributions.

ARTICLE VII

ALLOCATIONS

7.1 General. The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. Except as provided in Section 7.2, Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Board deems appropriate) shall be allocated to the Members in a manner such that, after giving effect to the special allocations set forth in Section 7.2 and 7.3, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal

[2]	Initial Capital Account of Smulyan and the Other Members to be equal to the value of equity contributed to the Company based on $2.40 per share price of ECC Common Stock. Initial Capital Account of Alden to equal initial Preferred Unrecovered Capital.

to the distributions that would be made to such Member pursuant to Section 8.1, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 8.1 to the Members immediately after making such allocation, minus such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain, computed immediately prior to the hypothetical sale of assets.

7.2 Other Allocation Provisions.

(a) If there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) for a Fiscal Year with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for that Fiscal Year equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Board may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding years) equal to such Member’s share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

(b) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-l(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation. A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time

(x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(l) and (3)) and (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-l(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-l(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-l(b)(2)(ii)(d).

(c) Notwithstanding anything to the contrary in this Article VII,

(i) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i);

(ii) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in proportion to their Percentage Interests; and

(iii) Member Recourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective economic risk of loss under Treasury Regulations § 1.752-2 with respect to the underlying Company liability. To the extent that a Member is allocated a deduction pursuant to this Section in a Fiscal Year, such Member shall be allocated Company income and gain (other than amounts required to be specially allocated pursuant to other provisions hereof) in the next Fiscal Year (and, if necessary, for subsequent Fiscal Years) until such allocation is reversed.

(d) (i) Notwithstanding any provision of Section 7.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 7.2(d)(i) shall instead be made to other Members pursuant to Section 7.1 to the extent not inconsistent with this Section 7.2(d)(i). To the extent allocations of Net Loss cannot be made to any Member because of this Section 7.2(d)(i), such allocations shall be made to the Members in accordance with Section 7.1 notwithstanding this Section 7.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, however, that an allocation pursuant to this Section 7.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 7.2(d)(ii) were not in this Agreement.

(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to this Section 7.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 7.1, subsequent allocations under Section 7.1 shall be made, to the extent possible and without duplication, in a manner consistent with Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d), which negate as rapidly as possible the effect of all such inconsistent allocations under this Section 7.2.

(f) Except to the extent otherwise required by the Code and Regulations, if any Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Board within thirty days after the end of such Fiscal Year, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

(g) If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated, provided, however, that, to the extent that such amount is payable with respect to income allocable to some (but not all) of the Members (the “Taxable Members”), the Board shall (i) allocate such amount to the Taxable Members, and (ii) cause a distribution to be made in accordance with Section 8.1 to all Members other than the Taxable Members in a manner which takes into account the fact that their respective allocable shares of income are not subject to the same taxes.

(h) Any allocations made pursuant to this Article VII shall be made in the following order:

(i)	Section 7.2(a);

(ii)	Section 7.2(b);

(iii)	Section 7.2(c);

(iv)	Section 7.2(e);

(v)	Section 7.2(g); and

(vi)	Section 7.1, as modified by Section 7.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

7.3 Allocations for Income Tax Purposes. The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the

Members in the same manner Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Section 7.1 and Section 7.2; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in accordance with the provisions of Code Section 704(c) and the traditional method in Regulation § 1.704-3(b).

ARTICLE VIII

DISTRIBUTIONS

8.1 Distributions.

(a) Subject to the limitations of the Indiana Act and to the provisions of this Article VIII, cash or other property shall be distributed among the Members at such time or times as the Board may determine in accordance with the provisions of this Section 8.1; provided, however, that nothing in this Section 8.1 shall impair the right of the Board to not make Distributions (as defined below) for any reason. Any given Distribution will be made in like tenor to all Members receiving such Distribution. Notwithstanding anything to the contrary herein (including, without limitation, the provisions of Article VI herein) any distributions of cash or other property (each, a “Distribution”) made to the Members shall be made in the following order:

(i) First, to the holders of Series A Preferred Interests in accordance with Preferred Unrecovered Capital until each such Member has received the Preferred Return on each such Member’s Preferred Unrecovered Capital (which Distributions pursuant to this clause (ii) shall not reduce the amount of Preferred Unrecovered Capital);

(ii) Second, to the holders of Series A Preferred Interests pro rata in accordance with Preferred Unrecovered Capital until each such Members’ existing Preferred Unrecovered Capital is reduced to zero

(iii) Third, to Smulyan to repay any unpaid principal and accrued and unpaid interest on Member Loans made pursuant to Section 10.8(a) until each such Member Loan has been repaid in full; and

(iv) Thereafter, to all holders of Common Interests, pro rata in accordance with each Member’s Percentage Interest.

(b) For the avoidance of doubt, none of the following shall be a Distribution: (i) any recapitalization or exchange of securities of the Company; (ii) any Ownership Interest splits, combinations, distributions of Ownership Interests or other similar events; or (iii) any fees or remuneration paid to any Member in such Member’s capacity as a Director, Officer, employee, independent contractor, consultant or other provider of services to the Company.

8.2 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board a properly executed IRS Form W-8 or W-9, or any successor form, as required under applicable law. If a Member fails or is unable to deliver to the Board the documentation described in this Section 8.2(a) the Board may withhold amounts from such Member in accordance with Section 8.2(b). Each Member shall reasonably cooperate with the Board in connection with any tax audit of the Company or any of its subsidiaries.

(b) Withholding Advances. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Board may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member shall accrue interest thereon from the date of such Withholding Advances at a rate equal to the Prime Rate as of the date of such Withholding Advance plus 2% per annum, shall be repaid (i) within one year of such Withholding Advance by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Board, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), such Member shall be treated as having received all distributions (whether before or upon a dissolution of the Company) unreduced by the amount of such Withholding Advance except that any Withholding Advances shall be taken into account when calculating the amount of any Distributions made subsequent to the Withholding Advance as having been made at the time the Withholding Advance was actually made.

8.3 Limitations on Distributions.

(a) Anything to the contrary herein notwithstanding:

(i) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Indiana Act; and

(ii) no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect subsidiaries is a party on the date hereof; including the Credit Agreement.

(b) In the event that a distribution is approved by the Board but cannot be made as a result of the application of Section 8.3(a), all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 8.3.

8.4 Reserves. The Company may establish reserves in such amounts and for such time periods as the Board determines reasonably necessary or appropriate, as determined by the Board, for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance may be distributed to the Members in accordance with this Article VIII.

8.5 Distribution Demands. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand or receive (except to the extent the Board declares any distribution or as expressly provided by this Agreement) any distribution from the Company.

8.6 Distribution of ECC Shares. If ECC shall determine to declare a dividend or other distribution to the Company or to repurchase or redeem shares of ECC held by the Company (collectively, an “ECC Distribution”) and any of the proceeds of such distribution, repurchase or redemption would otherwise be distributed to the Alden Members pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) or otherwise used to repurchase or redeem Preferred Interest (the “Preferred Proceeds”), the Company shall provide the Alden Members and the Controlling Members with written notice (the “ECC Distribution Notice”) 10 days prior to the intended date of such distribution, repurchase or redemption of the amount of the Preferred Proceeds. Upon receipt of such notice, the Alden Members or the Controlling Members may elect, by written notice to the Company, ECC and the Controlling Members, within three (3) days of the ECC Distribution Notice, to demand (the “ECC Share Demand”) that the following actions take place. Upon receipt of an ECC Share Demand (a) the Controlling Members shall vote all ECC Voting Shares held by them to cause ECC not to distribute cash in the amount of the Preferred Proceeds to the Company, (b) the Company shall not distribute cash in the amount of the Preferred Proceeds to the holders of the Series A Preferred Interests and, in lieu thereof, will distribute the Distributed ECC Shares to such holders, and such holders shall accept such delivery of shares, in accordance with Section 8.1(a)(i) or Section 8.1(a)(ii) as applicable and each such Distributed ECC Share so distributed shall be deemed to be in full satisfaction of an amount of the Preferred Proceeds divided by the number of Distributed ECC Shares as if such amount of cash had been distributed to such holders (the “Per Share Cash Value”).

ARTICLE IX

TRANSFER RESTRICTIONS; LIQUIDITY RIGHTS

9.1 General Restrictions on Transfers.

(a) No Member may, and each Member shall cause its equity holders not to, directly or indirectly, sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Ownership Interests (whether held in its own right or by its representative) unless (i) such transfer of Ownership Interests is made on the books of the Company and is not in violation of the provisions of this Article IX, (ii) the transferee of such Ownership

Interests (if other than the Company or another Member) agrees to become a party to this Agreement pursuant to Section 4.4 hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto, and (iii) such transfer of Ownership Interests would not, in the good faith reasonable judgment of the Board, pose a material risk that the Company would be treated as a “publicly traded partnership” pursuant to Section 7704 of the Code.

(b) Any purported transfer of Ownership Interests other than in accordance with this Agreement by any Member shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Ownership Interests pursuant to any such transfer.

(c) Each Member acknowledges that the Ownership Interests have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Member agrees that it will not transfer any Ownership Interests at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Ownership Interests under any such laws or a breach of any undertaking or agreement of such Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

(d) No Member shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Ownership Interests or enter into any agreements or arrangements of any kind with any Person with respect to any Ownership Interests inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Members or holders of Ownership Interests who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Ownership Interests, nor shall any Member act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Ownership Interests in any manner that is inconsistent with the provisions of this Agreement.

(e) Any transfer of Ownership Interests shall be subject to Section 9.9.

(f) Except as otherwise provided in this Agreement, all reasonable and documented out-of-pocket legal costs and expenses incurred by the Company in connection with a transfer of Ownership Interests shall be reimbursed by the Member transferring such Ownership Interests.

(g) A transferee of Ownership Interests shall succeed to the Capital Account (and in the case of Series A Preferred Interests, the Preferred Unrecovered Capital balance of) the transferor thereof in proportion to the percentage of such transferor’s Common Interests or Series A Preferred Interests, as applicable, that are so transferred.

(h) Upon the transfer of Common Interests in accordance with this Article IX, including pursuant to Sections 9.4, 9.5, 9.6, 9.7 or 9.8, (i) the Company shall revise (x) the Percentage Interest set forth on Annex 6.1(c) (including any adjustments contemplated by Section 10.1) and (y) the Capital Account set forth on Section 6.2(d), in each case, with respect to each Member’s Common Interests to reflect such transfer and (ii) the Capital Account attributable to such Member with respect to its Common Interest shall be transferred to the transferee in proportion to the Percentage Interest transferred thereby.

(i) Upon the transfer of Series A Preferred Interests in accordance with this Article IX, the Company shall revise (x) the Capital Contributions and Preferred Unrecovered Capital set forth on Annex 6.1(c) and (y) the Capital Account set forth on Annex 6.2(c), in each case, with respect to each Member’s Series A Preferred Interests to reflect such transfer.

9.2 Restrictions on Transfers by Members. Prior to a Qualifying IPO, the Members shall not transfer any Ownership Interests to any Person, except transfers pursuant to Section 9.3 and any transfers not in compliance with Section 9.3 shall be void ab initio and the Company shall not recognize such transfer.

9.3 Exceptions to Transfer Restrictions. (a) Any Member may transfer any or all of the Common Interests held by it to any of its Permitted Transferees without complying with the provisions of this Article IX other than Section 9.1, (b) any Smulyan Member may transfer any or all of the Common Interests held by it to any Person (other than a Restricted Transferee), subject in each case to Section 9.1, Section 9.4 and Section 9.6, (c) any Non-Controlling Member may transfer any or all of the Common Interests held by it to any Person (other than a Restricted Transferee), subject in each case to Sections 9.1, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.9, (d) from and after the date that is 90 days after the Effective Date, any Alden Member may transfer any or all of the Series A Preferred Interests held by it to any Person (other than a Restricted Transferee) subject to Section 9.9; provided that as a condition to such transfer, such transferee shall become a party to this Agreement as provided in Section 9.1(a); provided further, in the case of clause (a), such Permitted Transferee shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Common Interests and all rights and obligations hereunder to such transferring Member or another Permitted Transferee of such transferring Member at such time that it ceases to be a Permitted Transferee of such transferring Member provided further, each transferee of Ownership Interests shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, if at any time such transferee becomes a Restricted Transferee, it will immediately transfer an amount of Ownership Interests and all other rights and obligations hereunder with respect thereto to a Person that is not a Restricted Transferee to the extent required such that such transferee is no longer a Restricted Transferee, subject to Sections 9.1, 9.3, 9.4, 9.5 and 9.6.

9.4 Tag-Along Rights.

(a) Subject to the other Sections of this Article IX, if one or more of the Members (hereinafter referred to as the “Selling Members”) proposes to transfer all or a portion of such Member’s Common Interests to another Person (other than to a Permitted Transferee pursuant to Section 9.3(a) or pursuant to Section 9.7 or 9.8, a “Tag-Along Sale”)), the Members other than the Selling Members (each, a “Non-Selling Member”) may elect, at their option, to exercise their rights under this Section 9.4, provided that with respect to any such transfer that is also governed by Section 9.6 hereof, the Company (unless the Smulyan Members are the Selling Members) and Primary Members shall have first been afforded the opportunity to acquire the Common Interests to be sold in a Tag-Along Sale in accordance with the provisions of Section 9.6. In the event of a Tag-Along Sale, the Selling Members shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Non-Selling Members after the Company (unless the Smulyan Members are the Selling Members) and Primary Members have declined, or are deemed to have declined, to exercise their right of first offer as provided in Section 9.6 and at least fifteen Business Days prior to the consummation of such proposed transfer. Such Transfer Notice shall set forth (i) the Percentage Interest proposed to be transferred, (ii) the consideration to be received for such Percentage Interest by such Selling Member, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Non-Selling Member shall have the right, upon the terms and subject to the conditions set forth in this Section 9.4, to elect to sell up to its Pro Rata Portion of such Common Interests. If the consideration payable pursuant to the Tag-Along Sale consists in whole or in part of consideration other than cash, the Selling Members shall provide to the Non-Selling Members such information relating to such other consideration as the Non-Selling Members may reasonably request. If any transaction involving the transfer of any Common Interests is subject to both this Section 9.4 and Section 9.5, only the provisions of Section 9.5 shall apply to such transaction so long as the Drag-Along Notice has been given pursuant to Section 9.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.

(b) Upon delivery of a Transfer Notice, each Non-Selling Member may elect to sell up to its Pro Rata Portion of such Non-Selling Member’s Common Interests, at the same price per Percentage Interest and pursuant to the same terms and conditions with respect to payment for the Common Interests as agreed to by the Selling Members, by sending written notice to each of the Selling Members within fifteen Business Days after the receipt of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of such Non-Selling Member’s Common Interests in the same transaction. Following such fifteen Business Day period, each of the Selling Members and the Non-Selling Members that have delivered such written notices, concurrently with the Selling Members, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice its Pro Rata Portion of Common Interests.

(c) All transfers of Common Interests pursuant to this Section 9.4 shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a mutually satisfactory Business Day within ten days after the expiration of the fifteen Business Day period following the receipt of the Transfer Notice or (ii) the fifth Business Day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or the receipt of any other required regulatory approvals. No party to this Agreement shall transfer any Common Interests to any prospective transferee if such prospective transferee declines to allow a Non-Selling Member to participate in a Tag-Along Sale. All costs and expenses incurred by the Selling Members in connection with such sale shall be borne by the Selling Members and the Non-Selling Members that have delivered such written notice on a pro rata basis in accordance with the Percentage Interest being sold by each.

9.5 Drag-Along Rights.

(a) Subject to Section 9.6, the Controlling Members may give written notice (a “Drag-Along Notice”) to the other Members that the Dragging Members intend to enter into a transaction or a series of related transactions involving the transfer, of not less than one hundred percent (100%) of the outstanding Ownership Interests (which Ownership Interests to be transferred may include Ownership Interests held by any other Members and/or other holders of Ownership Interests) to a Person or “group” of Persons in an arms-length transaction (other than to the Controlling Members or other Permitted Transferees thereof), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that the Controlling Members desire to cause the other Members to participate in such transaction on the same terms and conditions as available to the Controlling Members. Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the Controlling Members and the other Members (which consideration shall be equal to the amount payable with respect to the Ownership Interests held by each Member were the aggregate consideration payable with respect to Ownership Interests in such Drag-Along Sale payable as a Distribution in accordance with Section 8.1) and any other material terms and conditions of the proposed transaction (which other material terms and conditions shall be the same in all material respects for the Controlling Members and the other Members), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than fifteen Business Days after the receipt of the notice) and (4) subject to the proviso of the first sentence of Section 9.5(b), the actions required of each other Member in order to complete or facilitate such proposed transaction (including the sale of Ownership Interests held by the other Member, the voting of all such Ownership Interests in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights).

(b) Upon receipt of such Drag-Along Notice, each Member receiving such Drag-Along notice shall be obligated to take the actions or actions referred to in clause (4) above; provided that (i) no such action shall restrict the business or limit the activity of any Member or their respective Affiliates (other than customary restrictions on the solicitation of employees) or impose any potential liability on any Member or any of their respective Affiliates in excess of the consideration received thereby in connection with such Drag-Along Sale and (ii) in the event that the Members are required to provide any indemnities in connection with representations or warranties of the Company (other than representations, warranties and indemnities on a several basis concerning each Member’s (A) valid ownership of his, her or its Ownership Interest, free of all liens and encumbrances, (B) enforceability and (C) authority, power, and right to enter into and consummate agreements relating to such Drag-Along Sale without violating applicable law or any other agreement), then such Member shall not be liable for more than his, her or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Member (net of broker fees and expenses, excluding taxes) from such purchaser for his, her or its Ownership Interest. In addition, each Member hereby appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Ownership Interests pursuant to the terms of such Drag-Along Sale and to execute any purchase agreement or other documentation required to consummate such Drag-Along Sale; provided that the terms and conditions of such agreement or other documentation satisfy the proviso in the immediately proceeding sentence and otherwise shall apply equally to all Members. The Controlling Members shall not be entitled to receive a control premium or an extra or special benefit not shared on a pro rata basis by all other holders of Ownership Interests. Subject to the foregoing, each Member agrees to execute and deliver any other documentation reasonably required to consummate the Drag-Along Sale. Notwithstanding anything herein to the contrary, in no event shall a Drag-Along Sale be consummated unless the Liquidation Preference shall have been paid in full, unless Alden otherwise agrees.

(c) All transfers of Ownership Interests pursuant to this Section 9.5 shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a mutually satisfactory Business Day no sooner than the expiration of the fifteen Business Day period following the receipt of the Drag-Along Notice and no later than sixty (60) days following the receipt of the Drag-Along Notice or (ii) the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals. The powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any Member.

9.6 Right of First Offer.

(a) If any Selling Member intends in good faith to transfer all or any portion of the Common Interests (other than pursuant to Section 9.7 or 9.8) then beneficially owned by such Member (the “Transfer Securities”) to a Person that is not a Permitted Transferee of such Member, then, subject to Sections 9.1, 9.2 and 9.3, such Selling Member shall provide the Company (unless a Smulyan Member is a Selling Member) and the Primary Members with a written notice with respect to such transfer (the “Offer Notice”) setting forth: (i) the Common Interests proposed to be transferred in such transfer and (ii) the material terms and conditions of the proposed transfer including the price (the “Offer Price”) at which such Selling Member proposes to transfer such Common Interests (the “Offer”).

(b) Except where a Smulyan Member is the Selling Member, the receipt of the Offer Notice by the Primary Members shall constitute an irrevocable offer to sell all (but not less than all) of the Transfer Securities to the Primary Members pro rata, in accordance with Section 9.6(c), (x) at the Offer Price and on the same terms and conditions as the Offer or (y) if the Offer includes any consideration other than cash, at the option of the Primary Members, at a cash price equal to the Fair Market Value of such non-cash consideration (the “Transfer Consideration”). Such Offer shall remain open and irrevocable until expiration of thirty days after receipt of such Offer Notice by the Primary Member (the “Offer Period”).

(c) Each Primary Member shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of Common Interests equal to (but not less than) (x) the number of Transfer Securities multiplied by (y) a fraction, the numerator of which is the percentage of outstanding Common Interests of such class owned by such Primary Member and the denominator of which is the percentage of outstanding Common Interests of such class owned by all Primary Members. If any Primary Member elects not to purchase the Common Interests which such Primary Member is entitled to purchase in accordance with the preceding sentence, the Common Interests which such Primary Member declines to purchase shall be allocated among the Primary Members who wish to purchase such additional Common Interests according to the same formula, mutatis mutandis. Each Primary Member who wishes may accept the offer by sending a written notice of election (the “Acceptance Notice”) to the Selling Member with a copy to the other Primary Members and the Company prior to expiration of the Offer Period, which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Transfer Offer includes any consideration other than cash). The Notice of Election shall specify the maximum number of Common Interests a Primary Member is willing to purchase pursuant to this Section 9.6.

(d) If any Primary Member accepts the Selling Member’s offer (and its determination of the allocation of Common Interests) in accordance with Section 9.6(c) (an “Accepting Party”) by written notice delivered to the Selling Member within five Business Days of the notification by the Selling Member of the final allocation as provided in Section 9.6(c) above following expiration of the Offer Period and the entire amount of Transfer Securities, and not less than the entire amount of Transfer Securities, shall be purchased by the Accepting Party, such Accepting Party shall purchase from the Selling Member, and the Selling Member shall sell to such Accepting Party, such number of Transfer Securities as to which such Accepting Party shall have accepted the Selling Member’s offer pursuant to Sections 9.6(b) and 9.6(c) above. In the event the Primary Members have not elected to purchase the entire amount of Transfer Securities, the Selling Member may sell all of the Transfer Securities in accordance with Section 9.6(g).

(e) The Selling Member and each Accepting Party shall select, for consummation of the sale of the Transfer Securities to such Accepting Party, a date not later than 30 days (or no later than the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals) after expiration of the Offer Period. At the consummation of such sale, the Selling Member shall, against delivery by the relevant Accepting Party of the Transfer Consideration for the Ownership Interests being purchased by such Accepting Party, (i) transfer the Ownership Interests being sold pursuant to written instruments in form reasonably satisfactory to such Accepting Party duly executed by the Selling Member free and clear of any and all liens and encumbrances (other than this Agreement), and (ii) assign all its rights under this Agreement with respect to the Ownership Interests being sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

(f) Notwithstanding anything herein to the contrary; if the Smulyan Members (i) are not Selling Members and (ii) are Controlling Members, then the Smulyan Members may, at their discretion, pursuant to notice given to the Primary Members and the Company during the Offer Period, cause the Company to purchase all (but not less than all) of the Transfer Securities, and Sections 9.6(c), (d), (e) and (g) shall apply mutatis mutandis.

(g) To the extent the Primary Members (i) have not elected to purchase the entire amount of Transfer Securities or (ii) have not tendered the Transfer Consideration for the Transfer Securities in the manner and within the period set forth above in Section 9.6(e), the Selling Member shall be free for a period of 90 days from the end of the Offer Period (the “Transfer Period”) to transfer all (but not less than all) of the Transfer Securities at a price equal to or greater than the Offer Price and otherwise on terms which are no more favorable in any respect to such purchaser than the terms and conditions set forth in the Offer Notice (for the avoidance of doubt, it being understood that such purchaser shall be required to comply with Section 9.1 in connection with such transfer). If for any reason the Selling Member does not transfer all of the Transfer Securities on such terms and conditions or if the Selling Member wishes to transfer the Transfer Securities at a purchase price that is less than the Offer Price or on terms which are more favorable in any respect to a prospective purchaser than those set forth in the Offer Notice, the provisions of this Section 9.6 shall again be applicable to all of the Transfer Securities; provided that (x) if the Company finances the purchase of the Transfer Securities with a public offering or (y) the Offer Price is less than $1,000,000, then the Selling Member may not deliver another Offer Notice until 90 days have elapsed since the end of the Transfer Period.

9.7 Buy/Sell Agreement

(a) At any time following (1) the fifth anniversary of the date hereof or (2) upon the occurrence of a Change of Control Event (i) Smulyan shall have the right to make an offer, or cause the Company to make an offer, (the “Smulyan Offer”) to purchase any or all of the Common Interests held by the Alden Members (“Alden Common Interests”) together with any of such Alden Members’ future rights with respect thereto, including any future rights to an Accreted Percentage as set forth in Section 10.1 (“Alden Future Rights” and, together with Alden Common Interests, the “Alden Common Rights”), and (ii) Alden shall have the right to request Smulyan (the “Alden Offer” and, together with the Smulyan Offer, a “Buy/Sell Offer”) to purchase any or all of the Alden Common Rights; provided that one or more Alden Offers may be made prior to the fifth anniversary of the date hereof if a Change of Control Event has occurred; provided, further, that no Buy/Sell Offer may be made prior to the later of (x) six months after the most recent Buy/Sell Offer delivered by such party or (y) three months after the most recently consummated sale in accordance Section 9.7(f), in each case, resulting from a Buy/Sell Offer delivered by such party. The Buy/Sell Offer shall be in writing and contain (A) a price per Percentage Interest of the Alden Common Rights (the “Unit Price”) to be paid for such Alden Common Rights, as determined by the Offering Holder in its sole discretion, and (B) the Percentage Interest of the Alden Common Rights subject to the Buy/Sell Offer (the “Offer Percentage”); provided that the Offer Percentage shall not be less than the lower of (1) an Offer Percentage such that the product of (I) the Unit Price multiplied by (II) the Offer Percentage is no less than $50,000,000 in the aggregate and (2) the total Percentage Interest then owned by the Alden Members; provided, further, that a Buy/Sell Offer may only include Alden Future Rights if such Buy/Sell Offer is for all of the Alden Common Rights, and (w) the Alden Members transferred all of their Series A Preferred Interests for the Liquidation Preference and do not hold Junior Subordinated Notes, (x) the Alden Members transferred all of their Junior Subordinated Notes for the outstanding amount due thereunder and do not hold Series A Preferred Interests, (y) all of the outstanding Series A Preferred Interests have been redeemed by the Company for the Liquidation Preference and the Alden Members do not hold Junior Subordinated Notes or (z) all outstanding amounts due under the Junior Subordinated Notes have been paid by the Company and the Alden Members do not hold Series A Preferred Interests. The party making the Buy/Sell Offer is sometimes referred to herein as an “Offering Holder” and the party to whom the Buy/Sell Offer is made is sometimes referred to herein as the “Offeree Holder”).

(b) Not later than 15 Business Days after receiving a Smulyan Offer, Alden shall notify the Company and Smulyan that it will either (i) sell to the Company or, at Smulyan’s election, Smulyan, the Alden Common Rights specified in the Smulyan Offer, subject to Section 9.7(e) below, or (ii) sell to the Company or, at Smulyan’s election, Smulyan, all of the Alden Common Rights then held by the Alden Members, subject to Section 9.7(e) below, or (iii) purchase from the Smulyan Members, on a pro rata basis, Common Interests held by them having an aggregate Percentage Interest equal to the percentage, expressed as a fraction, (x) (A) the numerator of which is the Percentage Interest of the Alden Common Rights subject to the Buy/Sell Offer and (B) the denominator of which is the Percentage Interest of all Common Interests held by the Alden Members on the date of the Buy/Sell Offer (the “Buy/Sell Ratio”) multiplied by (y) the Percentage Interest of all Common Interests held by the Smulyan Members on the date of the Buy/Sell Offer, or (iv) will purchase from the Smulyan Members all of the Common Interests and all of the voting securities of ECC then held by them. The purchase price pursuant to clauses (ii), (iii) and (iv) above shall be equivalent to the Unit Price in the Smulyan Offer, adjusted to reflect the different Percentage Interest, and, in the case of clause (iv), there shall be no additional consideration for the voting securities of ECC.

(c) Not later than 15 Business Days after receipt of an Alden Offer, the Company shall notify Alden that either (i) the Company or, at Smulyan’s election,

Smulyan will purchase from the Alden Members the Alden Common Rights subject to the Alden Offer, subject to Section 9.7(e) below, or (ii) the Company or, at Smulyan’s election, Smulyan will purchase from the Alden Members all of the Alden Common Rights then held by the Alden Members, subject to Section 9.7(e) below, or (iii) the Smulyan Members will sell to Alden, on a pro rata basis the Common Interests held by them having a Percentage equal to (x) the Buy/Sell Ratio multiplied by (y) the Percentage Interest of all Common Interests held by the Smulyan Members on the date of the Buy/Sell Offer or (iv) the Smulyan Members will sell to Alden all of the Common Interests and all of the voting securities of ECC then held by them; provided that such 15 Business Day period may be extended for up to an additional five (5) Business Days so long as (1) Smulyan is using commercially reasonable efforts to obtain a determination of the Put/Call Price (as defined below) in accordance with the procedures set forth in Section 9.8(c) and such procedures were initiated by Smulyan within three (3) Business Days of such Alden Offer and (2) the Company shall have commenced and continues to pursue in good faith preparing a registration statement to allow for the Company or Smulyan to exercise rights under Section 9.7(e). The purchase price pursuant to clauses (ii), (iii) and (iv) above shall be equivalent to the Unit Price in the Alden Offer, adjusted to reflect the different Percentage Interest, and, in the case of clause (iv), there shall be no additional consideration for the voting securities of ECC.

(d) Failure to provide the Offering Holder with written notice of the Offeree Holder’s election pursuant to Section 9.7(b) or Section 9.7(c) within such 15 Business Day period (as may be extended in accordance therewith) shall be conclusively deemed to be an election by the Offeree Holder pursuant to clause (i) of Section 9.7(b) or clause (i) of Section 9.7(c), as applicable.

(e) Notwithstanding clauses (i) and (ii) of Section 9.7(b) and clauses (i) and (ii) of Section 9.7(c), the Company may, and shall at Smulyan’s election, satisfy such obligations by registering the Alden Common Rights subject to the Buy/Sell Offer, or such securities into which they may be converted or exchanged pursuant to Section 10.2, in a Qualifying IPO to be effective within 180 days after the date of the Buy/Sell Offer, and which will remain effective for at least 180 days. All out-of-pocket costs of such Qualifying IPO, including the reasonable and documented cost of one outside counsel for Alden and all underwriting discounts and commissions with respect to the Alden Common Rights, shall be borne by the Company.

(f) Subject to Section 9.7(e) above,

(i) not later than 30 days after receipt of the notice required by Section 9.7(b) or Section 9.7(c), as applicable, (or, if later, the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals), the parties shall complete the purchase and sale provided thereby at a closing in the Company’s principal business office and all appropriate documents will be executed and delivered to effect the purchase and sale of the applicable Common Interests, free and clear of all encumbrances (other than this Agreement) and the seller shall assign all their respective rights under this Agreement with respect to the Ownership Interests being sold pursuant to an instrument of assignment reasonably satisfactory to the Company;

(ii) the consideration therefor shall be paid by the purchaser to the seller in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by the seller at least three (3) Business Days prior to the closing; and

(iii) to extent any Member is a seller under this Section 9.7, such Member (x) appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Ownership Interests pursuant to the terms of such sale under Section 9.7 and (y) agrees to execute and deliver any other documentation reasonably required to consummate such sale, and the powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any such Member.

(g) Notwithstanding Section 9.7(f), in the event Smulyan or the Company is a purchaser pursuant to clause (i) or (ii) of Section 9.7(c), at such purchaser’s election, (i) the closing may be postponed for as long as the purchaser is actively seeking financing for such purchase, but not longer than six months following the date of notice delivered pursuant to Section 9.7(c) (the “Buy/Sell Financing Period”), and (ii) Smulyan may elect, on or prior to completion of the Buy/Sell Financing Period, that the payment of the purchase price shall be subject to the terms set forth on Annex 9.7(g). Whether or not Smulyan or the Company takes advantage of the terms of Annex 9.7(g), Smulyan or the Company (whichever is the purchaser) shall pay to the Offering Holder interest on the amount of the purchase price at the rate of 10% per annum from the date upon which the closing would be required under Section 9.7(f)(i), but for this Section 9.7(g), through the date such purchase is completed.

(h) It shall be a condition to the Alden Members’ obligation to sell its Alden Common Rights pursuant to a transaction resulting from the election in clause (i) or (ii) of Section 9.7(b) that, as a result of, concurrently with or prior to the closing of such purchase, the Alden Members shall no longer own any Series A Preferred Interests.

(i) The transactions contemplated by this Section 9.7 shall not be subject to Sections 9.1, 9.2, 9.4, 9.5 or 9.6 hereof.

(j) Each of the Smulyan Members, the Alden Members and the Company shall cooperate to effect the transactions elected pursuant to Section 9.7(b) and Section 9.7(c), as applicable.

9.8 Put and Call Rights.

(a) At any time after the fifth anniversary of the date hereof, Smulyan shall have the right to elect, or cause the Company to elect, by written notice (a “Call Notice”) delivered to any or all Non-Controlling Members other than the Alden Members (the “Put/Call Members”), which Call Notice shall be copied to the Alden Members, to purchase any or all of the Common Interests held by the Put/Call Members (the

“Minority Common Interests”) for a purchase price equal to the Put/Call Price described below (a “Call Sale”); provided, that no Call Notice may be made prior to the later of (i) six months after the most recent Call Notice or (ii) three months after the most recently consummated Call Sale; provided, further, that in no event shall a Call Sale occur in respect of Common Interests held by Put/Call Members unless: (x) (1) a Smulyan Offer is delivered to the Alden Members pursuant to clause (i) of Section 9.7(a) simultaneously with the Call Notice with respect to a Percentage Interest of Alden Common Interests equal to (A) the total Percentage Interest of Alden Common Interests held by the Alden Members multiplied by (B) a fraction, the numerator of which is the total Percentage Interest of Minority Common Interests subject to the Call Notice and the denominator of which is the total Percentage Interest of Minority Common Interests held by all Put/Call Members; and (2) as a result of or prior to the closing of such purchase, there is not outstanding any Series A Preferred Interests; or (y) Smulyan elects to purchase, or cause the Company to purchase, Alden Common Rights from the Alden Members pursuant to Section 9.7(c)(i) or (c)(ii) simultaneously with the Call Notice with respect to a maximum Percentage Interest of Minority Common Interests equal to (A) the total Percentage Interest of Minority Common Interests held by all Put/Call Members multiplied by (B) a fraction, the numerator of which is the total Percentage Interest of Alden Common Interests held by the Alden Members being purchased by Smulyan or the Company pursuant to Section 9.7(c)(i) or (c)(ii) and the denominator of which is the total Percentage Interest of Alden Common Interests held by the Alden Members.

(b) At any time after the fifth anniversary of the date hereof or upon the occurrence of a Change of Control Event, the Put/Call Members owning Common Interests representing in the aggregate a majority of (i) the Percentage Interests represented by the Common Interests that were issued to Alden Members as of the date hereof and (ii) all Accretion Percentages issuable to the Alden Members under Section 10.1 through the date of the Put Notice, shall have the right to elect, by written notice delivered to the Company with a copy to the Alden Members (the “Put Notice” ), to cause, at Smulyan’s option, the Company or Smulyan to purchase any or all of the Minority Common Interests held by them for a purchase price equal to the Put/Call Price described below; (a “Put Sale” and together with a Call Sale, a “Put/Call Sale”); provided, that: (x) no Put Notice may be made prior to the later of (A) six months after the most recent Put Notice or (B) three months after the most recently consummated Put Sale; and (y) the Put Notice shall be considered null and void and the Company and Smulyan shall have no obligations under this Section 9.8(b) if (A) the Put Notice included less than all of the Common Interests owned by the Put/Call Members and (B) the aggregate Put/Call Price determined in accordance with Section 9.8(c) is less than $50,000,000.

(c) “Put/Call Price” means the fair market value for such Minority Common Interests, without discount for illiquidity or lack of control, as determined in accordance with this Section 9.8(c). Upon the delivery of a Put/Call Notice or if Smulyan elects by written notice to the Put/Call Members at any time following receipt of a Buy-Sell Offer under Section 9.7, the Company or Smulyan, as the case may be,, on the one hand, and the Put/Call Members acting collectively by approval of the holders of Common Interests representing a majority of the Percentage Interests held by all Put/Call

Members, on the other hand (each a “Put/Call Party”) shall (x) negotiate in good faith for a period of up to three (3) Business Days (the “Negotiation Period”) for the purposes of mutually agreeing on a fair market value for such Minority Common Interests, (y) engage a nationally recognized investment banking firm and notify the other Put/Call Party of such engagement (each of the two appraisers, a “Party Appraiser”). If upon the completion of such Negotiation Period, the Company or Smulyan, as the case may be, and the Put/Call Members have not agreed on such fair market value, each of the Company or Smulyan, as the case may be, and the Put/Call Members shall cause their respective Party Appraiser to select a mutually acceptable third nationally recognized investment banking firm (the “Independent Appraiser”) to be engaged by the Company within two (2) Business Days of the completion of the Negotiation Period, whereupon both Party Appraisers shall submit to the Independent Appraiser such Party Appraiser’s determination of the fair market value for such Minority Common Interests. Within ten (10) Business Days of the completion of the Negotiation Period, the Independent Appraiser shall choose from between those submissions the fair market value for such Minority Common Interests that is the closest to the fair market value determination made by such Independent Appraiser. Such submission shall be deemed the Put/Call Price and all costs of the Appraisers and the Independent Appraiser shall be borne by the Company; provided that the party whose submission of fair market value was not chosen as the Put/Call Price shall reimburse the Company for such costs upon consummation of a Put/Call Sale; provided, further that if (A) the Put/Call Price was determined following a Put Notice, (B) the Put/Call Price resulting from such process is less than $50,000,000 and (C) the Put Notice included less than all of the Common Interests held by the Put/Call Members, then the Put/Call Members shall reimburse the Company or Smulyan, as the case may be, for such expenses at the closing of the Put/Call Sale (and the Company or Smulyan, as the case may be, shall be entitled to deduct such expenses from any cash delivered to the Put/Call Members at such closing).

(d) The Company or Smulyan, as the case may be, may satisfy all of its obligations in Section 9.8(a) or Section 9.8(b) to deliver the Put/Call Price by registering the Common Interests held by such Put/Call Members subject to the Put/Call Sale, or such securities into which they may be converted or exchanged pursuant to Section 10.2, in a Qualifying IPO to be effective within 210 days after the date of the Put Notice, and which will remain effective for at least 180 days. All costs of such Qualifying IPO, including the reasonable cost of counsel for the Put/Call Members and all underwriting discounts and commissions, shall be borne by the Company. The Put/Call Members shall thereafter be subject to the lock-up restrictions applicable to Designated Holders pursuant to Section 6.1 of the Registration Rights Agreement.

(e) Subject to Section 9.8(d), the Company or Smulyan, as the case may be, and the Put/Call Members shall select, for consummation of Put/Call Sale, a date not later than 30 days (or, if later, no later than the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals) after receipt of the Put Notice or Call Notice (as the case may be). At the consummation of such Put/Call Sale, the Put/Call Members shall, against delivery by the Company or Smulyan, as the case may be, of the Put/Call Price, (i) deliver to the Company or Smulyan, as the case may be, certificates, if any, evidencing the Minority Common Interests being sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to the Company duly executed by the Put/Call Members free and clear of any and all liens and encumbrances (other than this Agreement), and (ii) assign all their respective rights under this Agreement with respect to the Minority Common Interests being sold pursuant to an instrument of assignment reasonably satisfactory to the Company. Each Put/Call Member hereby appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Minority Common Interests pursuant to the terms of such Put/Call Sale. Each Non-Controlling Member agrees to execute and deliver any other documentation reasonably required to consummate the Put/Call Sale. The powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any such Put/Call Member. It shall be a condition to the closing of any Put/Call Sale that, as a result of, concurrently with or prior to the closing of such purchase, the Alden Members shall no longer own any Series A Preferred Interests.

(f) Notwithstanding Section 9.8(e), in the event of (i) a Put Notice or (ii) a Call Notice delivered pursuant to clause (y) of Section 9.8(a), at the Company’s or, if so elected, Smulyan’s election, (x) the closing may be postponed for as long as such purchaser is actively seeking financing for such purchase, but not longer than six months following the date of such Put Notice (the “Put/Call Financing Period”), and (y) such purchaser may elect, on or prior to completion of the Put/Call Financing Period, that the payment of the Put/Call Price shall be subject to the terms set forth on the Annex 9.8(f). Whether or not Smulyan or the Company takes advantage of the terms of Annex 9.8(f), Smulyan or the Company (whichever is the purchaser) shall pay to the Put/Call Parties interest on the amount of the purchase price at the rate of 10% per annum from the date upon which closing would be required under Section 9.8(e), but for this Section 9.8(f), through the date such purchase is completed.

(g) The transactions contemplated by this Section 9.8 shall not be subject to Sections 9.1, 9.2, 9.4, 9.5 or 9.6 hereof.

(h) Each of the Company or Smulyan, as the case may be, and the Put/Call Members shall cooperate to effect the transactions elected pursuant to Section 9.8(a) or Section 9.8(b), as applicable.

9.9 Ownership Restrictions.

(a) Notwithstanding any other provision of this Agreement, no transfer or issuance of any Ownership Interests may be made if such transfer or issuance would cause the Company or ECC to violate the Communications Act of 1934 and/or the rules, regulations and published policies of the FCC (the “Communications Laws”), including the provisions of the Communications Laws that restrict (x) multiple ownership, cross-ownership and horizontal ownership of broadcast stations and (y) foreign ownership of broadcast stations, including, without limitation, 47 U.S.C. §310(b) (the “Foreign Ownership Rules”) (any such transferee that would cause a violation thereof, a “Restricted Transferee”).

(b) A transferee or issuee shall use its reasonable efforts to structure itself and/or its Ownership Interests to minimize its foreign equity ownership, as calculated pursuant to the Communications Laws, for purposes of determining compliance of a Media Company with the Foreign Ownership Rules. The Company and ECC shall provide adequate information to a requesting Member or transferee regarding the then-current foreign ownership of the Company and ECC as calculated pursuant to the Communications Laws (“Foreign Ownership”) to enable the Member and/or transferee to determine whether any additional Foreign Ownership contributed by the transferee to the Company upon consummation of the transfer would cause the Company’s and/or ECC’s total Foreign Ownership to exceed 25%.

(c) Notwithstanding any other provision of this Agreement, if any interest in a Media Company held by a Member (x) causes the Company and/or ECC to violate the Multiple Ownership Rules or (y) precludes or impedes a prospective acquisition by ECC, regarding which ECC has entered into a legally binding purchase commitment, by reason of a violation of the Multiple Ownership Rules that would occur as a result of the consummation of such acquisition (each, a “Violation”), the Board may take the following actions as reasonably necessary to remedy such Violation:

(i) First, the Board shall provide such Member with notice of such Violation, which notice shall include reasonable detail regarding the nature and cause of such Violation, and provide such Member with a reasonable period of time, but not less than 30 days unless the FCC imposes by specific directive to the Company or its subsidiaries a shorter period, to restructure its Ownership Interest or its interest in other Media Companies to eliminate such Violation.

(ii) Second, if such Member fails to so restructure its Ownership Interest or its interest in other Media Companies to eliminate such Violation in the period of time permitted by the Board for such restructuring, the Board may “insulate” the Ownership Interest of such Member in the manner set forth in the Attribution Rules to insulate a member of a limited liability company against holding an attributable interest under the Attribution Rules in such limited liability company, including by eliminating any non-financial rights that such Member may have hereunder that are inconsistent with such insulation. Such member will consent to any such insulation.

(iii) Third, if the course of action set forth in (i) and (ii) cannot eliminate such Violation, then notwithstanding any other provision of this Agreement, the Board shall have all powers reasonably necessary to ensure compliance with the Communications Laws by the Company and ECC; provided that any action taken by the Board pursuant to this subsection does not materially adversely affect such Member; provided further, that if the Board elects pursuant to this clause to redeem some or all of such Member’s Ownership Interests in exchange for fair consideration payable, at the Company’s election, in the form of a subordinated unsecured note of the Company or its subsidiaries that matures ten years following issuance thereof and accrues interest, payable in-kind, at then-prevailing market rates for comparable securities (“Redemption Note”), such redemption shall not be considered a material adverse effect on such

Members for purposes of the foregoing; provided further, that such Member shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (other than the purchase price for any redemption described above) incurred by the Company or ECC in connection the foregoing determinations and actions with respect to remedying such Violation.

(d) Notwithstanding any other provision of this Agreement, if at any time the Foreign Ownership of any Member changes and such change causes the Foreign Ownership of the Company and/or ECC to exceed 25% in violation of the Foreign Ownership Rules, the Board may take the following actions as reasonably necessary to cause the Company’s and/or ECC’s Foreign Ownership to be reduced to 25%:

(i) First, the Board shall provide such Member with notice of such Violation, which notice shall include reasonable detail regarding the nature and cause of such Violation, and provide such Member with a reasonable period of time, but not less than 30 days unless the FCC imposes by specific directive to the Company or its subsidiaries a shorter period, to restructure its Ownership Interest to reduce its Foreign Ownership as necessary to cause the Foreign Ownership of the Company and/or ECC to be 25%.

(ii) Second, if such Member fails to so restructure its Ownership Interest as required pursuant to (i) in the period of time permitted by the Board for such restructuring, the Board shall redeem such Member’s Ownership Interests, to the extent necessary to achieve compliance with the Foreign Ownership Rules, for warrants (A) with a de minimis exercise price, (B) that are freely exercisable into Ownership Interests equal to the Ownership Interests redeemed but only if such exercise would not cause the Company or ECC to violate the Communications Laws, and (C) that have a right to distributions equal to the right to distributions of the redeemed Ownership Interests; provided that such distribution rights do not prevent such warrants from eliminating such Violation under the Communications Laws.

(iii) Third, if the course of action set forth in (i) and (ii) cannot eliminate such Violation, then notwithstanding any other provision of this Agreement, the Board shall have all powers reasonably necessary to ensure compliance with the Communications Laws by the Company and ECC, provided that any action taken by the Board pursuant to this subsection does not materially adversely affect such Member; provided further, that if the Board elects pursuant to this clause to redeem some or all of such Member’s Ownership Interests in exchange for fair consideration payable, at the Company’s election, in the form of a Redemption Note, such redemption shall not be considered a material adverse effect on such Member for purposes of the foregoing; provided further, that such Member shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (other than the purchase price for any redemption described above) incurred by the Company or ECC in connection the foregoing determinations and actions with respect to remedying such Violation.

(e) Upon request of the Company, each Member and proposed transferee promptly shall furnish to the Company such information as to its Foreign Ownership and its interests in other Media Companies that (x) are attributable under the Attribution Rules, or (y) would, upon the consummation of transactions or geographic expansions that the Company is considering in good faith, be attributable under the Attribution Rules, in each case (x) and (y) as reasonably necessary for the Company to ensure that the Company and/or ECC comply or will comply with the Communications Laws.

(f) Notwithstanding any other provision of this Agreement, no transfer shall be made without the prior consent of the FCC if such prior consent is required under the Communications Laws.

(g) For purposes of this Section 9.9, (i) the term “Media Company” shall mean any privately or publicly held businesses or parts thereof which, directly or indirectly, owns, controls or operates a broadcast radio or television station licensed by the FCC, or a “daily newspaper” (as such term is defined in 47 C.F.R. § 73.3555); (ii) the term “Attribution Rules” shall mean the ownership attribution rules of the FCC applicable to Media Companies, including, but not limited to, 47 C.F.R. §§ 73.3555; Attribution Reconsideration Order, 58 Radio Regulation 2nd 604 (1985); Further Attribution Reconsideration Order, 1 FCC Rcd 802 (1986); Report and Order, 14 FCC Rcd 12559 (1999); Report and Order, 14 FCC Rcd 19014 (1999); Memorandum Opinion and Second Order on Reconsideration, 16 FCC Rcd 1067 (2001); Memorandum Opinion and Order on Reconsideration, 16 FCC Rcd 1097 (2001), all as the same may be amended or supplemented from time to time; and (iii) the term “Multiple Ownership Rules” shall mean the horizontal, multiple, and cross-ownership rules of the FCC applicable to Media Companies, including, but not limited to, 47 C.F.R. 73.855; 73.860; and 73.3555, and other Communications Laws which limit or restrict attributable ownership under the Attribution Rules in Media Companies, all as the same may be amended or supplemented from time to time.

ARTICLE X

ADDITIONAL MATTERS

10.1 Adjustment of Alden Percentage Interest.

(a) From and after the Effective Date until the earliest of (i) there being no Series A Preferred Interests outstanding, (ii) a Qualifying IPO, the proceeds of which are used to pay the Liquidation Preference on all then outstanding Series A Preferred Interests, and (iii) the seventh anniversary of the Effective Date, the Percentage Interest attributable to the Common Interests owned by the Alden Members in the aggregate (the “Alden Percentage Interest”) shall be adjusted from time to time, without any further action on the part of the Company or the Members, such that the Alden Percentage Interest shall equal the Alden Common Percentage; provided that such Alden Percentage Interest shall be reduced by any Percentage Interest previously transferred by any Alden Member (other than to another Alden Member).

(b) Upon any adjustment to the Alden Percentage Interest pursuant to this Section 10.1, the Percentage Interest attributable to the Common Interests held by all Members other than the Alden Members shall be adjusted pro rata based on such Member’s Percentage Interest to account for such adjustment of the Alden Percentage Interest and the Company shall revise the Percentage Interest with respect to each Member’s Common Interests as set forth on Annex 6.1(c) to reflect such adjustment.

(c) For the purposes of this Section 10.1:

(i) “Alden Common Percentage” means (v) the Initial Percentage plus (w) any Common Interests purchased by the Alden Members in accordance with Article IX after the date hereof, plus (x) any Common Interests issued to the Alden Members after the date hereof, except the Accreted Percentage, minus (y) any Common Interests sold by or redeemed from the Alden Members in accordance with Article IX after the date hereof plus (z) the Accreted Percentage, in each case, subject to adjustment (including pro rata to all other Members as described in clause (b) above) to reflect any Common Interest Issuances or Common Interest Repurchases.

(ii) “Common Interest Issuances” means Common Interests issued (other than pro rata to all Members) (subject to Section 3.5) by the Company after the date hereof in accordance with this Agreement other than (x) issuances of Ownership Interests pursuant to a management incentive plan and (y) issuances to Alden Members.

(iii) “Common Interest Repurchase” means any repurchase of Common Interest by the Company other than (x) repurchases pursuant to a management incentive plan, (y) pro rata for all Members and (z) repurchases from Alden Members.

(iv) “Initial Percentage” has the meaning set forth on Annex 6.1(c).

(v) “Accreted Percentage” means, from and after the second anniversary and each subsequent anniversary of the Effective Date until the seventh anniversary of the Effective Date, the sum of the “Additional Percentages” in the chart below with respect to each such anniversary and each previous anniversary;

Anniversary	Additional Percentage *

2nd	10%
3rd	5%
4th	5%
5th	5%
6th	5%
7th	5%

*	Additional Percentages subject to adjustment to reflect any Common Interest Issuance or Common Interest Repurchase, which Additional Percentages shall be adjusted in proportion to the adjustment to the Alden Common Percentage resulting from such Common Interest Issuance or Common Interest Repurchase (e.g., if the Alden Common Percentage is reduced from 40% to 20% as a result of a Common Interest Issuance, each Additional Percentage applied thereafter would also be reduced by one-half and if the Alden Common Percentage is doubled from 20% to 40% as a result of a Common Interest Repurchase, each Additional Percentage applied thereafter would also be doubled.)

; provided that, from and after 14 months after the Effective Date until the fifth anniversary of the Effective Date, the Accreted Percentage shall increase on a pro rata basis at the end of each month on the basis of the additional percentage applicable to the next succeeding anniversary (e.g., on the 15-month anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 1%; on the 25-month anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 10 5/12%; and on the fifth anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 25%]);

; provided, further, that, if at any time the Alden Members no longer own, in the aggregate, (i) Series A Preferred Interests having an aggregate Preferred Unrecovered Capital and/or (ii) Junior Subordinated Notes issued pursuant to the Distribution Letter and having an aggregate Exchanged Preferred Unrecovered Capital equal to, in the aggregate, $[             ]3 (as a result of (x) Distributions, (y) redemptions or (z) transfer, provided any such transfer is made in an arms-length transaction negotiated in good faith at a price not less than 100% of (i) in the case of Series A Preferred Interests, the Liquidation Preference or (ii) in the case of Junior Subordinated Notes, the outstanding amount due thereunder, in each case, as of the time of such transfer (such price being referred to as the “Full Price”), the Additional Percentage for each time period thereafter shall be reduced in proportion to such reduction in the sum of the Preferred Unrecovered Capital and Exchanged Preferred Unrecovered Capital held by the Alden Members (e.g., if half of the Series A Preferred Interests are redeemed on the fifth anniversary of the Effective Date, the Additional Percentages for each succeeding annual period would also be reduced by one-half, subject to additional adjustments for further reductions Preferred Unrecovered Capital of the Series A Preferred Interests held by the Alden Members). Notwithstanding clause (z) above, any Distributions, payments, repurchases or redemption paid to a transferee in respect of any Series A Preferred Interests or Junior Subordinated Notes after the date of any transfer (but only if the price paid therefor was less than the Full Price) shall be considered to have reduced the Preferred Unrecovered Capital and Exchanged Preferred Unrecovered Capital for purposes of the foregoing.

(d) The rights to receive the Accreted Percentage which has not yet accreted shall be personal to the Alden Members and shall not be transferred to any transferee of Common Interests transferred by the Alden Members to any Member that is not an Alden Member, and such rights shall continue except as otherwise provided

[3]	To be equal to Alden’s initial Preferred Unrecovered Capital.

in this Agreement (including this Section 10.1(c). Notwithstanding anything in Section 10.1, upon any transfer by any Alden Member of Common Interests (other than to another Alden Member) in accordance with Article IX, the Alden Percentage Interest existing at the time of such transfer shall be adjusted as provided in Section 10.1(c)(i) and, from and after such transfer, the Accreted Percentage (which shall not be diminished by any such transfer) shall continue to grow as if the Alden Members had not transferred any Common Interests, subject to Section 10.1(c).

10.2 IPO; Registration Rights.

(a) If at any time while the Smulyan Members are Controlling Members, the Smulyan Members desire to cause (i) a transfer of all or substantially all of (x) the assets of the Company or any of its Subsidiaries or (y) the Ownership Interests to a newly organized corporation or other business entity (“Newco”), (ii) a merger or consolidation of the Company or any of its Subsidiaries into or with a Newco, (iii) a distribution to the Members (in accordance with the provisions of Article VIII) of all the issued and outstanding shares of common stock of ECC (or any of its successors or any intermediate entity) then owned by the Company or (iv) another restructuring of all or substantially all the assets or Ownership Interests of the Company into a Newco, including by way of the conversion of the Company into a corporation or other entity (any such corporation or entity, also “Newco”), in any case in connection with a Qualifying IPO, each Member shall take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be reasonably requested by the Board, including transferring or tendering such Member’s Ownership Interests to a Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 10.2(b); provided that the Smulyan Members may only effect the foregoing transactions in connection with a Qualifying IPO if (x) there are no Series A Preferred Interests held by the Alden Members or (y) the net cash proceeds of such Qualifying IPO are used to (A) repay or redeem the Series A Preferred, the Junior Subordinated Notes or the Senior Subordinated Notes or (B) satisfy the Company’s obligations pursuant to Section 9.7(e) and Section 9.8(d). Prior to the completion of a Qualifying IPO, this Agreement shall apply to Newco, mutatis mutandis.

(b) In connection with a transaction described in Section 10.2(a), the Board shall, in good faith, determine the Fair Market Value of the assets or Ownership Interests transferred to or merged into Newco, the aggregate fair market value of Newco and the number of shares of capital stock or other equity interests to be issued to each Member in exchange or consideration therefor in accordance with Article XII hereof which will be issued solely on the basis of the Members’ relative Percentage Interests. Notwithstanding the foregoing, in determining the Fair Market Value of the Ownership Interests, (i) the offering price as set forth in the prospectus which is distributed in connection with such Qualifying IPO will be used by the Board to determine such Fair Market Value, and (ii) the impact of the provisions of Article VIII and Article XII will be taken into account.

(c) In connection with any such Qualifying IPO, the Primary Members shall have the registration rights as set forth in the Registration Rights Agreement.

(d) At any time after the fifth anniversary of the date hereof and for so long as the Alden Members maintain the Ownership Minimum, the Alden Members shall have the right to require the Board to cause the actions in Section 10.2(a) and 10.2(b) in order to effect a Qualifying IPO; provided that the form and structure of such transactions entered into in anticipation of and connection with such a Qualifying IPO shall be in the sole discretion of the Board so long as such actions are otherwise in compliance with this Section 10.2 and the Registration Rights Agreement. This Operating Agreement shall terminate upon the consummation of the conversion to Newco as provided in this Section 10.2 and the completion of a Qualifying IPO.

10.3 Series A Redemption. The Company (a) may (at the election of the Board) at any time redeem all or a portion of the then outstanding Series A Preferred Interests, and (b) shall, immediately following the seventh anniversary of the date hereof, redeem all (but not less than all) of the then outstanding Series A Preferred Interests, in each case for an amount of cash equal to the Liquidation Preference (a “Series A Redemption”). Any Series A Redemption shall be allocated among the Series A Preferred Interests on a basis that is no less favorable to the Alden Members than if it were made pro rata among all holders of Series A Preferred Interests. From and after a Series A Redemption, unless there shall have been a default in payment of the cash and securities to be provided in such redemption, all rights of the Members with respect to such Series A Preferred Interests to be redeemed shall cease with respect to such Series A Preferred Interests, and such Series A Preferred Interests shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

10.4 Credit Agreement Refinancing and Refinancing Redemption.

(a) From and after the date hereof and for so long as the Alden Members have beneficial ownership of any Series A Preferred Interests, the Company shall use its commercially reasonable efforts to cause ECC to sell assets of ECC and its Subsidiaries for the purposes described below and subject to all contractual and legal duties to third parties, including under the Credit Agreement. Upon the consummation of any such sale, the Company shall, to the extent commercially reasonable, use the proceeds thereof to cause ECC to complete a bona fide repayment, redemption, exchange, refinancing or amendment of the Credit Agreement, in each case such that the terms of the Credit Agreement (or any new indebtedness incurred in such repayment, redemption, exchange, refinancing or amendment) (a “Credit Agreement Refinancing”) would, to the extent commercially reasonable, permit with such proceeds a (i) a Series A Redemption by the Company for all or a portion of the outstanding Series A Preferred Interests in an amount equal to the lesser of (x) the net proceeds thereof and (y) the Liquidation Preference or (ii) a redemption by ECC of all or a portion of the Junior Subordinated Notes or the Senior Subordinated Notes in accordance with the terms thereof in an amount equal to the lesser of (A) such net proceeds and (B) the outstanding amount due thereunder (each, a “Refinancing Redemption”).

(b) Promptly after any such Credit Agreement Refinancing, the Company shall, to the extent so permitted under the terms of such Credit Agreement Refinancing, effect such a Refinancing Redemption.

(c) Upon the completion of a Credit Agreement Refinancing, the Company shall pay to Alden or its designees $3,000,000 (the “Deal Fee”) in cash by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by Alden in writing. For the avoidance of doubt, the Deal Fee shall not be payable more than once.

10.5 Exchanged ECC Shares. Upon the occurrence of a Credit Agreement Refinancing, to the extent allowable thereunder, the Series A Preferred Interests shall be exchangeable with the Company, in whole or in part, at the option of the Members holding such Series A Preferred Interests into Exchanged ECC Shares. Upon the exchange of Series A Preferred Interests in accordance with this Section 10.5, the Company shall reduce (i) the Preferred Unrecovered Capital set forth on Annex 6.1(c) and (ii) the Capital Account set forth on Annex 6.2(c), in each case, by Fair Market Value for such Exchanged ECC Shares (which for the avoidance of doubt shall equal on a per share basis the aggregate Liquidation Preference of the Series A Preferred Interests so exchanged divided by the number of Exchanged ECC Shares received in such exchange, referred to herein as the “Per Share Exchange Value”).

10.6 Subordinated Notes. In addition to any rights of the Company pursuant to the terms of the Senior Subordinated Notes or Junior Subordinated Notes, the Company may redeem all or a part of the Senior Subordinated Notes or Junior Subordinated Notes held by the Alden Members at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes or Junior Subordinated Notes, as applicable, redeemed plus the amount of all accrued and unpaid interest thereon, if any, to the date of redemption.

10.7 Key-Man Policy. For so long as the Alden Members maintain the Ownership Minimum, the Company shall use commercially reasonably efforts to maintain key man insurance (a “Key-Man Policy”) on Smulyan (with no less than a seven-year term which provides a payment of at least $20,000,000 to the Company in the event of Smulyan’s death, disability or incapacity (such proceeds, “Insurance Proceeds”). Upon receipt of Insurance Proceeds by the Company, the value of the Common Interests of the Alden Members shall be determined by an Independent Appraiser selected in accordance with the procedures described in Section 9.8(c) applied mutatis mutandis (treating the Alden Members as the Put/Call Members for such purpose); provided, that such value shall be determined as of the date immediately prior to the event that entitled the Company to Insurance Proceeds; provided, further, that such value shall not be less than the Insurance Proceeds (such value, the “Appraised Price”). The Company shall purchase from the Alden Members, and the Alden Members shall sell to the Company, such portion of the Common Interests of the Alden Members as is equal to (i) the amount of such Insurance Proceeds divided by (ii) the Appraised Price. The closing of such sale shall be held 30 days from receipt of such Insurance Proceeds and the parties shall make deliveries and grant rights necessary to consummate such transaction as provided in Section 9.8(e) applied mutatis mutandis.

10.8 Member Loans.

(a) Smulyan shall be permitted to, and if no other funds are available to the Company, Smulyan shall, make loans to the Company in accordance with this Section 10.8 (“Member Loans”) to the extent necessary to fund (i) the payment of any premiums payable by the Company under the Key-Man Policy and (ii) any other working capital obligations of the Company.

(b) Each Member Loan shall be made in accordance with the following terms, as applicable:

(i) Each Member Loan shall accrue interest at a rate equal to the interest rate per annum applicable to amounts borrowed by Emmis Operating Company under its senior credit facility, which interest shall compound and accrue in a manner consistent with amounts borrowed thereunder.

(ii) All outstanding unpaid principal of the Member Loans, together with accrued and unpaid interest, shall be payable by the Company to Smulyan on the seventh anniversary of the Effective Date; provided that the Company may prepay all or a portion of any unpaid principal, together with accrued and unpaid interest, at any time without penalty or premium in accordance with Section 8.1(a); provided, further, that the Company shall not pay any amount in respect of the Member Loans as long as the Alden Members own any Series A Preferred Interests or Junior Subordinated Notes.

(iii) The Member Loans shall not be secured by any assets of the Company or its Subsidiaries.

(c) A Member Loan shall not be considered a Capital Contribution, shall not increase the Capital Account of the lending Member(s), and shall not result in the adjustment of any Member’s Percentage Interest, Preferred Unreturned Capital or Exchanged Preferred Unreturned Capital and the repayment of any Member Loan by the Company shall not decrease the Capital Account of the lending Member.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by the Company.

(a) To the extent that a Director, Member or Officer of the Company acts in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the Company, and in accordance with the terms and conditions of this

Agreement, to the fullest extent permitted by law, the Company shall indemnify such Person (including, as applicable, directors, officers, employees, agents and representatives of such Person) (each, an “Indemnitee”) against expenses, damages and all costs (including reasonable attorneys’ fees and final judgments and amounts paid in a settlement to which settlement the Board has consented in writing, which consent shall not be unreasonably withheld) (collectively, “Losses”) in connection with litigation or any claims, demands or other actions brought against the applicable Indemnitee or executive arising out of such Indemnitee’s or executive’s duties hereunder, unless such Losses resulted from the gross negligence, willful misconduct or fraud of the Indemnitee. An Indemnitee shall be fully indemnified in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee reasonably believes are within such Person’s professional or expert competence.

(b) All claims for indemnification by any Indemnitee pursuant to Section 11.1 shall be asserted and resolved in accordance with this Section 11.1(b). If any Indemnitee has a claim or demand or potential claim or demand for which the Company would be liable to such Indemnitee pursuant to Section 11.1, such Indemnitee shall promptly notify the Company of such claim or demand (the “Claim Notice”). The Claim Notice shall be a condition precedent to any liability of the Company under this Article IX and shall describe the claim or demand in reasonable detail and indicate the amount or estimated amount to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) of the Losses that has been or may be sustained by the Indemnitee. The Company shall have 30 days (or less if the nature of the liability asserted so requires) from the delivery of the Claim Notice to notify the Indemnitee as to whether or not the Company (i) disputes the liability of the Company to the Indemnitee with respect to such claim or demand or (ii) elects to assume the defense of the Indemnitee against such claim or demand. Except as hereinafter provided, if the Company timely notifies the Indemnitee that it desires to assume the defense of such claim or demand, the Company shall be entitled to assume the defense thereof at its own expense, with counsel selected by the Board; provided that any Indemnitee may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any claim or demand in which both the Company, on the one hand, and an Indemnitee, on the other hand, are, or are reasonably likely to become, a party, such Indemnitee shall have the right to employ separate counsel and to control its own defense of such claim or demand if, in the reasonable opinion of counsel to such Indemnitee, either (x) one or more defenses are available to the Indemnitee that are not available to the Company or (y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnitee, on the other hand, that would make such separate representation advisable; provided, however, that (i) in any action between the Company and the Indemnitee, the Company shall reimburse the Indemnitee for the fees and expenses of only one counsel to such Indemnitee and all other Indemnitees (A) after the final resolution or disposition of such action and (B) if the Indemnitee prevails in such action and (ii) in any action between the Indemnitee and any third party, the Company shall reimburse the Indemnitee for such fees and expenses as such fees and expenses are incurred. The Company agrees that it will not, without the prior written consent of the applicable Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim or demand relating to the matters contemplated hereby (if such Indemnitee is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising or that may arise out of such claim or demand. The Company shall not be liable for any settlement of any claim or demand effected against an Indemnitee without the Company’s written consent, which consent shall not be unreasonably withheld. To the extent the Company shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnitee shall give the Company and its counsel access to, during normal business hours, the relevant business records and other documents within its control that are necessary and appropriate for such defense. If the Company (a) elects not to assume the defense of the Indemnitee against any claim or demand; (b) fails to give the Indemnitee timely notice of such assumption as provided above; or (c) the defense is conducted by the Indemnitee in accordance herewith, then the portion of any such claim or demand as to which the defense by the Indemnitee is unsuccessful (and the costs and expenses pertaining to the Indemnitee’s defense, whether or not successful) shall be the liability of the Company hereunder.

(c) The obligations of the Company under this Section 11.1 shall be satisfied solely out of and to the extent of the Company’s assets, and no Indemnitee shall have any personal liability on account thereof.

(d) The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being an Indemnitee.

11.2 Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article XI shall survive the termination, transfer or sale, voluntarily or involuntarily, of a Member’s Ownership Interests and shall survive the termination of this Agreement or dissolution of the Company.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1 Withdrawal of Members. Except as otherwise specifically permitted in this Agreement, no Member shall at any time resign, retire or withdraw from the Company. Any Member resigning, retiring or withdrawing in contravention of this Section 12.1 shall indemnify, defend and hold harmless the Company, the Board and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation, retirement or withdrawal.

12.2 Dissolution of Company.

(a) The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i) a decree of dissolution pursuant to Indiana Code §23-18-9-2 of the Indiana Act;

(ii) the approval of the Board (in accordance with Section 3.5(b));

(iii) a sale of all or substantially all of the assets of the Company; or

(iv) the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company.

(b) In the event of the dissolution of the Company for any reason, the Board or a liquidating agent or committee appointed by the Board shall act as a liquidating agent (the Board or such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”) and, in such capacity, shall wind up the affairs of the Company and liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Article VII and Article VIII. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Board would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(d) Notwithstanding the foregoing, a Liquidator that is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Board.

12.3 Distribution in Liquidation. The Company’s assets shall be applied in the following order of priority:

(a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b) second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(d) fourth, the remainder to the Members in accordance with Section 8.1, subject to the limitations of Article VIII, as promptly as practicable.

If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Fair Market Value of the assets not so liquidated to be determined (with any such determination normally made by the Board in accordance with the definition of “Fair Market Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i) the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a), (b) and (c) of this Section 12.3; and

(ii) the remaining assets shall be distributed to the Members in the manner specified in clause (d) of this Section 12.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Fair Market Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

12.4 Final Reports. At or prior to the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 12.3.

12.5 Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s

Capital Contribution (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Board. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

12.6 Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Ownership Interests (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

12.7 Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 12.3. The Liquidator shall then execute and cause to be filed the articles of dissolution of the Company.

ARTICLE XIII

CONFIDENTIALITY; PUBLICITY

13.1 Confidentiality; Publicity. Each Member and the Company shall, and shall cause their respective Affiliates and their respective Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the terms of this Agreement and the other agreements contemplated hereby (collectively, the “Operative Agreements”) and all information furnished to each such Recipient in connection with or relating to this Agreement, the other Operative Agreements or the business and affairs of the Company and none of such Persons shall issue (directly or indirectly) or otherwise make any publicity release, announcement or other communication, of any kind and by any means, concerning this Agreement, the other Operative Agreements or the business and affairs of the Company without advance written approval of the form and substance by the Board. The preceding sentence shall not apply to information that: (i) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient by the Company or any other party; (iii) becomes available to such Recipient on a non-confidential basis from a source other than the Company or any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (iv) is independently developed by such Recipient without reference to confidential information received from the Company or any other party; (v) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (v) shall use commercially reasonable efforts to notify the other party at least five days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such Recipient or any of its Affiliates are listed or traded; (vii) is required to be disclosed in connection with the receipt of the rating of any securities (including debt securities) from a ratings agency; (viii) is disclosed by a Member to such Member’s legal, accounting and other professional representatives; or (ix) is disclosed by a Member in connection with Article IX to any potential financing sources or potential transferees who agree to keep confidential any such information in a manner consistent with the terms of this Article XIII. Notwithstanding the foregoing, the Alden Members shall be permitted to disclose information to the Alden Members’ investors, partners, and members who agree to keep such information confidential in accordance with this Section 13.1.

ARTICLE XIV

MISCELLANEOUS

14.1 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service, or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 14.2 by the party to receive such notice:

(a) if to Alden, to:

c/o Alden Global Capital

885 Third Avenue

New York, NY 10022

Attention: Jim Plohg

Facsimile: (212) 702-0145

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY

Attention: Stephen M. Banker

Facsimile: (917) 777-2760

(b) if to Smulyan or the Company, to:

c/o Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Attention: James A. Strain

Facsimile: (317) 713-3460

with a copy to:

Paul, Weiss, Rifkind, Wharton

  & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: James M. Dubin

                   Kelley D. Parker

Facsimile: (212) 757-3990

(c) if to Other Members, as set forth for such Other Member on Annex 14.2(c).

14.3 Entire Agreement. This Agreement, together with the Securities Purchase Agreement, the Registration Rights Agreement, the Distribution Letter and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contains the entire agreement among the parties with respect to matters contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

14.4 Amendment and Wavier.

(b) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and each Primary Member; provided that any amendment, modification or waiver of Article VIII or Article XII or Sections 14.4, 14.5 and 14.12 shall also require the written consent of each Member adversely affected thereby in a manner disproportionate to such Member’s Percentage Interest.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

14.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties; provided that this Agreement may assigned to a transferee of Ownership Interests in connection with a transfer thereof, so long as such transfer is otherwise in compliance with Article IX provided, further, that the Company may assign this Agreement to Newco, and cause Newco to assume its obligations hereunder and under the Registration Rights Agreement, in connection with the transactions described in Section 10.2(a).

14.7 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any capitalized term used in any Exhibit or Annex but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and the phrase shall not mean simply “if”. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

14.8 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The table of contents, index of defined terms and Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.9 Interpretation. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

14.10 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable (a) the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

14.12 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any party hereto.

14.13 No Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

14.14 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York or, if jurisdiction is not available in any such court, in any court sitting in New York County, New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 14.14(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 14.14(b) AND THIS SECTION 14.14(c).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ALDEN MEDIA HOLDINGS, LLC

By:
Name:
Title:

JEFFREY H. SMULYAN

JS ACQUISITION, LLC

By:
Name:
Title:

OTHER MEMBERS: [OTHER MEMBER]

By:
Name:
Title:

[Signature Page to the Amended and Restated Operating Agreement]

ANNEX 3.5(g)

AFFILIATE ARRANGEMENTS

1. Any transaction with an Affiliate of the Company disclosed in or incorporated by reference into the ECC SEC Documents (as such term is defined in the Securities Purchase Agreement).

2. 2011 Corporate Incentive Plan, relating to the pay out of annual bonuses under executive officer employment agreements, referenced in ECC’s Form 8-K filed on April 9, 2010.

3. The following agreements:

a) Change In Control Severance Agreement, effective January 1, 2008, by and between Emmis Communications Corporation, an Indiana corporation, and Gregory T. Loewen.

b) Change In Control Severance Agreement, effective March 1, 2009, by and between Emmis Communications Corporation, an Indiana corporation, and J. Scott Enright.

c) Employment Agreement, effective as of March 1, 2009, by and between Emmis Operating Company, an Indiana corporation, and Gregory T. Loewen, an Indiana resident.

d) Employment Agreement, effective as of March 1, 2010, by and between Emmis Operating Company, an Indiana corporation, and J. Scott Enright, an Indiana resident.

4. In addition to the items described above, (i) any consolidation of subsidiaries or any other similar transactions, (ii) any arrangements or other transactions with 501(c)(3) organizations with which Affiliates of the Company may be affiliated by reason of an officer or director being a trustee of any of such organizations; provided that such arrangements are either on arm’s length terms or are described below in item 5 or (iii) any other intercompany transactions in the ordinary course of business consistent with past practice.

5. USC leases tower space from Emmis Operating Company at Flint Peak for college radio (Smulyan is a USC trustee). Also, Mr. Enright and Mr. Cummings are trustees of 501(c)(3) organizations that may buy advertising and campaign and promotional services from Emmis Operating Company (on market terms).

Annex 3.5(g) – Page 1

ANNEX 6.1(c)

OWNERSHIP INTERESTS

Common Interests

Member	Percentage Interest
Alden	[ ]%(1)
Smulyan	[ ]%(2)
[Other Members][4]	[ ]%(3)

Series A Preferred Interests

Member	Capital Contributions			Preferred Unrecovered Capital
Alden	$	[	]	$	[	] (4)

(1) To be initially equal to the “Initial Percentage”, calculated as follows:

20% + ([(Purchase Price + (.5*Expenses Overage)) – $75,000,000) / $75,000,000] x 20%).

(2) To be initially equal to:

(100% – the Initial Percentage) x (3 x Smulyan Shares)

(3 x Smulyan Shares) + All Other Member Shares

(3) To be initially equal to:

(100% – the Initial Percentage) x Other Member Shares

(3 x Smulyan Shares) + All Other Member Shares

“Smulyan Shares” means the number of shares of ECC Common Stock to be contributed by Smulyan to ECC as required by the Stock Purchase Agreement.

“Other Member Shares” means the number of shares of ECC Common Stock contributed by an Other Member to the Company as required by the Rollover Agreement.

(4) To be initially equal to:

$96,900,000 + Additional Consideration + (1.5 x Expenses Overage)

“Additional Consideration” means the amount described in clause (b) of the definition of Purchase Price as set forth in the Securities Purchase Agreement.

“Expenses Overage” means the amount (if any) by which Transaction Expenses payable under Section 10.1(a) of the Securities Purchase Agreement exceeds $10,280,000.

[4]	Names of Other Members to correspond to the parties to the Rollover Agreement.

Annex 6.1(c) – Page 1

ANNEX 6.2(d)

CAPITAL ACCOUNTS

Member	Capital Account:
Alden	$	[	]
Smulyan	$	[	]
[Other Members]	$	[	]

Annex 6.2(d) – Page 1

ANNEX 9.7(g)

BUY/SELL FINANCING

Due at Closing: At least 35% of the aggregate purchase price in cash and the remainder in the form of a Seller Note substantially in the form attached hereto as Exhibit B.

Annex 9.7(g) – Page 1

ANNEX 9.8(f)

PUT/CALL FINANCING

Due at Closing: At least 35% of the aggregate purchase price in cash and the remainder in the form of a Seller Note substantially in the form attached hereto as Exhibit B.

Annex 9.8(f) – Page 1

ANNEX 14.2(c)

OTHER MEMBERS NOTICE5

[Other Member]

Attention:
Facsimile:

[5]	Company to provide prior to Closing.

Annex 14.2(b) – Page 1

Exhibit A to Form of Amended and Restated Operating Agreement

EMMIS COMMUNICATIONS CORPORATION

15% JUNIOR SUBORDINATED NOTES DUE 2017

INDENTURE

Dated as of [            ], 20

[                    ], as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	6.10
(a)(2)	6.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	6.10
(b)	6.10
(c)	N.A.
311(a)	6.11
(b)	6.11
(c)	N.A.
312(a)	2.05
(b)	10.03
(c)	10.03
313(a)	6.06
(b)(1)	N.A.
(b)(2)	6.06; 6.07
(c)	6.06; 10.02
(d)	6.06
314(a)	10.05
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A
(e)	10.05
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a)(last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	N.A.
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	10.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

ii

EXHIBITS
Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

iii

INDENTURE dated as of [            ], 20     among Emmis Communications Corporation, an Indiana corporation (the “Company”) and [            ] (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 15% Junior Subordinated Notes due 2017 (the “Notes”) issued under this Indenture:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes and Notes issued under Sections 2.06, 2.07, 2.10 and 3.06 hereof) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.04 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Alden Entities” means Alden Media Holdings, LLC and any of its Affiliates (excluding the Company and its Subsidiaries) that may be a Holder of, or hold a beneficial interest in, the Notes.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3) with respect to any other Person, any similar governing body.

“Board Resolution” means a copy of a resolution certified by the secretary or assistant secretary (or an individual performing similar duties) of the Company to have been duly adopted by the Company’s Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Clearstream” means Clearstream Banking, S.A. and any successor thereto.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Company” means Emmis Communications Corporation, and any and all successors thereto.

“Company’s Board” means the Board of Directors of the Company.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 10.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006 and amended on March 3, 2009 and August 19, 2009, by and among Emmis Operating Company, the Company, the lending institutions listed on Schedule 1 thereof (together with any institution that becomes a lender

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pursuant to Section 15 or Section 17 thereof), Bank of America, N.A. as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Suntrust Bank, as co-documentation agents and Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers, as such Credit Agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Credit Facility” means the Credit Agreement, as such Credit Agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, restated or otherwise modified from time to time (including any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, restatements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementation, restatement or other modification (1) occurs simultaneously or not with the termination or repayment of a prior Credit Facility or (2) occurs on one or more separate occasions; in each case, to the extent that any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, restatement, supplement or other modification expressly states that it is a “Credit Facility” for purposes of this Indenture.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Custodian with respect to the Notes in global form, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provision of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or Section 2.10 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Debt” means (1) Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt which, at the time of

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determination, has an aggregate commitment or principal amount, or both, of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Distribution Letter” means the Distribution Letter, dated as of May [    ], 2010, among the Company, JS Acquisition, LLC, Jeffrey H. Smulyan and Alden Media Holdings, LLC.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Exchanged ECC Shares” has the meaning assigned thereto in the Operating Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect as on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01(b), 2.06(b)(3), 2.06(b)(4), 2.06(d) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, forward purchase agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to protect against interest rate risk; and

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(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in any case either generally or under specific contingencies.

“Holder” means a Person in whose name a Note or Additional Note, as relevant, is registered in the security register.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, without duplication, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

Notwithstanding the foregoing, for the avoidance of doubt, Indebtedness shall not include:

(1)	trade accounts payable and other similar accrued liabilities arising in the ordinary course of business;

(2)	obligations of such Person other than principal;

(3)	any liability for federal, state, local or other taxes owed or owing to any governmental entity;

(4)	obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business; or

(5)	in connection with the purchase by such Person of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means any Notes issued pursuant to the redemption of the Exchanged ECC Shares in accordance with the Distribution Letter, which Exchanged ECC Shares were distributed to holders of the JS Acquisition Preferred Interests pursuant to Section 10.05 of the Operating Agreement.

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“Institutional Accredited Investor” means an institution that is an “accredited investor” under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Issue Date” means the date on which the Notes are first issued under this Indenture.

“JS Acquisition Preferred Interests” means JS Acquisition, LLC’s Series A Convertible Redeemable PIK Preferred Interests.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, the Additional Notes and the PIK Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any PIK Notes.

“Notice of Default” is a written notice given by certified mail (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes specifying a default in the performance or breach, of any covenant or agreement of the Company under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Document” means the Company’s Proxy Statement / Offer to Exchange, dated [            ], 2010.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person or, if the Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company that meets the requirements of Section 10.05 hereof.

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“Operating Agreement” means the Amended and Restated Operating Agreement of JS Acquisition, LLC, dated as of [            ], 2010.

“Opinion of Counsel” means an opinion, which may be subject to customary assumptions and limitations, from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 10.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Junior Securities” means: (i) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in the Company and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof to be placed on Regulation S Temporary Global Notes issued under this Indenture.

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“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Department of the Corporate Trust Office of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Debt” means:

(1)	all Indebtedness outstanding under the Credit Agreement or any Credit Facility and all Hedging Obligations of the Company and any Guarantees thereof with respect thereto of the Company, whether outstanding on the Issue Date or thereafter incurred;

(2)	all Indebtedness of the Company outstanding under the Senior Subordinated Notes, whether outstanding on the Issue Date or thereafter incurred;

(3)	any other Indebtedness and related Hedging Obligations of the Company, unless the instrument under which such Indebtedness or Hedging Obligations are incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

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(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any Indebtedness of the Company to any of its Subsidiaries; or

(3)	any trade payables.

“Senior Subordinated Notes” means the Company’s 12% senior subordinated notes due 2017, issued pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Senior Subordinated Notes Indenture, dated [            ], 2010, between the Company and [            ].

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 and the rules and regulations promulgated thereunder.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

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“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

Section 1.02 Other Definitions.

Term	Defined in Section
“Authentication Order”	2.02
“AHYDO Redemption Date”	3.08
“Code”	3.08
“DTC”	2.03
“Event of Default”	5.01
“Interest Payment Date”	Exhibit A
“mandatory principal redemption”	3.08
“OID Legend”	2.06
“Paying Agent”	2.03
“Payment Blockage Notice”	7.03
“PIK Notes”	4.01
“PIK Payment”	4.01
“Registrar”	2.03

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes ;

“indenture security holder” means a Holder of a Note;.

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA or Commission rule.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

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(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(7) provisions apply to successive events and transactions;

(8) “including” means” including without limitation;” and

(9) references to sections of, rules under or forms or items under the Securities Act, the Exchange Act or the TIA will be deemed to include substitute, replacement or successor sections, rules, forms or items adopted by the Commission from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Initial Notes shall be issued by the Company pursuant to the redemption of the Exchanged ECC Shares in accordance with the Distribution Letter, which Exchanged ECC Shares were distributed to holders of the JS Acquisition Preferred Interests pursuant to Section 10.05 of the Operating Agreement, in the form of either (i) one or more Restricted Global Notes or beneficial interests therein (if DTC agrees to act as Depositary for the Global Notes) or (ii) one or more Restricted Definitive Notes (if otherwise).

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

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(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein, and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions thereof and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the provisions of the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, in each case as amended, supplemented or replaced by successor procedures from time to time, will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearsteam.

(d) Book-Entry Provisions. This Section 2.01(d) shall apply only to Global Notes deposited with the Trustee, as Custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Section 2.02 Execution and Authentication. At least one Officer must sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue.

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The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent. The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

If The Depository Trust Company (“DTC”) agrees to act as Depositary with respect to the Global Notes, the Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees to so initially act.

Section 2.04 Paying Agent to Hold Money in Trust. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it relating to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any Event of Default under Sections 5.01(4) or 5.01(5) hereof relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish or cause to be furnished to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

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Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date the Company received such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes entitling the Holders of the Notes to accelerate the maturity of the Notes.

Upon the occurrence of either of the events set forth in clause (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); nevertheless, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (f) or (i) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in

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accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(i) above;

provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

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(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the

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Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (i) or (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraphs (i) and (ii) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

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(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a

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Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.06(c)(3), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Restricted Global Note.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

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(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or

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transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

Unrestricted Definitive Notes cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Restricted Definitive Note.

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(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

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and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(2), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE OFFER AND SALE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE

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ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144A(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES TO INSTITUTIONAL “ACCREDITED INVESTORS” (UNDER RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2) (E) OR (2) (F) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE

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INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN

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AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(4) Original Issue Discount Legend. To the extent required by Section 1275(c)(1)(A) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1275-3(b)(1), each Note issued at a discount to its stated redemption price at maturity shall bear a legend (the “OID Legend”) in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Issue Date to the applicable sections):

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE COMPANY AT ONE EMMIS PLAZA, 7TH FLOOR, 40 MONUMENT CIRCLE, INDIANAPOLIS, INDIANA 46284, ATTENTION: [            ], AND THE COMPANY WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount

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of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06 and 8.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in

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whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium and interest on, such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) To the extent that any Notes are issued at a discount to their stated redemption price at maturity and bear the legend required by Section 2.06(f)(4), each group of Notes bearing a given amount of original issue discount shall be treated as a separate series only for purposes of the transfer and exchange provisions of this Section 2.06 and may trade under a separate CUSIP number.

Section 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07, is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all of the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

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Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate certificated Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Issuance of Additional Notes. The Company shall be entitled, subject to its compliance with Section 4.04 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price. The Initial Notes, any Additional Notes and any PIK Notes issued with respect thereto shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

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(b) the issue price, the issue date and the CUSIP number of such Additional Notes; and

(c) whether such Additional Notes shall be transfer restricted Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes (or portion of Notes) for redemption or purchase on a pro rata basis.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1.00 or whole multiples of $1.00 in excess thereof, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article 9 of this Indenture.

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The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of such original Note upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes or portions of Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 15 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price. On or prior to 12:00 p.m. Eastern Time on any redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly, and in any event within two Business Days after the redemption or purchase date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

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If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time and from time to time, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the amount of all accrued and unpaid interest, if any, to the date of redemption, including the pro rata interest for any partial interest period.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Unless the Company defaults in payment of the redemption price, and after the redemption date, interest will cease to accrue on the Notes or portions thereof called redemption.

(c) The Company and its Affiliates may also acquire the Notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, as long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08 Mandatory Redemption.

Except as provided below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each Note redeemed pursuant to a mandatory principal redemption will

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be 100% of the principal amount of such portion plus any accrued interest thereon on to the date of redemption. The “mandatory principal redemption amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligations to make the mandatory principal redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than three Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Interest shall be payable by increasing the principal amount of the outstanding Notes (“PIK Payment”) or by issuing additional Notes (“PIK Notes”) in an aggregate amount equal to the amount of the interest then payable and otherwise due. The Company will not issue Notes in principal amount of less than $1.00. In the event that the interest due to any Holder on an Interest Payment Date is not a round dollar amount, any fractional interest, if $0.50 or more, will be rounded up to the nearest dollar or, if $0.49 or less, will be rounded down to the nearest dollar.

The Company will evidence its obligation to pay interest in respect of Notes represented by Global Notes by increasing the principal amount of such Global Notes for the benefit of the accounts of Participants specified by DTC or its nominee. Any such increase in the principal amount of the Global Note will be made by the Trustee or the Custodian (at the direction of the Trustee), without the consent of Holders. The Company will evidence its obligation to pay interest in respect of the Notes represented by Definitive Notes by issuing PIK Notes in the form of Definitive Notes and delivering them to Holders.

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Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related Interest Payment Date of such PIK Payment. In case of issuance of PIK Notes, interest shall accrue on PIK Notes from and including the date of issuance of such PIK Notes. Any such PIK Notes shall be issued on the same terms as the Notes and shall constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references herein and in the Indenture to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment and all references herein and in the Indenture to the “Notes” shall include any PIK Notes.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the New York office of the Trustee at [            ] as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Stay Extension and Usury Laws. The Company covenants (to the extent that they may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

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Section 4.04 Restrictions on Certain Indebtedness. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness ranking senior in right of payment to the Notes but junior in right of payment to the Indebtedness under the Senior Subordinated Notes, except for Indebtedness that is incurred to repurchase, refinance, replace, defease or otherwise retire the Notes, the Senior Subordinated Notes and the JS Acquisition Preferred Interests (if any). For the avoidance of doubt, no Indebtedness will be considered to be senior to other Indebtedness by virtue of being secured, having security interests of higher priority than those securing such other Indebtedness or by virtue of being structurally senior to such other Indebtedness.

Section 4.05 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence in accordance with its organizational documents (as the same may be amended from time to time) of the Company; and

(2) the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise, if the Company’s Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.06 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such entity has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action such entity is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee within 10 Business Days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

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ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01 Events of Default. An “Event of Default” will occur under this Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its maturity (upon acceleration, optional redemption, if any, or otherwise);

(3) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture (other than a breach or default described in clauses (1) or (2) of this Section 5.01) and such default or breach shall continue for a period of 60 days after a Notice of Default has been given;

(4) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries;

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and such order or decree remains unstayed and in effect for 60 consecutive days.

Section 5.02 Acceleration. If an Event of Default (other than as specified in clause (4) or (5) of Section 5.01 hereof) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such unpaid principal and accrued interest shall become due and payable immediately. If an Event of Default specified in clause (4) or (5) of Section 5.01 hereof occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 5.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 5.04 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past default under this Indenture and its consequences, except a

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default (1) in the payment of the principal of or interest on, any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

Section 5.05 Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 5.06 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 5.07 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 5.08 Collection Suit by Trustee. If an Event of Default specified in Section 5.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

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Section 5.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 5.10 Priorities. If the Trustee collects any money or property pursuant to this Article 5, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 6.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 5.10.

Section 5.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, respectively, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its

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discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder of a Note pursuant to Section 5.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 6

TRUSTEE

Section 6.01 Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 6.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.05 hereof.

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(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 6.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 6.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee, at its sole discretion, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained

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in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 5.01(1) or 5.02(2) hereof or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 6.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 6.10 and 6.11 hereof.

Section 6.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 6.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 6.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA Section 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA Section 313(c).

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(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 6.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 6.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations under this Section 6.07, except to the extent such failure is prejudicial. The Company will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company under this Section 6.07 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

(d) To secure the Company’s payment obligations in this Section 6.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(4) or 5.01(5) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

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(f) The Trustee will comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 6.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 6.08.

(b) The Trustee may resign in writing at any time upon 30 days prior written notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 6.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 6.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 6.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 6.08, the Company’s obligations under Section 6.07 hereof will continue for the benefit of the retiring Trustee.

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Section 6.09 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 6.10 Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 6.11 Preferential Collection of Claims Against Company. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE 7

SUBORDINATION

Section 7.01 Notes Subordinated to Senior Debt. The payment of the Company’s Obligations under the Notes and this Indenture is subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of this Indenture, and each Holder by accepting a Note agrees that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt.

Section 7.02 Liquidation; Dissolution; Bankruptcy. The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding described below in this Section 7.02 at the rate specified in the applicable Senior Debt) before the Holders of Notes are entitled to receive any payment (other than in the form of Permitted Junior Securities) with respect to the Notes, in the event of any distribution to creditors of the Company:

(1)	in a total or partial liquidation or dissolution of the Company;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, or any of its respective property;

(3)	in an assignment for the benefit of creditors of the Company or any of its Subsidiaries; or

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(4)	in any marshalling of the Company’s assets and liabilities.

Section 7.03 Default on Designated Senior Debt.

(a) The Company may not make any payment in respect of the Notes if:

(1) a payment default with respect to any principal, interest, premium or fees due on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt that currently, or with the passage of time or the giving of notice, permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the Representative.

(b) Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived in writing by the Representative; and

(2) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived in writing by the Representative or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Notice and all scheduled payment of principal, interest and premium, if any, on the Notes that have come due have been paid in full.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

Section 7.04 When Distributions Must Be Paid Over. If the Trustee or any Holder of the Notes receives a payment in respect of the Notes when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited,

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the

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Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative. Upon such delivery, the Trustee or the Holder, as the case may be, shall be released from all further liability with respect to such amounts.

Section 7.05 Relative Rights. This Article 7 defines the relative rights of the Holders of the Notes and holders of Senior Debt of the Company. Nothing in this Indenture shall:

(1) impair, as between the Company and the Holders of the Notes , the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(2) prevent the Trustee or any Holder of the Notes from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt of the Company to receive distributions otherwise payable to the Holders of the Notes.

Section 7.06 Notice by the Company. The Company shall promptly notify the Representative if payment of the Notes is accelerated because of an Event of Default.

Section 7.07 Payments from Trusts. Notwithstanding anything to the contrary in this Article 7, payments and distributions made from the trusts established pursuant to the provisions of Article 9 hereof will be permitted and will not be subordinated so long as the payments into the trusts were made in accordance with the requirements of Article 9 hereof and did not violate these subordination provisions when they were made.

Section 7.08 Reliance by Holders of Senior Debt on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt of the Company, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

Section 7.09 Prohibition on Prepayments. Notwithstanding anything in Article 3 hereof to the contrary (including, without limitation, Sections 3.07 and 3.08), no prepayments of the Notes (including, without limitation, under Section 3.07 or 3.08) may be made by the Company or any of its Subsidiaries unless: (a) (i) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit Agreement) and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated; or (ii) the Credit Agreement otherwise permits the prepayments; and (b) no other Credit Facility that constitutes Senior Debt prohibits such prepayments. Nothing in this Section 7.09 shall limit or restrict the Company’s obligation to repay the Notes upon their acceleration (in accordance with this Article 7).1

[1]	Note to Draft: this provision will be inserted only if the Credit Agreement requires this provision to be inserted at the Issue Date.

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ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01 Without Consent of Holders of Notes. Notwithstanding Section 8.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect, inconsistency or omission;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Obligations of a current obligor on the Notes to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights in any material respect under this Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or its Subsidiaries;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to conform the text of this Indenture or the Notes to any provision of the “Description of Other Indebtedness and the JS Acquisition Parent Operating Agreement—JS Acquisition Parent Operating Agreement— JS Acquisition Parent Preferred Interests” and the “Description of the New Notes” sections of the Offer Document to the extent that such provision in the “Description of Other Indebtedness and the JS Acquisition Parent Operating Agreement—JS Acquisition Parent Operating Agreement— JS Acquisition Parent Preferred Interests” section of the Offer Document or the “Description of the New Notes” section of the Offer Document was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(9) to allow any guarantor or other obligor to execute a supplemental indenture and/or a guarantee with respect to the Notes;

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(10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes that is required by applicable laws;

(11) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture; or

(12) to comply with the rules of any applicable securities Depositary.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 8.02 With Consent of Holders of Notes. Except as provided in this Section 8.02, this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Upon the request of the Company accompanied by an Officer’s Certificate authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

The consent of the Holders of Notes is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment to this Indenture becomes effective, the Company will be required to provide to the Holders of Notes a notice briefly describing such amendment.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

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Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any Note;

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture that cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payment of principal of, or interest on, the Notes;

(7) make any change in these amendment and waiver provisions; or

(8) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

In addition to the consents required by this Section 8.02, the consents of the Alden Entities will be required if any amendment or supplement adversely affects the Alden Entities as Holders of, or holders of a beneficial interest in, the Notes in any material respect.

Section 8.03 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 8.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing

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consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 8.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06 Trustee to Sign Amendments, etc. The Trustee will sign any amended or supplemental indenture or other amendment authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 6.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 10.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 9

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable or may be called for redemption within one year or have been called for redemption pursuant to Section 3.07 hereof and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay

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and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 9.01, the provisions of Sections 9.02 hereof will survive. In addition, nothing in this Section 9.01 will be deemed to discharge those provisions of Section 6.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 9.02 Application of Trust Money. All money and non-callable Government Securities deposited with the Trustee pursuant to Section 9.01 hereof shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee, but such money and non-callable Government Securities need not be segregated from other funds except to the extent required by law.

Section 9.03 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 9.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01 hereof until such time as the Trustee or Paying Agent is able to apply all such money in accordance with Section 9.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or non-callable Government Securities held by the Trustee or Paying Agent.

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Section 9.04 Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Trust Indenture Act Controls. If this Indenture is qualified under the TIA, and if any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 10.02 Notices. Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

Telecopier No.: (317) 684-5583

Attention: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopier No.: (212) 757-3990

Attention: Lawrence G. Wee

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If to the Trustee:

[                    ]

[                    ]

Telecopier No.: [                    ]

Attention: [                             ]

The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 10.03 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 10.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

54

Section 10.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) must comply with the provisions of TIA Section 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 10.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Section 10.08 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 10.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.10 Successors. All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

55

Section 10.11 Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10.12 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 10.13 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page].

56

SIGNATURES

Dated as of [                    ], 20

EMMIS COMMUNICATIONS CORPORATION

By:
Name:
Title:

SIGNATURES.

Dated as of [                    ], 20

[ ], as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP/CINS

15% Junior Subordinated Notes due 2017

No.	$

EMMIS COMMUNICATIONS CORPORATION

promises to pay to                      or registered assigns,

the principal sum of                                          DOLLARS

on                     , 20    .

Interest Payment Date:

Record Date:

Dated:                     , 201

EMMIS COMMUNICATIONS CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

[ ] as Trustee

By:
Authorized Signatory.

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[Back of Note]

15% Junior Subordinated Notes due 2017

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]2

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Emmis Communications Corporation, an Indiana corporation (the “Company”), promises to pay interest on the principal amount of this Note in payment-in-kind at 15.00% per annum from [                    ], 20     until maturity. The Company will pay interest annually in arrears on [                    ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [                    ], 20    . The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate equal to the then applicable interest rate on the Notes; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Global Notes the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]3

(2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [                    ] next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose within

[2]	Insert for Regulation S Temporary Global Note.
[3]	Insert for Regulation S Temporary Global Note.

A-2

or without the City and State of New York; provided that payment by wire transfer of immediately available funds will be required with respect to principal of on all Global Notes and all other Notes held by any who has provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Interest shall be payable by increasing the principal amount of the outstanding Notes (“PIK Payment”) or by issuing additional Notes (“PIK Notes”) in an aggregate amount equal to the amount of the interest then payable and otherwise due. The Company will not issue Notes in principal amount of less than $1.00. In the event that the interest due to any Holder on an Interest Payment Date is not a round dollar amount, any fractional interest, if $0.50 or more, will be rounded up to the nearest dollar or, if $0.49 or less, will be rounded down to the nearest dollar.

The Company will evidence its obligation to pay interest in respect of Notes represented by Global Notes by increasing the principal amount of such Global Notes for the benefit of the accounts of Participants specified by DTC or its nominee. Any such increase in the principal amount of the Global Note will be made by the Trustee or the Custodian (at the direction of the Trustee), without the consent of Holders. The Company will evidence its obligation to pay interest in respect of the Notes represented by Definitive Notes by issuing PIK Notes in the form of Definitive Notes and delivering them to Holders.

Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related Interest Payment Date of such PIK Payment. In case of issuance of PIK Notes, interest shall accrue on PIK Notes from and including the date of issuance of such PIK Notes. Any such PIK Notes shall be issued on the same terms as the Notes and shall constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references herein and in the Indenture to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment and all references herein and in the Indenture to the “Notes” shall include any PIK Notes.

(3) Paying Agent and Registrar. Initially, [                    ], the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the Notes under an Indenture dated as of [                    ], 20     (the “Indenture”) among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Company shall be entitled to issue Additional Notes pursuant to Section 2.13 of the Indenture.

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(5) Optional Redemption. At any time or from time to time, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption, including the pro rata interest for any partial interest period.

(6) Mandatory Redemption. Except as provided below, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each Note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on to the date of redemption. The “mandatory principal redemption amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligations to make the mandatory principal redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

(7) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction or discharge of the Indenture. Notes in denominations larger than $1.00 may be redeemed in part but only in whole multiples of $1.00, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(8) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

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[Prior to the expiration of the Restricted Period, transfers of beneficial interests in this Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person.]4

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10) Amendment, Supplement and Waiver. The Indenture and the Notes, may be amended or supplemented only as provided in the Indenture.

(11) Defaults and Remedies. The Indenture specifies certain events the occurrence of which constitutes an Event of Default, including failure to pay principal or interest on the Notes, breaches of Indenture covenants, and certain bankruptcy and insolvency events in each case which may be subject to specified grace periods. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company and the Trustee may declare the Notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries occurs and is continuing, all outstanding Notes will ipso facto become due and payable. Under certain circumstances specified in the Indenture, the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an existing Default or Event of Default and its consequences.

(12) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(13) No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(14) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of

[4]	Insert for Regulation S Temporary Global Note.

A-5

redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(17) Subordination. The payment of the Company’s Obligations on the Notes and the Indenture is subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture, and each Holder by accepting this Note agrees that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt.

(18) Prohibition on Prepayment. Notwithstanding anything in paragraphs 5 and 6 hereof to the contrary, no prepayments of the Notes may be made by the Company or any of its Subsidiaries unless: (a) (i) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit Agreement) and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated; or (ii) the Credit Agreement otherwise permits the prepayments; and (b) no other Credit Facility that constitutes Senior Debt prohibits such prepayments. Nothing in this paragraph 18 shall limit or restrict the Company’s obligation to repay the Notes upon their acceleration (in accordance with Article 7 of the Indenture and paragraph 17 hereof).5

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

Attention: Chief Financial Officer

[5]	Note to Draft: this provision will be inserted only if the Credit Agreement requires this provision to be inserted at the Issue Date.

A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                   to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-7

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

A-8

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[                    ]

Re:	15% Junior Subordinated Notes due 2017

Reference is hereby made to the Indenture, dated as of [                    ], 20     (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and [                    ], as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $              in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY].

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the

B-1

transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture,

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the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

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This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

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EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[                    ]

Re:	15% Junior Subordinated Notes due 2017

(CUSIP                    )

Reference is hereby made to the Indenture, dated as of [                    ], 20     (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and [                    ], as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $              in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend

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are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any

C-2

state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-3

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[                    ]

Re: 15% Junior Subordinated Notes due 2017

Reference is hereby made to the Indenture, dated as of [                    ], 20     (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and [                    ], as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $              aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

Exhibit B to Form of Amended and Restated Operating Agreement

[FORM OF] SELLER NOTE

$[AMOUNT][1]	[DATE]

FOR VALUE RECEIVED, [[SMULYAN MEMBER], a [            ]] [OR] [JS Acquisition, LLC, an Indiana limited liability company] (“Maker”), does hereby promise to pay to the order of [ALDEN MEMBER] [OR] [PUT/CALL MEMBER], a [            ] (“Payee”), the aggregate principal sum of $[AMOUNT] in lawful money of the United States of America, on the third anniversary of the date hereof (the “Maturity Date”), or if such day is not a Business Day, the next succeeding Business Day, together with interest on the unpaid outstanding principal balance due to Payee under this Seller Note (this “Note”) at the annual rate indicated below and payable in accordance with Section 1 hereof unless prepaid in accordance therewith. Capitalized terms used in this Note that are not defined herein have the respective meanings set forth for such terms in the Amended and Restated Operating Agreement of JS Acquisition, LLC, an Indiana limited liability company, dated as of                 , 2010, by and between Alden Media Holdings, LLC, a Delaware limited liability company, Jeffrey H. Smulyan, an individual, the other parties designated as “Other Members” on the signature pages thereto and the Company, as the same may be amended from time to time (the “Operating Agreement”).

This Note is subject to the following terms and conditions:

1. Interest Rate and Payment.

(a) Interest. Interest shall accrue on the outstanding principal amount hereof at a rate of (i) for the period commencing on the date hereof until (but not including) the first anniversary of the date hereof, ten percent (10%) per annum, (ii) for the period commencing on the first anniversary of the date hereof until (but not including) the second anniversary of the date hereof, twelve and one-half percent (12.5%) per annum and (iii) for the period commencing on the second anniversary of the date hereof until Maturity Date, seventeen and one-half percent (17.5%) per annum, in each case, based on a 360 day year of twelve 30-day months (the “Interest Rate”), accruing monthly on the last day of each month and payable on a quarterly basis payable on the last day of each calendar quarter. Any overdue amount of principal, interest or other amounts payable hereunder shall bear interest at the then applicable Interest Rate plus 2.00% per annum, payable on demand and in any event on the date all outstanding principal is paid in full.

(b) Maturity and Payment Dates. All outstanding principal and interest shall be due and payable on the Maturity Date.

(c) Method of Payments. All payments to be made to Payee will be made in the lawful money of the United States of America in immediately available funds at such locations as the Payee may specify from time to time.

[1]	As specified on Annex 9.7(g) or Annex 9.8(f), as applicable.

(d) Prepayment. Maker shall have the right to prepay this Note, without premium or penalty, at any time or times after the date hereof, all or any portion of the outstanding principal balance of this Note, together with any unpaid accrued interest on the principal amount so prepaid.

2. Application of Payments. Each payment or prepayment received by Payee hereunder, except as expressly set forth herein, shall be applied first, to the payment of accrued and unpaid interest on this Note to the date of such payment and second, to the payment of the principal amount of this Note.

3. Security.

(a) As security for the prompt and complete payment or performance in full of the Secured Obligation (as defined below), Maker hereby grants to Payee a first priority security interest, whether now owned or hereafter acquired or arising, in and continuing lien on all of Maker’s right, title and interest in or to (collectively, the “Collateral”)”

(i) [IN THE EVENT JEFF SMULYAN IS THE MAKER] [all of the Common Interests held by him and all of the capital stock of ECC held by him or any other SMULYAN MEMBERS] [OR] [IN THE EVENT THE COMPANY IS THE MAKER] [all of the capital stock of ECC or its Subsidiaries then held by the Company] and any other equity interests obtained in the future by Maker with respect to [the Company, ECC and its Subsidiaries] and the certificates representing all such equity interests, including, without limitation, the certificates identified on Schedule      attached hereto (collectively, the “Pledged Equity”);2

(ii) all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Equity;

(iii) all rights and privileges of Maker with respect to the Pledged Equity and other property referred to in clauses (ii) above; and

(iv) all Proceeds of any of the foregoing.

(b) In connection with the foregoing, Maker hereby authorizes Payee to file or record financing statements, any amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of Maker in such form and in such offices as Payee reasonably determines appropriate to perfect the security interests of Payee under this Note including, without limitation, any financing statement describing the collateral as “all assets,” “all personal property” or any similar description. A photographic or other reproduction of this Note shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

[2]	Will need a separate pledge of the equity interests in ECC owned by all of the Smulyan affiliates and associates.

2

(c) If the Pledged Equity shall at any time be represented by one or more certificates, Maker shall immediately deliver to Payee all certificates representing or evidencing the Pledged Securities and such certificates shall be accompanied by undated membership interest or stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to Payee and duly executed in blank.

(d) If the Maker shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of the [Company] [ECC], whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Equity, or otherwise in respect thereof, the Maker shall accept the same as the agent of the Payee, hold the same in trust for the Payee and deliver the same forthwith to the Payee in the exact form received, duly indorsed by the Maker to the Payee, if required, together with an undated stock power covering such certificate duly executed in blank by the Maker, to be held by the Payee as additional collateral security for the Secured Obligations.

(e) The security interest granted in the Collateral hereunder is granted as security only and shall not subject Payee or any of its affiliates to any obligation or liability of Maker with respect to or arising out of the Collateral.

(f) After the occurrence and during the continuance of an Event of Default, without notice, (i) Maker shall refrain from exercising any and all voting and other consensual rights pertaining to the Collateral or any part thereof and (ii) the Maker’s right to receive dividends or other distributions in respect of the Collateral shall cease and Payee shall have the sole and exclusive right and authority to receive and retain any dividends or other distributions in respect of the Collateral. All dividends or other distributions received by Payee contrary to the provisions of this Section 3 shall be held in trust for the benefit of the Payee.

(g) Maker agrees, at its own expense, to promptly execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Payee may from time to time reasonably request to assure, obtain, preserve, protect and perfect the security interests and the rights and remedies created hereby.

(h) Maker will not, except upon 10 days’ prior written notice to the Payee and delivery of such documents reasonably requested by the Payee to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or (ii) change its name.

4. Secured Obligations. The following obligations (collectively, the “Secured Obligations”) are secured by this Note:

(a) The full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all debts, obligations and liabilities of the Maker owing to the Payee (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether now existing or hereafter incurred, arising under this Note, and the due performance and compliance by the Maker with all of the terms, conditions and agreements contained in this Note; and

3

(b) All reasonable costs and expenses incurred by the Payee, including reasonable attorney’s fees and expenses, to enforce this Note and maintain, preserve, collect and realize upon the Collateral.

5. Events of Default. The following are “Events of Default” hereunder:

(a) any failure by Maker to pay all of the outstanding principal under this Note on the Maturity Date; or

(b) any failure by Maker to pay accrued interest or any fees or other amounts owing hereunder, whether at maturity or by acceleration or otherwise and such failure shall continue unremedied for five (5) days following notice of such failure by the Payee to the Maker; or

(c) Maker makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Maker bankrupt or insolvent; or any order for relief with respect to Maker is entered under the federal Bankruptcy Code; or Maker commences any proceeding relating to Maker under any bankruptcy reorganization, arrangement, insolvency, or readjustment of debt law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Maker and either (i) Maker by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days of its commencement.

The foregoing will constitute Events of Default whatever the reason or cause for any such Events of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

6. Remedies in Case of Event of Default. In case an Event of Default shall have occurred and be continuing, all amounts owing under this Note, including outstanding principal together with accrued and unpaid interest thereon, shall become due and payable immediately without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Payee, and the Payee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Note or by law) for the protection and enforcement of its rights in respect of the Collateral, including, without limitation, all the rights and remedies of a secured party under the Uniform Commercial Code then in effect in all relevant jurisdictions, and the Payee shall be entitled, without limitation, to exercise any or all of the following rights, which the Maker hereby agrees to be commercially reasonable:

(a) to transfer all or any part of the Collateral into the Payee’s name or the name of its nominee or nominees;

4

(b) to exercise all or any part of the voting and other rights with respect to the Collateral and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof;

(c) to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Collateral as though the Payee was the outright owner thereof; and

(d) to sell, or instruct any agent to sell, all or any part of the Collateral, and direct such agent to deliver all proceeds thereof to the Payee, and apply all proceeds to the payment of any or all of the Secured Obligations in such order and manner as the Payee shall, in its discretion, choose.

The Maker specifically understands and agrees that any sale or redemption by the Payee of all or part of the Collateral pursuant to the terms of this Note may be effected by the Payee at times and in manners which could result in the proceeds of such sale or redemption being significantly and materially less than might have been received if such sale or redemption had occurred at different times or in different manners, and the Maker hereby releases the Payee and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale or redemption.

7. Release. Upon the payment of all outstanding principal and accrued and unpaid interest on this Note, accrued and unpaid fees and expenses and all other amounts payable under this Note (i) this Note and the Secured Obligations shall terminate and all rights to the Collateral shall revert to the Maker and (ii) the Payee will, upon the Maker’s request and at the Maker’s expense, (x) return to the Maker such Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (y) execute and deliver to the Maker such documents as the Maker shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever. In the event that any part of the Collateral is sold or otherwise disposed of in connection with a sale or disposition expressly permitted by the terms of the this Note and the proceeds thereof are sufficient to satisfy in full all outstanding principal and accrued and unpaid interest on this Note, accrued and unpaid fees and expenses and all other amounts payable under this Note, the Payee, will, upon the Maker’s request and at the Maker’s expense, (A) duly release any remaining Collateral from the security interest created hereby, (B) return to the Maker any Collateral as may be in the possession of the Payee and (C) execute and deliver to the Maker, without recourse, representation or warranty, documents (including, without limitation, UCC termination statements and instruments of satisfaction, discharge and/or reconveyance) to evidence the release of such Collateral.

8. Modification or Amendment. This Note or any term hereof may be amended, supplemented or modified only by a written instrument executed by Maker and Payee.

9. Waiver; Cumulative Remedies. No failure or delay by Payee to require the performance of any term or terms of this Note or to exercise any right, or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude Payee from exercising any such right, power or remedy at any later time or

5

times. By accepting payment after the due date of any amount payable under this Note, Payee shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of Payee to give notice of any failure or breach of Maker under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10. Assignment; Successors. Payee may assign its rights and obligations under this Note to any Affiliate of Payee without the consent of Maker. Maker may not assign its obligations under this Note without the prior written consent of Payee. Any purported assignment prohibited hereby shall be void. The provisions of this Note shall be binding upon and inure to the benefit of Payee and Maker, their respective personal representatives, heirs, successors and permitted assigns.

11. Loss, Theft, Destruction or Mutilation of Note. Upon notice by Payee to Maker of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to Maker, and upon reimbursement to Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, Maker will make and deliver a new note of like tenor, in lieu of this Note.

12. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person or if delivered by facsimile, (b) on date of delivery if sent for overnight delivery via a nationally recognized express courier service, or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 12 by the party to receive such notice:

(a)	if to Maker, to:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

6

(b)	if to Payee, to:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

13. Maker’s Waiver; Fees and Expenses; Set-off. Maker waives presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given under the law to Maker in connection with the delivery, acceptance, performance, default or enforcement of this Note, and agrees to pay, on demand, all reasonable and documented out-of-pocket costs and expenses incurred by the Payee for the enforcement and collection of this Note and to maintain, preserve, collect and realize upon the Collateral, including reasonable and documented attorney’s fees, and agrees that Payee shall have the right to set off upon written notice to Maker any and all sums at any time owed by or due from such Payee to Maker, whether or not matured.

14. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

15. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Note or the transactions contemplated hereby may be instituted in any Federal court in the State of New York or, if jurisdiction is not available in any such court, in any court sitting in New York County, New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Note or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

(b) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage

7

prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 15(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 15(c) AND THIS SECTION 15(d).

16. Severability. If any provision or any portion of any provision of this Note shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Note shall not be affected thereby.

17. Sections. All references herein to Sections shall be deemed references to such parts of this Note, unless the context shall otherwise require. The Section headings in this Note are for reference only and shall not affect the interpretation of this Note.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Maker has executed and delivered this Seller Note as of the date specified above.

[MAKER]

By:
Name:
Title:

[Signature Page to Seller Note]

Exhibit C to Form of Amended and Restated Operating Agreement

EMMIS COMMUNICATIONS CORPORATION

12% SENIOR SUBORDINATED NOTES DUE 2017

INDENTURE

Dated as of [                    ], 2010

U.S. Bank National Association, as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	6.10
(a)(2)	6.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	6.10
(b)	6.10
(c)	N.A.
311(a)	6.11
(b)	6.11
(c)	N.A.
312(a)	2.05
(b)	10.03
(c)	10.03
313(a)	6.06
(b)(1)	N.A.
(b)(2)	6.06; 6.07
(c)	6.06; 10.02
(d)	6.06
314(a)	10.05
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A
(e)	10.05
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a)(last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	N.A.
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	10.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

ii

iii

INDENTURE dated as of [                    ], 2010 among Emmis Communications Corporation, an Indiana corporation (the “Company”) and U.S. Bank National Association (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 12% Senior Subordinated Notes due 2017 (the “Notes”) issued under this Indenture:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes and Notes issued under Sections 2.06, 2.07, 2.10 and 3.06 hereof) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.04 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Alden Entities” means Alden Global Distressed Opportunities Master Fund, L.P. and any of its Affiliates (excluding the Company and its Subsidiaries) that may be a Holder of, or hold a beneficial interest in, the Notes.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3) with respect to any other Person, any similar governing body.

“Board Resolution” means a copy of a resolution certified by the secretary or assistant secretary (or an individual performing similar duties) of the Company to have been duly adopted by the Company’s Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Clearstream” means Clearstream Banking, S.A. and any successor thereto.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Company” means Emmis Communications Corporation, and any and all successors thereto.

“Company’s Board” means the Board of Directors of the Company.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 10.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006 and amended on March 3, 2009 and August 19, 2009, by and among Emmis Operating Company, the Company, the lending institutions listed on Schedule 1 thereof (together with any institution that becomes a lender

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pursuant to Section 15 or Section 17 thereof), Bank of America, N.A. as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Suntrust Bank, as co-documentation agents and Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers, as such Credit Agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Credit Facility” means the Credit Agreement, as such Credit Agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, restated or otherwise modified from time to time (including any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, restatements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementation, restatement or other modification (1) occurs simultaneously or not with the termination or repayment of a prior Credit Facility or (2) occurs on one or more separate occasions; in each case, to the extent that any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, restatement, supplement or other modification expressly states that it is a “Credit Facility” for purposes of this Indenture.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Custodian with respect to the Notes in global form, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provision of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or Section 2.10 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Debt” means (1) Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt which, at the time of

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determination, has an aggregate commitment or principal amount, or both, of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Offer” means the “Exchange Offer” described in the Offer Document.

“Exchanged ECC Shares” has the meaning assigned thereto in the Operating Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect as on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01(b), 2.06(b)(3), 2.06(b)(4), 2.06(d) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, forward purchase agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to protect against interest rate risk; and

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(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in any case either generally or under specific contingencies.

“Holder” means a Person in whose name a Note or Additional Note, as relevant, is registered in the security register.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, without duplication, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

Notwithstanding the foregoing, for the avoidance of doubt, Indebtedness shall not include:

(1)	trade accounts payable and other similar accrued liabilities arising in the ordinary course of business;

(2)	obligations of such Person other than principal;

(3)	any liability for federal, state, local or other taxes owed or owing to any governmental entity;

(4)	obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business; or

(5)	in connection with the purchase by such Person of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $84,275,100 aggregate principal amount of Notes issued under this Indenture.

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“Institutional Accredited Investor” means an institution that is an “accredited investor” under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Issue Date” means the date on which the Notes are first issued under this Indenture.

“JS Acquisition Preferred Interests” means JS Acquisition, LLC’s Series A Convertible Redeemable PIK Preferred Interests.

“Junior Subordinated Notes” means the Company’s 15% junior subordinated notes due 2017, which may be issued in exchange for the Exchanged ECC Shares.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

“Merger” means the merger of JS Acquisition Inc. into the Company in accordance with Indiana law, whereupon the separate existence of JS Acquisition Inc. shall cease, and the Company shall be the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of [                    ], 2010, between the Company, JS Acquisition, LLC and JS Acquisition Inc.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, the Additional Notes and the PIK Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any PIK Notes.

“Notice of Default” is a written notice given by certified mail (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes specifying a default in the performance or breach, of any covenant or agreement of the Company under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Document” means the Company’s Proxy Statement / Offer to Exchange, dated [                    ], 2010.

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“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person or, if the Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company that meets the requirements of Section 10.05 hereof.

“Operating Agreement” means the Amended and Restated Operating Agreement of JS Acquisition, LLC, dated as of [                    ], 2010.

“Opinion of Counsel” means an opinion, which may be subject to customary assumptions and limitations, from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 10.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Junior Securities” means: (i) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in the Company and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

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“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof to be placed on Regulation S Temporary Global Notes issued under this Indenture.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Department of the Corporate Trust Office of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Debt” means:

(1)	all Indebtedness outstanding under the Credit Agreement or any Credit Facility and all Hedging Obligations of the Company and any Guarantees thereof with

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respect thereto of the Company, whether outstanding on the Issue Date or thereafter incurred;

(2)	any other Indebtedness and related Hedging Obligations of the Company, unless the instrument under which such Indebtedness or Hedging Obligations are incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any Indebtedness of the Company to any of its Subsidiaries; or

(3)	any trade payables.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 and the rules and regulations promulgated thereunder.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

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“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

Section 1.02 Other Definitions.

Term	Defined in Section
“Authentication Order”	2.02
“AHYDO Redemption Date”	3.08
“Code”	3.08
“DTC”	2.03
“Event of Default”	5.01
“Interest Payment Date”	Exhibit A
“mandatory principal redemption”	3.08
“OID Legend”	2.06
“Paying Agent”	2.03
“Payment Blockage Notice”	7.03
“PIK Notes”	4.01
“PIK Payment”	4.01
“Registrar”	2.03

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;.

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA or Commission rule.

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Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(7) provisions apply to successive events and transactions;

(8) “including” means” including without limitation;” and

(9) references to sections of, rules under or forms or items under the Securities Act, the Exchange Act or the TIA will be deemed to include substitute, replacement or successor sections, rules, forms or items adopted by the Commission from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Initial Notes shall be issued in the Exchange Offer under Section 3(a)(9) of the Securities Act in the form of one or more Unrestricted Global Notes. Initial Notes shall be issued to Alden Global Distressed Opportunities Master Fund, L.P. in the Merger pursuant to Section 3(a)(9) of the Exchange Act in the form of one or more Unrestricted Global Notes or beneficial interests therein. Additional Notes may be issued, but not limited to, in the form of one or more (i) 144A Global Notes, if offered and sold to QIBs in reliance on Rule 144A, (ii) Regulation S Global Notes, if offered and sold to Non-U.S. Persons in offshore transactions in reliance on Regulation S; (iii) IAI Global Notes, if offered and sold to Institutional Accredited Investors or (iv) Unrestricted Global Notes, if offered and sold in a transaction such that such Additional Notes are not subject to transfer restrictions under the Securities Act.

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The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein, and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions thereof and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the provisions of the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, in each case as amended, supplemented or replaced by successor procedures from time to time, will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearsteam.

(d) Book-Entry Provisions. This Section 2.01(d) shall apply only to Global Notes deposited with the Trustee, as Custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Section 2.02 Execution and Authentication. At least one Officer must sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

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A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent. The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees to so initially act.

Section 2.04 Paying Agent to Hold Money in Trust. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it relating to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any Event of Default under Sections 5.01(4) or 5.01(5) hereof relating to the Company, the Trustee will serve as Paying Agent for the Notes.

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Section 2.05 Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish or cause to be furnished to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date the Company received such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes entitling the Holders of the Notes to accelerate the maturity of the Notes.

Upon the occurrence of either of the events set forth in clause (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); nevertheless, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (f) or (i) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer

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comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(i) above;

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provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest

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to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (i) or (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraphs (i) and (ii) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the

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Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

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(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.06(c)(3), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Restricted Global Note.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

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(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof,

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the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global

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Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

Unrestricted Definitive Notes cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Restricted Definitive Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

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(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (i) and (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(2), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE OFFER AND SALE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR

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BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144A(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES TO INSTITUTIONAL “ACCREDITED INVESTORS” (UNDER RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2) (E) OR (2) (F) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST

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CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 and any Note initially issued in the form of an Unrestricted Global Note (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A

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NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(4) Original Issue Discount Legend. To the extent required by Section 1275(c)(1)(A) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1275-3(b)(1), each Note issued at a discount to its stated redemption price at maturity shall bear a legend (the “OID Legend”) in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Issue Date to the applicable sections):

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE COMPANY AT ONE EMMIS PLAZA, 7TH FLOOR, 40 MONUMENT CIRCLE, INDIANAPOLIS, INDIANA 46284, ATTENTION: [ ], AND THE COMPANY WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.”

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(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06 and 8.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

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(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium and interest on, such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) To the extent that any Notes are issued at a discount to their stated redemption price at maturity and bear the legend required by Section 2.06(f)(4), each group of Notes bearing a given amount of original issue discount shall be treated as a separate series only for purposes of the transfer and exchange provisions of this Section 2.06 and may trade under a separate CUSIP number.

Section 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07, is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all of the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

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If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate certificated Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

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Section 2.13 Issuance of Additional Notes. The Company shall be entitled, subject to its compliance with Section 4.04 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date of this Indenture, other than with respect to the date of issuance and issue price. The Initial Notes issued on the date of this Indenture, any Additional Notes and any PIK Notes issued with respect thereto shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP number of such Additional Notes; and

(c) whether such Additional Notes shall be transfer restricted Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes (or portion of Notes) for redemption or purchase on a pro rata basis.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1.00 or whole multiples of $1.00 in excess thereof, except that if all of the

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Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article 9 of this Indenture.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of such original Note upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes or portions of Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 15 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably

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due and payable on the redemption date at the redemption price. Notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price. On or prior to 12:00 p.m. Eastern Time on any redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly, and in any event within two Business Days after the redemption or purchase date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time and from time to time, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the amount of all accrued and unpaid interest, if any, to the date of redemption, including the pro rata interest for any partial interest period.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Unless the Company defaults in payment of the redemption price, and after the redemption date, interest will cease to accrue on the Notes or portions thereof called redemption.

(c) The Company and its Affiliates may also acquire the Notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, as long as such acquisition does not otherwise violate the terms of this Indenture.

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Section 3.08 Mandatory Redemption.

Except as provided below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each Note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on to the date of redemption. The “mandatory principal redemption amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligations to make the mandatory principal redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than three Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Interest shall be payable by increasing the principal amount of the outstanding Notes (“PIK Payment”) or by issuing additional Notes (“PIK Notes”) in an aggregate amount

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equal to the amount of the interest then payable and otherwise due. The Company will not issue Notes in principal amount of less than $1.00. In the event that the interest due to any Holder on an Interest Payment Date is not a round dollar amount, any fractional interest, if $0.50 or more, will be rounded up to the nearest dollar or, if $0.49 or less, will be rounded down to the nearest dollar.

The Company will evidence its obligation to pay interest in respect of Notes represented by Global Notes by increasing the principal amount of such Global Notes for the benefit of the accounts of Participants specified by DTC or its nominee. Any such increase in the principal amount of the Global Note will be made by the Trustee or the Custodian (at the direction of the Trustee), without the consent of Holders. The Company will evidence its obligation to pay interest in respect of the Notes represented by Definitive Notes by issuing PIK Notes in the form of Definitive Notes and delivering them to Holders.

Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related Interest Payment Date of such PIK Payment. In case of issuance of PIK Notes, interest shall accrue on PIK Notes from and including the date of issuance of such PIK Notes. Any such PIK Notes shall be issued on the same terms as the Notes and shall constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references herein and in the Indenture to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment and all references herein and in the Indenture to the “Notes” shall include any PIK Notes.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the New York office of the Trustee at 100 Wall Street, Ste 1600, New York, NY 10005 as one such office or agency of the Company in accordance with Section 2.03 hereof.

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Section 4.03 Stay Extension and Usury Laws. The Company covenants (to the extent that they may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.04 Restrictions on Certain Indebtedness. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness ranking senior in right of payment to the Notes but junior in right of payment to the Indebtedness under the Credit Facility, except for Indebtedness that is incurred to repurchase, refinance, replace, defease or otherwise retire the Notes, the Junior Subordinated Notes (if any) and the JS Acquisition Preferred Interests. For the avoidance of doubt, no Indebtedness will be considered to be senior to other Indebtedness by virtue of being secured, having security interests of higher priority than those securing such other Indebtedness or by virtue of being structurally senior to such other Indebtedness.

Section 4.05 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence in accordance with its organizational documents (as the same may be amended from time to time) of the Company; and

(2) the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise, if the Company’s Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.06 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such entity has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action such entity is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no

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event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee within 10 Business Days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01 Events of Default. An “Event of Default” will occur under this Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its maturity (upon acceleration, optional redemption, if any, or otherwise);

(3) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture (other than a breach or default described in clauses (1) or (2) of this Section 5.01) and such default or breach shall continue for a period of 60 days after a Notice of Default has been given;

(4) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

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(A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries;

and such order or decree remains unstayed and in effect for 60 consecutive days.

Section 5.02 Acceleration. If an Event of Default (other than as specified in clause (4) or (5) of Section 5.01 hereof) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such unpaid principal and accrued interest shall become due and payable immediately. If an Event of Default specified in clause (4) or (5) of Section 5.01 hereof occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 5.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

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The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 5.04 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past default under this Indenture and its consequences, except a default (1) in the payment of the principal of or interest on, any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

Section 5.05 Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 5.06 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 5.07 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the

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Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 5.08 Collection Suit by Trustee. If an Event of Default specified in Section 5.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 5.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 5.10 Priorities. If the Trustee collects any money or property pursuant to this Article 5, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 6.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

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Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 5.10.

Section 5.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, respectively, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder of a Note pursuant to Section 5.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 6

TRUSTEE

Section 6.01 Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 6.01;

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(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 6.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 6.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

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(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee, at its sole discretion, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 5.01(1) or 5.02(2) hereof or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 6.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 6.10 and 6.11 hereof.

Section 6.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 6.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

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Section 6.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA Section 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA Section 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 6.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 6.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations under this Section 6.07, except to the extent such failure is prejudicial. The Company will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company under this Section 6.07 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

(d) To secure the Company’s payment obligations in this Section 6.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the

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Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(4) or 5.01(5) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 6.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 6.08.

(b) The Trustee may resign in writing at any time upon 30 days prior written notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 6.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 6.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 6.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 6.08, the Company’s obligations under Section 6.07 hereof will continue for the benefit of the retiring Trustee.

Section 6.09 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 6.10 Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 6.11 Preferential Collection of Claims Against Company. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE 7

SUBORDINATION

Section 7.01 Notes Subordinated to Senior Debt. The payment of the Company’s Obligations under the Notes and this Indenture is subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of this Indenture, and each Holder by accepting a Note agrees that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt.

Section 7.02 Liquidation; Dissolution; Bankruptcy. The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding described below in this Section 7.02 at the rate specified in the applicable Senior Debt) before the Holders of Notes are entitled to receive any payment (other than in the form of Permitted Junior Securities) with respect to the Notes, in the event of any distribution to creditors of the Company:

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(1)	in a total or partial liquidation or dissolution of the Company;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, or any of its respective property;

(3)	in an assignment for the benefit of creditors of the Company or any of its Subsidiaries; or

(4)	in any marshalling of the Company’s assets and liabilities.

Section 7.03 Default on Designated Senior Debt.

(a) The Company may not make any payment in respect of the Notes if:

(1) a payment default with respect to any principal, interest, premium or fees due on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt that currently, or with the passage of time or the giving of notice, permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the Representative.

(b) Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived in writing by the Representative; and

(2) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived in writing by the Representative or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Notice and all scheduled payment of principal, interest and premium, if any, on the Notes that have come due have been paid in full.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

Section 7.04 When Distributions Must Be Paid Over. If the Trustee or any Holder of the Notes receives a payment in respect of the Notes when:

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(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited,

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative. Upon such delivery, the Trustee or the Holder, as the case may be, shall be released from all further liability with respect to such amounts.

Section 7.05 Relative Rights. This Article 7 defines the relative rights of the Holders of the Notes and holders of Senior Debt of the Company. Nothing in this Indenture shall:

(1) impair, as between the Company and the Holders of the Notes , the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(2) prevent the Trustee or any Holder of the Notes from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt of the Company to receive distributions otherwise payable to the Holders of the Notes.

Section 7.06 Notice by the Company. The Company shall promptly notify the Representative if payment of the Notes is accelerated because of an Event of Default.

Section 7.07 Payments from Trusts. Notwithstanding anything to the contrary in this Article 7, payments and distributions made from the trusts established pursuant to the provisions of Article 9 hereof will be permitted and will not be subordinated so long as the payments into the trusts were made in accordance with the requirements of Article 9 hereof and did not violate these subordination provisions when they were made.

Section 7.08 Reliance by Holders of Senior Debt on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt of the Company, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.Prohibition on Prepayments. Notwithstanding anything in Article 3 hereof to the contrary (including, without limitation, Sections 3.07 and 3.08), no prepayments of the Notes (including, without limitation, under Section 3.07 or 3.08) may be made by the Company or any of its Subsidiaries unless: (a) (i) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit

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Agreement) and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated; or (ii) the Credit Agreement otherwise permits the prepayments; and (b) no other Credit Facility that constitutes Senior Debt prohibits such prepayments. Nothing in this Section 7.09 shall limit or restrict the Company’s obligation to repay the Notes upon their acceleration (in accordance with this Article 7).

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01 Without Consent of Holders of Notes. Notwithstanding Section 8.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect, inconsistency or omission;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Obligations of a current obligor on the Notes to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights in any material respect under this Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or its Subsidiaries;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to conform the text of this Indenture or the Notes to any provision of the “Description of the New Notes” section of the Offer Document to the extent that such provision in the “Description of the New Notes” section of the Offer Document was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(9) to allow any guarantor or other obligor to execute a supplemental indenture and/or a guarantee with respect to the Notes;

(10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes that is required by applicable laws;

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(11) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture; or

(12) to comply with the rules of any applicable securities Depositary.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 8.02 With Consent of Holders of Notes. Except as provided in this Section 8.02, this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Upon the request of the Company accompanied by an Officer’s Certificate authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

The consent of the Holders of Notes is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment to this Indenture becomes effective, the Company will be required to provide to the Holders of Notes a notice briefly describing such amendment.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

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Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any Note;

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture that cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payment of principal of, or interest on, the Notes;

(7) make any change in these amendment and waiver provisions; or

(8) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

In addition to the consents required by this Section 8.02, the consents of the Alden Entities will be required if any amendment or supplement adversely affects the Alden Entities as Holders of, or holders of a beneficial interest in, the Notes in any material respect.

Section 8.03 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 8.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may

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revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 8.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06 Trustee to Sign Amendments, etc. The Trustee will sign any amended or supplemental indenture or other amendment authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 6.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 10.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 9

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable or may be called for redemption within one year or have been called for redemption pursuant to Section 3.07 hereof and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

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(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 9.01, the provisions of Sections 9.02 hereof will survive. In addition, nothing in this Section 9.01 will be deemed to discharge those provisions of Section 6.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 9.02 Application of Trust Money. All money and non-callable Government Securities deposited with the Trustee pursuant to Section 9.01 hereof shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee, but such money and non-callable Government Securities need not be segregated from other funds except to the extent required by law.

Section 9.03 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 9.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01 hereof until such time as the Trustee or Paying Agent is able to apply all such money in accordance with Section 9.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or non-callable Government Securities held by the Trustee or Paying Agent.

Section 9.04 Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of,

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premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 10.02 Notices. Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

Telecopier No.: (317) 684-5583

Attention: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopier No.: (212) 757-3990

Attention: Lawrence G. Wee

If to the Trustee:

U.S. Bank National Association - Corporate Trust Services

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150 Fourth Avenue North, 2nd Floor

Nashville, Tennessee 37219

Telecopier No.: (615) 251-0737

Attention: Wally Jones

The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 10.03 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 10.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

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Section 10.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) must comply with the provisions of TIA Section 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 10.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Section 10.08 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 10.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.10 Successors. All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

55

Section 10.11 Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10.12 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 10.13 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page].

56

SIGNATURES

Dated as of [                    ], 2010

EMMIS COMMUNICATIONS CORPORATION

By:
Name:
Title:

SIGNATURES.

Dated as of [                     ], 2010.

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP/CINS

12% Senior Subordinated Notes due 2017

No.	$

EMMIS COMMUNICATIONS CORPORATION

promises to pay to                                  or registered assigns,

the principal sum of                                                                                                                                                                     DOLLARS

on                     , 20        .

Interest Payment Date:

Record Date:

Dated:                     , 201

EMMIS COMMUNICATIONS CORPORATION

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. Bank National Association

as Trustee

By:
Authorized Signatory.

[Back of Note]

12% Senior Subordinated Notes due 2017

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]1

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Emmis Communications Corporation, an Indiana corporation (the “Company”), promises to pay interest on the principal amount of this Note in payment-in-kind at 12.00% per annum from [                    ], 2010 until maturity. The Company will pay interest annually in arrears on [            ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [                    ], 2010. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate equal to the then applicable interest rate on the Notes; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Global Notes the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]2

(2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [                    ] next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose within

[1]	Insert for Regulation S Temporary Global Note.

[2]	Insert for Regulation S Temporary Global Note.

or without the City and State of New York; provided that payment by wire transfer of immediately available funds will be required with respect to principal of on all Global Notes and all other Notes held by any who has provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Interest shall be payable by increasing the principal amount of the outstanding Notes (“PIK Payment”) or by issuing additional Notes (“PIK Notes”) in an aggregate amount equal to the amount of the interest then payable and otherwise due. The Company will not issue Notes in principal amount of less than $1.00. In the event that the interest due to any Holder on an Interest Payment Date is not a round dollar amount, any fractional interest, if $0.50 or more, will be rounded up to the nearest dollar or, if $0.49 or less, will be rounded down to the nearest dollar.

The Company will evidence its obligation to pay interest in respect of Notes represented by Global Notes by increasing the principal amount of such Global Notes for the benefit of the accounts of Participants specified by DTC or its nominee. Any such increase in the principal amount of the Global Note will be made by the Trustee or the Custodian (at the direction of the Trustee), without the consent of Holders. The Company will evidence its obligation to pay interest in respect of the Notes represented by Definitive Notes by issuing PIK Notes in the form of Definitive Notes and delivering them to Holders.

Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related Interest Payment Date of such PIK Payment. In case of issuance of PIK Notes, interest shall accrue on PIK Notes from and including the date of issuance of such PIK Notes. Any such PIK Notes shall be issued on the same terms as the Notes and shall constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references herein and in the Indenture to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment and all references herein and in the Indenture to the “Notes” shall include any PIK Notes.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the Notes under an Indenture dated as of [                    ], 2010 (the “Indenture”) among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Company shall be entitled to issue Additional Notes pursuant to Section 2.13 of the Indenture.

(5) Optional Redemption. At any time or from time to time, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption, including the pro rata interest for any partial interest period.

(6) Mandatory Redemption. Except as provided below, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each Note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on to the date of redemption. The “mandatory principal redemption amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligations to make the mandatory principal redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

(7) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction or discharge of the Indenture. Notes in denominations larger than $1.00 may be redeemed in part but only in whole multiples of $1.00, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(8) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

[Prior to the expiration of the Restricted Period, transfers of beneficial interests in this Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person.]3

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10) Amendment, Supplement and Waiver. The Indenture and the Notes, may be amended or supplemented only as provided in the Indenture.

(11) Defaults and Remedies. The Indenture specifies certain events the occurrence of which constitutes an Event of Default, including failure to pay principal or interest on the Notes, breaches of Indenture covenants, and certain bankruptcy and insolvency events in each case which may be subject to specified grace periods. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company and the Trustee may declare the Notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries occurs and is continuing, all outstanding Notes will ipso facto become due and payable. Under certain circumstances specified in the Indenture, the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an existing Default or Event of Default and its consequences.

(12) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(13) No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(14) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of

[3]	Insert for Regulation S Temporary Global Note.

redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(17) Subordination. The payment of the Company’s Obligations on the Notes and the Indenture is subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture, and each Holder by accepting this Note agrees that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt.

(18) Prohibition on Prepayment. Notwithstanding anything in paragraphs 5 and 6 hereof to the contrary, no prepayments of the Notes may be made by the Company or any of its Subsidiaries unless: (a) (i) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit Agreement) and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated; or (ii) the Credit Agreement otherwise permits the prepayments; and (b) no other Credit Facility that constitutes Senior Debt prohibits such prepayments. Nothing in this paragraph 18 shall limit or restrict the Company’s obligation to repay the Notes upon their acceleration (in accordance with Article 7 of the Indenture and paragraph 17 hereof).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name
appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[            ]

Re: 12% Senior Subordinated Notes due 2017

Reference is hereby made to the Indenture, dated as of [            ], 2010 (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $              in such Note[s] or interests (the “Transfer”), to              (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY].

1.     ☐     Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.     ☐     Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.     ☐     Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)     ☐     such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)     ☐     such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)     ☐     such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)     ☐     such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.    ☐    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐    Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐    Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐    Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[             ]

Re: 12% Senior Subordinated Notes due 2017

(CUSIP                    )

Reference is hereby made to the Indenture, dated as of [                    ], 2010 (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Emmis Communications Corporation

One Emmis Plaza, 7th Floor

40 Monument Circle

Indianapolis, Indiana 46284

[            ]

Re: 12% Senior Subordinated Notes due 2017

Reference is hereby made to the Indenture, dated as of [                    ], 2010 (the “Indenture”), among Emmis Communications Corporation, an Indiana corporation, as issuer (the “Company”) and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of:

(a)    ☐    a beneficial interest in a Global Note, or

(b)    ☐    a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global

D-1

Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

by and between

JS ACQUISITION, LLC

ALDEN MEDIA HOLDINGS, LLC

and

JEFFREY H. SMULYAN

Dated as of             , 2010

ii

REGISTRATION RIGHTS AGREEMENT1

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                     , 2010, by and between JS Acquisition, LLC, an Indiana limited liability company (together with any successor or assignee thereof as a result of a Reconstitution (as defined below), the “Company”), Alden Media Holdings, LLC, a Delaware limited liability company, and Jeffrey H. Smulyan, an individual.

WHEREAS, pursuant to Section 10.2 of the Amended and Restated Operating Agreement of the Company, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Operating Agreement”), each of the Smulyan Members and the Alden Members (as each such term is defined in the Operating Agreement and, together, the “Primary Stockholders”) are entitled to (i) cause the Company to effect an Initial Public Offering (as defined below) and (ii) certain registration rights in connection therewith as set forth in this Agreement, in each case, in accordance with the terms and subject the conditions set forth therein;

WHEREAS, pursuant to Section 10.2 of the Operating Agreement, (i) the Company may be restructured into a corporation or other organizational entity for the purposes of effecting an Initial Public Offering (the “Reconstitution”) and (ii) in such Reconstitution, the Primary Stockholders shall be issued shares of Common Stock (as defined below) in respect of their Common Interests (as such term is defined in the Operating Agreement);

NOW, THEREFORE, in consideration of the mutual covenants and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS.

Section 1.1 Certain Definitions.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

[1]	This Agreement to be entered at the closing simultaneously with the Operating Agreement.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by law to close.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, any other common equity security issued in exchange for Common Interests in the Reconstitution or any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Designated Holder” means each of the Primary Stockholders and any transferee (whether direct or indirect) of any of the foregoing to whom Registrable Securities have been transferred in accordance with Article IX of the Operating Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S promulgated under the Securities Act.

“Designated Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Designated Holder or used or referred to by such Designated Holder in connection with the offering of Registrable Securities.

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Initial Public Offering” means the initial public offering of any shares of Common Stock pursuant to an effective Registration Statement.

“IPO Effectiveness Date” means the date upon which the Company closes its Initial Public Offering.

“Permitted Transferee” has the meaning set forth for such term in the Operating Agreement.

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“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“Prospectus” means any “prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Registrable Class Securities” means the Registrable Securities and any other securities of the Company that are of the same class as the relevant Registrable Securities.

“Registrable Securities” means each of the following: (i) any and all shares of Common Stock owned by the Designated Holders; and (ii) any shares of Common Stock issued or issuable to any of the Designated Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Shelf Registration” means a registration, under the Securities Act on Form S-3 in an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act.

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

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(b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Approved Underwriter	3.6
Company	Preamble
Company Underwriter	4.1
Demand Registration	3.1
Holders’ Counsel	5.1(a)
Incidental Registration	4.1
Indemnified Party	7.3
Indemnifying Party	7.3
Initiating Holders	3.1
Inspectors	5.1(h)
Liability	7.1
Lock-up Agreements	6.1
Long-Form Registration	3.1
Operating Agreement	Recitals
Primary Stockholders	Recitals
Reconstitution	Recitals
Records	5.1(h)
Short-Form Registration	3.1
Valid Business Reason	3.2

ARTICLE II

GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT.

Section 2.1 Grant of Rights. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

Section 2.2 Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) (A) the entire amount of the Registrable Securities owned by the relevant Designated Holder may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Designated Holder, each in their reasonable judgment, without any limitation as to volume pursuant to Rule 144 promulgated under the Securities Act and (B) such Designated Holder owning such Registrable Securities owns less than 10% of the outstanding shares of Common Stock on a fully diluted basis, or (iii) the Registrable Securities are proposed to be sold or distributed by a Person not entitled to the registration rights granted by this Agreement. Notwithstanding the foregoing, if such Designated Holder owns less than 10% but more than 5% of the outstanding shares of Common Stock on a fully diluted basis, such Designated Holder’s shares of Common Stock shall continue to be Registrable Securities for purposes of an Incidental Registration.

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Section 2.3 Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into, or exercisable or exchangeable for, Registrable Securities whether or not such purchase, conversion, exercise or exchange has actually been effected. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion, exercise or exchange of another security shall be deemed outstanding for the purposes of this Agreement.

ARTICLE III

DEMAND REGISTRATION.

Section 3.1 Request for Demand Registration. The Designated Holders (the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register in accordance with the terms of this Agreement, the sale of the number of Registrable Securities stated in such request under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8), at the election of the Initiating Holders, (i) on Form S-1 or any similar long-form registration (a “Long-Form Registration”) or (ii) on Form S-3 or any similar short-form registration (other than a Shelf Registration), if such a short-form is then available to the Company (a “Short-Form Registration” and, together with a Long-Form Registration, a “Demand Registration”); provided, however, that the Company shall not be obligated to effect: (A), (1) an Initial Public Offering caused by the Alden Members pursuant to Section 10.2(d) of the Operating Agreement prior to the fifth anniversary of the date hereof, (2) with respect to any IPO Effectiveness Date occurring prior to the fifth anniversary of the date hereof, any Demand Registration by the Alden Members prior to the date that is six months after such IPO Effectiveness Date, (3) any Demand Registration by the Smulyan Members with respect to any Initial Public Offering prior to the later of (I) date that is six months after the IPO Effectiveness Date or (II) such time as the Alden Members no longer own any Series A Preferred Interests (as defined in the Operating Agreement) or Junior Subordinated Notes (as defined in the Operating Agreement), (4) any Demand Registration by any transferee of the Primary Stockholders (other than a Permitted Transferee) or (5) more than one such Demand Registration with respect to each of the Alden Members and the Smulyan Members thereby within any six-month period; or (B) a Demand Registration if the Initiating Holders propose to sell their Registrable Securities (and including any other Registrable Securities included pursuant to Section 3.3) at an anticipated aggregate offering price (calculated based upon the

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Market Price of the Registrable Securities on the date of filing of the Registration Statement with respect to such Registrable Securities and including any Registrable Securities subject to any applicable over-allotment option) to the public of less than (x) $25,000,000 in the case of a Long-Form Registration or (y) $15,000,000 in the case of a Short-Form Registration. For purposes of the preceding sentence, two or more Registration Statements filed in response to one demand for a Long-Form Registration shall be counted as one Long-Form Registration. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof. The Initiating Holders shall be entitled to an unlimited number of Short-Form Registrations.

Section 3.2 Limitations on Demand Registrations. If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company (a “Valid Business Reason”), (i) the Company may postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, and (ii) in case a Registration Statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board of Directors, may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement, and such Demand Registration shall not be considered a Demand Registration for the purposes of Section 3.1(A)(3). The Company shall give written notice, which notice shall be signed by the Chairman of the Board of Directors of the Company, to all Designated Holders of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. If the Company gives notice of its determination to postpone or withdraw a Registration Statement pursuant to this Section 3.2, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, in the case of a Long-Form Registration, the period referred to in the second sentence of Section 3.4) by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 3.2 to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by and meeting the requirements of Section 5.1(a)(vi). Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing under this Section 3.2 due to a Valid Business Reason more than twice for a period of up to 90 days in any 12 month period.

Section 3.3 Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Each of the Designated Holders (other than the Initiating Holders who have requested the relevant Demand Registration under Section 3.1) may offer such Designated Holder’s Registrable Securities under any such Demand Registration pursuant to this Section 3.3; provided that, until such time as the Alden

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Members no longer own any Series A Preferred Interests or Junior Subordinated Notes, the Smulyan Members may not offer Registrable Securities representing in excess of 5% of the outstanding Common Stock in any such Demand Registration. The Company shall (i) as promptly as practicable but in no event later than five days after the receipt of a request for a Demand Registration from any Initiating Holders, give written notice thereof to all of the Designated Holders (other than such Initiating Holders), which notice shall specify the number of Registrable Securities subject to the request for Demand Registration, whether such Demand Registration is a Short-Form Registration or Long-Form Registration, the names and notice information of the Initiating Holders and the intended method of disposition of such Registrable Securities and (ii) subject to Section 3.6, include in the Registration Statement filed pursuant to such Demand Registration all of the Registrable Securities requested by such Designated Holders for inclusion in such Registration Statement from whom the Company has received a written request for inclusion therein within 10 days after the receipt by such Designated Holders of such written notice referred to in clause (i) above. Each such request by such Designated Holders shall specify the number of Registrable Securities proposed to be registered and such Designated Holder shall send a copy of such request to the Initiating Holders. The failure of any Designated Holder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Section 3.3 with respect to such Demand Registration. Any Designated Holder may waive its rights under this Section 3.3 prior to the expiration of such 10-day period by giving written notice to the Company, with a copy to the Initiating Holders. If a Designated Holder sends the Company a written request for inclusion of part or all of such Designated Holder’s Registrable Securities in a registration, such Designated Holder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company in the Company’s sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Designated Holder reasonably determines that participation in such registration is reasonably likely to have a material adverse effect on such Designated Holder.

Section 3.4 Effective Demand Registration. The Company shall use its commercially reasonable efforts to cause any such Demand Registration to become effective not later than (i) 180 days after it receives a request under Section 3.1 for a Long-Form Registration and (ii) 45 days after it receives a request under Section 3.1 for a Short-Form Registration, and in each case to remain effective thereafter. A registration shall not constitute a Long-Form Registration until it has become effective and remains continuously effective for the lesser of (A) the period during which all Registrable Securities registered in the Long-Form Registration are sold and (B) 180 days; provided, however, that a registration shall not constitute a Long-Form Registration if (x) after such Long-Form Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency, court or other Person for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Long-Form Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders.

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Section 3.5 Expenses. Except as provided in Section 5.4 hereof, the Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

Section 3.6 Underwriting Procedures. If the Company or the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its commercially reasonable efforts to cause the offering made pursuant to such Demand Registration to be in the form of a firm commitment underwritten public offering, and the managing underwriter or underwriters for such offering shall be an investment banking firm or firms of national reputation selected to act as the managing underwriter or underwriters of the offering in accordance with Section 3.7 (each, an “Approved Underwriter”). In connection with any Demand Registration under this ARTICLE III involving an underwritten public offering, none of the Registrable Securities held by any Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 3.3 shall be included in such underwritten public offering unless such Designated Holder accepts the terms of the offering as reasonably agreed upon by the Company, the Initiating Holders and the Approved Underwriters, and then only in such quantity as will not, in the reasonable opinion of the Approved Underwriters, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriters advise the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriters believe may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first, as to the equity securities offered by the Company for its own account, second, as to any Designated Holders who are not Alden Members or Smulyan Members, as a group, if any, pro rata within each group based on the number of Registrable Securities owned by each such party, third, as to the Registrable Securities of the Smulyan Members who are not Initiating Holders, as a group, if any, pro rata within each group based on the number of Registrable Securities owned by each such party, fourth, as to the Alden Members who are not Initiating Holders, as a group, if any, pro rata within each group based on the number of Registrable Securities owned by each such party, and fifth, as to the Registrable Securities of the Initiating Holders, as a group, pro rata within each group based on the number of Registrable Securities owned by each such party.

Section 3.7 Selection of Underwriters in a Demand Registration. If an offering of Registrable Securities made pursuant to any Demand Registration is in the form of an underwritten public offering, the Company shall select the Approved Underwriters; provided, however, that the Approved Underwriters shall, in any case, also be reasonably acceptable to the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders.

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ARTICLE IV

INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

Section 4.1 Request for Incidental or “Piggy-Back” Registration. At any time after the IPO Effectiveness Date, if the Company proposes to file a Registration Statement with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or a Shelf Registration in respect of the resale of convertible debt or the related underlying capital stock thereof) or for the account of any stockholder of the Company (other than for the account of any Designated Holder pursuant to ARTICLE III), then the Company shall give written notice of such proposed filing to each of the Designated Holders at least 20 days before the anticipated filing date, and such notice shall describe the proposed registration, offering price (or reasonable range thereof) and distribution arrangements, and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”); provided that, until such time as the Alden Members no longer own any Series A Preferred Interests or Junior Subordinated Notes, the Smulyan Members may not register Registrable Securities representing in excess of 5% of the outstanding Common Stock in any such Incidental Registration. In connection with any Incidental Registration under this Section 4.1 involving an underwritten public offering, the Company shall use its commercially reasonable efforts (within 20 days after the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters (the “Company Underwriter”) to permit each of the Designated Holders who has requested in writing to participate in the Incidental Registration to include the number of such Designated Holder’s Registrable Securities specified by such Designated Holder in such offering on the same terms and conditions as the securities of the Company or for the account of such other stockholder, as the case may be, included therein. Any withdrawal of the Registration Statement by the Company for any reason shall constitute and effect an automatic withdrawal of any Incidental Registration related thereto. In connection with any Incidental Registration under this Section 4.1 involving an underwritten public offering, the Company shall not be required to include any Registrable Securities in such underwritten public offering unless the Designated Holders thereof accept the terms of the underwritten public offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall include in such Incidental Registration only the aggregate amount of Registrable Securities that the Company Underwriter believes may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first, the Registrable Securities to be offered for the account of any Designated Holders that are not Alden Members or Smulyan Members pursuant to this

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ARTICLE IV, as a group, pro rata based on the number of Registrable Securities owned by each such Designated Holder, second, the Registrable Securities to be offered for the account of the Smulyan Members pursuant to this ARTICLE IV, as a group, pro rata based on the number of Registrable Securities owned by each such Alden Member, third, the Registrable Securities to be offered for the account of the Alden Members pursuant to this ARTICLE IV, as a group, pro rata based on the number of Registrable Securities owned by each such Alden Member, and fourth, other securities requested to be included in such offering and fifth, securities to be offered for the account of the Company.

Section 4.2 Expenses. Except as provided in Section 5.4 hereof, the Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this ARTICLE IV, whether or not such Incidental Registration becomes effective.

ARTICLE V

REGISTRATION PROCEDURES.

Section 5.1 Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to ARTICLE III or ARTICLE IV, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as practicable, and in connection with any such request or requirement, the Company shall:

(a) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (A) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector (as defined below) with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (B) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all actions required to prevent the entry of such stop order or to remove it if entered;

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (A) 180 days and (B) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold;

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(c) furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed pursuant to Rule 424 promulgated under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(e) promptly notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, the Disclosure Package, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, related Prospectus, Disclosure Package or Free Writing Prospectus or for additional information; (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (E) of the existence of any fact or happening of any event of which the Company has knowledge which makes any statement of a material fact in such Registration Statement, related Prospectus, Disclosure Package or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus, Disclosure Package or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus, Disclosure Package or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (F) of the determination by counsel of the Company that a post-effective amendment to a Registration Statement is advisable;

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(f) upon the occurrence of any event contemplated by Section 5.1(e)(E) or, subject to Section 3.2, the existence of a Valid Business Reason, as promptly as practicable, prepare a supplement or amendment to such Registration Statement, related Prospectus, Disclosure Package or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such Registration Statement, Prospectus, Disclosure Package or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus, Disclosure Package or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g) enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Approved Underwriter or the Company Underwriter, as applicable) and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter, if applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(h) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement or related Prospectus or Disclosure Package. Records that the Company determines, in good faith, to be confidential shall not be disclosed to the Inspectors without a reasonable and customary agreement to keep such information confidential;

(i) if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

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(j) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(k) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Designated Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of Holders Counsel;

(l) within the deadlines specified by the Securities Act, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

(m) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(n) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(o) cause all such Registrable Securities to be listed on each securities exchange on which Registrable Class Securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(p) keep Holders’ Counsel reasonably advised in writing as to the initiation and progress of any registration under ARTICLE III or ARTICLE IV and provide Holders’ Counsel with all correspondence with the Commission in connection with any such Registration Statement;

(q) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

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(r) if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter reasonably requests; and

(s) take all other steps reasonably necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

Section 5.2 Seller Obligations. In connection with any offering under any Registration Statement under this Agreement, each Designated Holder:

(a) shall promptly furnish to the Company in writing such information with respect to such Designated Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading;

(b) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and

(c) shall not use any Free Writing Prospectus without the prior written consent of the Company.

Section 5.3 Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.1(e)(E), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 5.1(f) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 5.1(b)) by the number of

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days during the period from and including the date of the giving of such notice pursuant to Section 5.1(e)(E) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 5.1(f).

Section 5.4 Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) Commission and stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and expenses of Holders’ Counsel, any necessary counsel with respect to state securities law matters, counsel to the Company and of its independent public accountants, and any other accounting fees, charges and expenses incurred by the Company (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any legal fees, charges and expenses incurred by the Designated Holders; provided, that, in any registration pursuant to ARTICLE III or ARTICLE IV the Company shall not be obligated to reimburse the Designated Holders or Holders’ Counsel for any amounts in excess of $50,000, in the aggregate, pursuant to this clause (iv); and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 5.4 are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Designated Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel.

ARTICLE VI

LOCK-UP AGREEMENTS.

Section 6.1 Designated Holder Lock-up Agreements. To the extent (i) requested (A) by the Initiating Holders in the case of a non-underwritten public offering or (B) by the Approved Underwriters or the Company Underwriter, as the case may be, in the case of an underwritten public offering, and (ii) the Company and all of the Company’s officers, directors and holders in excess of 5% of its outstanding shares of capital stock execute agreements identical to or more restrictive than those referred to in this Section 6.1, each Designated Holder agrees (x) not to effect any Transfer of any Registrable Class Securities or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities and (y) not to make any request for the

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registration of the Transfer of any Registrable Class Securities or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities, in each case, during the period beginning on the filing date of the Registration Statement for such public offering and, unless otherwise mutually agreed upon by such Designated Holder and the requesting party, ending on the date that is 90 days after the date of the final Prospectus relating to such public offering (or such longer period if the Approved Underwriters or the Company Underwriter (as the case may be) deems such period reasonably necessary due to applicable regulations of FINRA), except as part of such public offering. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), each Designated Holder shall enter into customary lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence. No Designated Holder subject to this Section 6.1 shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to this Section 6.1 unless all other Designated Holders subject to the same obligation are also released.

Section 6.2 Company Lock-up Agreements. With respect to any Demand Registration, the Company shall not (except as part of such Demand Registration) effect any Transfer of Registrable Class Securities, or any securities convertible into or exchangeable or exercisable for Registrable Class Securities (except pursuant to a Registration Statement on Form S-8), during the period beginning on the filing date of any Registration Statement in which the Designated Holders are participating and ending on the date that is 90 days after date of the final Prospectus relating to such offering, except as part of such Demand Registration. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), the Company shall, from time to time, enter into Lock-up Agreements on terms consistent with the preceding sentence.

Section 6.3 Additional Lock-up Agreements. With respect to each relevant offering, the Company shall use its commercially reasonable efforts to cause all of its officers, directors and holders of more than 5% of the Registrable Class Securities (or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities) to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Company.

Section 6.4 Third Party Beneficiaries in Lock-up Agreements. Any Lock-up Agreements executed by the Designated Holders pursuant to this ARTICLE VI shall contain provisions naming the Company as an intended third-party beneficiary thereof and requiring the prior written consent of the Company for any amendments thereto or waivers thereof. Any Lock-up Agreements executed by the Company, its officers, its directors or other stockholders pursuant to this ARTICLE VI shall contain provisions naming the selling stockholders in the relevant offering that are Designated Holders as intended third-party beneficiaries thereof and requiring the prior written consent of such stockholders holding a majority of the Registrable Securities for any amendments thereto or waivers thereof.

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ARTICLE VII

INDEMNIFICATION; CONTRIBUTION.

Section 7.1 Indemnification by the Company. The Company shall indemnify and hold harmless each Designated Holder, its stockholders, partners, members, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Designated Holder (including the information provided pursuant to Section 5.2(a)) expressly for use therein.

Section 7.2 Indemnification by Designated Holders. In connection with any offering in which a Designated Holder is participating pursuant to ARTICLE III, or ARTICLE IV, such Designated Holder shall indemnify and hold harmless the Company, each other Designated Holder, their respective directors, officers, other Affiliates and each Person who controls the Company, such other Designated Holders (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Designated Holder Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Designated Holder Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, to the extent such Liabilities arise out of or are based upon written information furnished by such Designated Holder or on such Designated Holder’s behalf expressly for inclusion in the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities (including the information provided pursuant to Section 5.2(a)); provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Designated Holder and the total amount to be indemnified by such Designated Holder pursuant to this Section 7.2 shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering to which the Registration Statement, Prospectus, Disclosure Package or Designated Holder Free Writing Prospectus relates.

Section 7.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for

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which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the Indemnified Party which are different from those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

Section 7.4 Contribution. If the indemnification provided for in this ARTICLE VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent,

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knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1, Section 7.2 and Section 7.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VIII

EXCHANGE ACT REPORTING AND RULE 144.

The Company covenants that from and after the IPO Effectiveness Date it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder may reasonably request (including providing any information necessary to comply with Rule 144 promulgated under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or Regulation S promulgated under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

ARTICLE IX

MISCELLANEOUS.

Section 9.1 Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock, and (ii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

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Section 9.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

Section 9.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

(b) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN Section 9.3(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN Section 9.3(c) AND THIS Section 9.3(d).

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Section 9.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt (except if such facsimile is not received during regular business hours, then the Business Day following the date of receipt), (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 9.4 by the party to receive such notice:

(a)     if to the Alden Members, to:

c/o Alden Global Capital 885 Third Avenue New York, NY 10022 Attention: General Counsel Facsimile: (212) 702-0145

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Stephen M. Banker Facsimile: (917) 777-2760

(b)     if to the Smulyan Members or the Company, to:

c/o Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, Indiana 46204 Attention: James A. Strain Facsimile: (317) 713-3460

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: James M. Dubin Kelley D. Parker Facsimile: (212) 757-3990

Section 9.5 Entire Agreement. This Agreement, the Operating Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to matters contemplated herein and supersede all prior agreements, written or oral, with respect thereto.

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Section 9.6 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company, (ii) the Alden Members holding Registrable Securities representing (after giving effect to any adjustments) at least a majority of the aggregate number of Registrable Securities owned by all of the Alden Members and (iii) the Smulyan Members holding Registrable Securities representing (after giving effect to any adjustments) at least a majority of the aggregate number of Registrable Securities owned by all of the Smulyan Members. Any such written consent shall be binding upon the Company and all of the Designated Holders.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

Section 9.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. The Demand Registration rights and requirements and related rights of the Designated Holders contained in ARTICLE III and the incidental or “piggy-back” registration rights of the Designated Holders contained in Section 3.3 and ARTICLE IV, shall be (i) with respect to any Registrable Security that is transferred to a Permitted Transferee of a Designated Holder, transferred to such Permitted Transferee without the consent of the Company and (ii) with respect to any Registrable Security that is transferred in all cases to a transferee that is not a Permitted Transferee, transferred only in accordance with Article IX of the Operating Agreement. At the time of the transfer of any Registrable Security as contemplated by this Section 9.8, such transferee shall execute and deliver to the Company an instrument, in form and substance reasonably satisfactory to the Company, to evidence its agreement to be bound by, and to comply with, this Agreement as an Alden Member or Smulyan Member, as the case may be. All of the obligations of the Company hereunder shall survive (i) any Reconstitution and (ii) any transfer of Registrable Securities in accordance with this Section 9.8.

Section 9.9 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and the phrase shall not mean simply “if”. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

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Section 9.10 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The table of contents, index of defined terms and Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.11 Interpretation. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

Section 9.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 9.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 9.14 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any party hereto.

Section 9.15 No Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

JS ACQUISITION, LLC

By:
Name:
Title:

ALDEN MEDIA HOLDINGS, LLC

By:
Name:
Title:

JEFFREY H. SMULYAN

[Signature Page to Registration Rights Agreement]

EXHIBIT D

EXECUTION COPY

ROLLOVER AGREEMENT

by and among

JS ACQUISITION, LLC

and

THE ROLLING SHAREHOLDERS

(as defined herein)

Dated as of May 24, 2010

ROLLOVER AGREEMENT

ROLLOVER AGREEMENT, dated as of May 24, 2010 (this “Agreement”), by and among JS Acquisition, LLC, an Indiana limited liability company (“Parent”), each of the Persons set forth on Schedule I hereto and each of the Persons who execute a Joinder hereto pursuant to Section 5.15 (collectively, the “Rolling Shareholders” and each individually, a “Rolling Shareholder”).

WHEREAS, as soon as reasonably practicable following the execution and delivery of this Agreement, Parent or JS Acquisition, Inc., an Indiana corporation (“Merger Sub”) and subsidiary owned by JS Acquisition shall commence a tender offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Emmis Communications Corporation, an Indiana corporation (the “Company”), not beneficially owned by Parent, Merger Sub and Mr. Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of the Company, (“Smulyan”) and that do not constitute Rolling Shareholders Contributed Shares (as defined below) of the Rolling Shareholders (collectively with Parent, Merger Sub and Smulyan, the “Purchaser Group”), Alden Media Holdings, LLC or its Affiliates (“Alden”), at an offer price of $2.40 per Share in cash, without interest and less any applicable withholding taxes pursuant to the terms and conditions set forth in the Offer to Purchase under cover of the Schedule TO and in the related Letter of Transmittal to be filed with the SEC (which, together with any amendments or supplements thereto, collectively constitute the “Offer” and such documents collectively, the “Offer Documents”);

WHEREAS, the Offer is being made in connection with a proposed merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger to be entered into by and among Parent, Merger Sub and the Company (the “Merger Agreement”), pursuant to which, upon the successful completion of the Offer, Merger Sub would merge with and into the Company with the Company remaining as the surviving corporation and following the completion of the Merger, Smulyan will hold all of the shares of a newly issued class of voting common stock of the Company and Parent will hold all of the shares of a newly issued class of non-voting common stock of the Company;

WHEREAS, in accordance with that the Securities Purchase Agreement (as defined below) the Shares held by Parent or Merger Sub will cancelled in the Merger;

WHEREAS, the Rolling Shareholders are willing to commit herein to contribute their Shares to the Company for cancellation prior to the Merger as provided herein in satisfaction of their obligations hereunder;

WHEREAS, Parent is willing to issue Rolling Shareholder Parent Interests (as defined below) to the Rolling Shareholders in exchange for such commitment; and

WHEREAS, the parties hereto desire to make certain other agreements in connection with the Offer, the Merger and the transactions contemplated thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE I

CONTRIBUTIONS

1.1 Rolling Shareholder Contributed Shares.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Rolling Shareholders hereby agrees to contribute to the Company, immediately prior to the effective time of the Merger (the “Effective Time”), the number of Shares set forth opposite its name on Schedule I hereto (the “Rolling Shareholder Contributed Shares”). In exchange for the agreement of each Rolling Shareholder to contribute such Rolling Shareholder Contributed Shares, each Rolling Shareholder shall be entitled to receive from Parent, and Parent shall issue to each Rolling Shareholder at the closing of the transaction contemplated by the Securities Purchase Agreement an initial number of Common Interests of Parent (“Parent Common Interests”) equal to the product of (i) the quotient of (x) the number of Rolling Shareholder Contributed Shares to be contributed by such Rolling Shareholder divided by (y) the sum of (I) the product of (a) the aggregate number of Shares and Class B Shares to be contributed to Parent by Smulyan pursuant to the Securities Purchase Agreement (as defined below) multiplied by (b) three (3) plus (II) the aggregate number of Rolling Shareholder Contributed Shares to be contributed by all Rolling Shareholders and (ii) the difference of (x) all of the Parent Common Interests outstanding on the date of, and after giving effect to, the Closing (as defined below) minus (y) the number of Parent Common Interests initially issued to Alden at the Closing (the “Rolling Shareholder Parent Interests”). The Parent Common Interests shall have the rights, preferences, privileges and restrictions set forth in the Operating Agreement (as defined below). Each of the Rolling Shareholder Contributed Shares shall be cancelled immediately prior to, the Merger.

(b) Notwithstanding anything to the contrary contained herein, if any Rolling Shareholder shall fail to contribute any Rolling Shareholder Contributed Shares prior to the Effective Time of the Merger, the Rolling Shareholder Parent Interests issued to such Rolling Shareholder shall be cancelled and become null and void ab initio, and Parent may take any and all necessary and appropriate actions to reallocate such cancelled Rolling Shareholder Parent Interests pro-rata in accordance with paragraph (a) above among Smulyan and the other Rolling Shareholders.

1.2 Closing.

(a) The issuance of the Rolling Shareholder Parent Interests contemplated hereby (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. local time, on the Closing Date (as defined in the Securities Purchase Agreement).

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(b) At the Closing, each of the parties hereto shall enter into the Amended and Restated Operating Agreement of Parent in substantially the form attached as Exhibit A (the “Operating Agreement”) and the Registration Rights Agreement in substantially the form of Exhibit B (the “Registration Rights Agreement”).

ARTICLE II

GRANT OF PROXY; VOTING AGREEMENT

2.1 Voting Agreement. Until the termination of this Agreement in accordance with Section 5.3:

(a) Each Rolling Shareholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, such Rolling Shareholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to its Rolling Shareholders Contributed Shares to the fullest extent that such Rolling Shareholder Contributed Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the approval and adoption of the Merger Agreement;

(ii) without limiting the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of the Company at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the shareholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii) against any (A) inquiry, offer or proposal by any Person other than Parent, Smulyan or his Affiliates to acquire the Company through a business combination, merger, amalgamation, purchase of all or substantially all of the capital stock, assets or business of the Company or other transactions or series of transactions that would result in a change of control of the Company (a “Company Acquisition Proposal”), (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (C) corporate action requiring the approval of the Company’s shareholders the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

(b) Each Rolling Shareholder agrees to take all steps reasonably necessary such that all of its Rolling Shareholder Contributed Shares are counted as present for purposes of any quorum requirement at any duly called meeting of the shareholders of the Company (or any adjournment or postponement thereof).

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(c) Subject to Section 5.2, for so long as this Agreement is in effect the obligations of each Rolling Shareholder contained in this Article II shall not be affected by any Adverse Recommendation Change.

(d) Notwithstanding the foregoing, each Rolling Shareholder shall remain free to vote (or execute consents or proxies with respect to) its Rolling Shareholder Contributed Shares with respect to any matter not covered by this Section 2.1 in any manner such Rolling Shareholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the Merger.

2.2 Irrevocable Proxy. Each Rolling Shareholder hereby revokes (or causes to be revoked) any and all previous voting proxies granted with respect to the voting of any of its Rolling Shareholder Contributed Shares. By entering into this Agreement, each Rolling Shareholder hereby grants a proxy appointing Parent as its attorney-in-fact and proxy, with full power of substitution, for and in such Rolling Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.1 above. The proxy granted by each Rolling Shareholder pursuant to this Article II is coupled with an interest, shall be irrevocable, shall survive the incapacity or bankruptcy, insolvency, dissolution or winding up of such Rolling Shareholder, as applicable, and is granted in consideration of Parent entering into this Agreement and incurring certain related fees and expenses. The proxy granted by each Rolling Shareholder shall automatically be revoked upon termination of this Agreement in accordance with Section 5.3. Without limiting the foregoing and for the avoidance of doubt, the voting proxy granted pursuant hereto shall not be deemed to be revoked by any power of attorney or voting proxy that may be granted by the undersigned to any other Person after the date hereof, unless any such subsequent power of attorney specifically refers to this power of attorney by the date of execution of this power of attorney by the undersigned.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Acknowledgements. Each Rolling Shareholder acknowledges that it has been furnished with and has carefully read the proposed form of Merger Agreement, and the form of Operating Agreement, and form of Registration Rights Agreement attached hereto. Such Rolling Shareholder is aware and acknowledges that:

(a) Parent has only recently been formed and has no financial or operating history.

(b) There are substantial risks incident to an investment in the Rolling Shareholder Parent Interests.

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(c) No federal or state agency has passed upon the Rolling Shareholder Parent Interests or made any finding or determination as to the fairness of an investment in the Rolling Shareholder Parent Interests.

(d) Such Rolling Shareholder should consult with its own tax advisor regarding all United States federal, state, local and foreign tax considerations applicable to the Rolling Shareholder Parent Interests. Neither Parent, nor any of its Affiliates, employees, agents, members, directors, officers, representatives or consultants, assume any responsibility for the tax consequences to such Rolling Shareholder of the acquisition or ownership of the Rolling Shareholder Parent Interests.

(e) Effective as of the Closing Date, such Rolling Shareholder will become obligated to acquire the Rolling Shareholder Parent Interests.

(f) Such Rolling Shareholder must bear the economic risk of the Rolling Shareholder Parent Interests for an indefinite period of time because the Rolling Shareholder Parent Interests have not been registered for sale under the 1933 Act, and therefore cannot be sold or otherwise transferred unless either the Rolling Shareholder Parent Interests are subsequently registered under the 1933 Act, or an exemption from such registration is available, and the Rolling Shareholder Parent Interests cannot be sold or otherwise transferred unless they are registered under applicable state securities or an exemption from such registration is available.

(g) Such Rolling Shareholder’s right to transfer the Rolling Shareholder Parent Interests is or will be restricted by the terms of the Operating Agreement. Such Rolling Shareholder may be required to transfer the Rolling Shareholder Parent Interests under certain circumstances, as provided in the Operating Agreement.

(h) Such Rolling Shareholder (i) has read the Rollover Disclosure Letter, including the exhibits and annexes thereto and the full text of the agreements and other documents described therein and attached thereto in their entirety and is thoroughly familiar with their terms, (ii) is aware of and understands the nature of the risks involved in investing in the Parent Common Interests and (iii) has had ample opportunity to ask questions relating to the Parent Common Interests, the transactions contemplated by this Agreement and the Transactions.

3.2 Representations and Warranties of the Rolling Shareholders. Each Rolling Shareholder represents, warrants and covenants to Parent and its Affiliates that:

(a) Such Rolling Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its organization.

(b) If such Rolling Shareholder is not an individual, the execution, delivery and performance by such Rolling Shareholder of this Agreement, the Operating Agreement and the Registration Rights Agreement (the “Rollover Agreements”) and the

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consummation by such Rolling Shareholder of the transactions contemplated thereby are within the powers of such Rolling Shareholder and have been duly authorized by all necessary corporate or other action. If such Rolling Shareholder is an individual, he has full legal capacity, right and authority to execute and deliver the Rollover Agreements and to perform his obligations thereunder. Each of the Rollover Agreements has been, or as of the Closing will be, duly executed and delivered by such Rolling Shareholder and each constitutes, or as of the Closing will constitute, the valid and binding agreement of such Rolling Shareholder enforceable against such Rolling Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(c) The execution, delivery and performance of the Rollover Agreements by such Rolling Shareholder does not and will not (i) if such Rolling Shareholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Rolling Shareholder, (ii) violate any applicable Law to which such Rolling Shareholder is subject, (iii) require any authorization, approval, consent or other action by any Person under, result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Rolling Shareholder is entitled under any provision of any agreement or other instrument to which such Rolling Shareholder is a party or by which such Rolling Shareholders is bound or violate in any material respect any Law or Order to which such Rolling Shareholder is subject, or (iv) result in the imposition of any Lien on any Rolling Shareholder Contributed Shares.

(d) As of the date hereof, such Rolling Shareholder is the beneficial owner of its Rolling Shareholder Contributed Shares, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Rolling Shareholder Contributed Shares) other than those created by this Agreement. Except as set forth on Schedule I, none of such Rolling Shareholder Contributed Shares is, and at no time during the term of this Agreement will such Rolling Shareholder Contributed Shares be subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Such Rolling Shareholder has, and at all times during the term of this Agreement will have, with respect to its Rolling Shareholder Contributed Shares, except as set forth on Schedule I either (i) the sole power, directly or indirectly, to vote such Rolling Shareholder Contributed Shares or (ii) the shared power, directly or indirectly, to vote such Rolling Shareholder Contributed Shares together with (but only with) one or more other Rolling Shareholders, and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Rolling Shareholders, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Articles I and II and agree to all matters set forth in this Agreement.

(e) Such Rolling Shareholder is not acquiring the Rolling Shareholder Parent Interests as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over

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television or radio, any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Rolling Shareholder in connection with Rolling Shareholder Parent Interests in securities generally.

(f) Such Rolling Shareholder has been furnished all materials relating to Parent and the Rolling Shareholder Parent Interests that such Rolling Shareholder has requested and has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense.

(g) Representatives of Parent have answered all inquiries that such Rolling Shareholder has made of them concerning Parent and its Affiliates, or any other matters relating to the formation and proposed operation of Parent and the offering and sale of the Rolling Shareholder Parent Interests. Such Rolling Shareholder acknowledges that neither Parent nor any Affiliate of Parent has rendered or will render any Rolling Shareholder Parent Interests advice or securities valuation advice to such Rolling Shareholder, and that such Rolling Shareholder is neither subscribing for nor acquiring the Rolling Shareholder Parent Interests in reliance upon, or with the expectation of, any such advice.

(h) Such Rolling Shareholder has not been furnished any offering literature with respect to the Rolling Shareholder Parent Interests or Parent. In addition, except as set forth in Section 3.3, no representations or warranties have been made to such Rolling Shareholder with respect to the Rolling Shareholder Parent Interests or Parent, and such Rolling Shareholder has not relied upon any representation or warranty in making this subscription.

(i) Such Rolling Shareholder has such knowledge and experience in financial and business matters that such Rolling Shareholder is capable of evaluating the merits and risks of the Rolling Shareholder Parent Interests and of making an informed Rolling Shareholder Parent Interests decision with respect thereto. Such Rolling Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act, the text of which is attached hereto as Annex A.

(j) Such Rolling Shareholder has adequate means of providing for its current needs and possible future contingencies, and has no need, and anticipates no need in the foreseeable future, to sell the Rolling Shareholder Parent Interests for which such Rolling Shareholder subscribes. Such Rolling Shareholder is able to bear the economic risks of the Rolling Shareholder Parent Interests and consequently, without limiting the generality of the foregoing, is able to hold the Rolling Shareholder Parent Interests for an indefinite period of time and has sufficient net worth to sustain a loss of the entire Rolling Shareholder Parent Interests in the event such loss should occur.

(k) Such Rolling Shareholder is acquiring the Rolling Shareholder Parent Interests for such Rolling Shareholder’s own account as principal for Rolling Shareholder Parent Interests purposes and not with a view to the distribution or sale thereof, subject to any requirement of law that its property at all times be within his, her or its control.

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3.3 Representations and Warranties of Parent. Parent represents, warrants and covenants to each of the Rolling Shareholders that:

(a) Parent is a limited liability company duly formed and validly existing under the laws of the State of Indiana.

(b) The execution, delivery and performance by Parent of the Rollover Agreements and the consummation by Parent of the transactions contemplated thereby are within the powers of Parent and have been duly authorized by all necessary limited liability company action. Each of the Rollover Agreements has been, or as of the Closing will be, duly executed and delivered by Parent and each constitutes, or as of the Closing will constitute, the valid and binding agreement of such Parent enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(c) The execution, delivery and performance of the Rollover Agreements by Parent does not and will not (i) violate the certificate of formation and the initial operating agreement of Parent, dated as of May 6, 2010, (ii) violate any applicable Law to which Parent is subject or (iii) require any authorization, approval, consent or other action by any Person under, result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument to which Parent is a party or by which Parent is bound or violate in any material respect any Law or Order to which Parent is subject.

ARTICLE IV

COVENANTS

4.1 No Proxies for or Encumbrances on Rolling Shareholder Contributed Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, each Rolling Shareholder shall not, without the prior written consent of Parent, directly or indirectly (except, if such Rolling Shareholder is an individual, as a result of the death of such Rolling Shareholder), (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Rolling Shareholder Contributed Shares or (b) except as set forth on Schedule I, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Rolling Shareholder Contributed Shares during the term of this Agreement. Such Rolling Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding.

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4.2 Other Offers. Each Rolling Shareholder shall not knowingly (i) take any action to solicit or initiate any Company Acquisition Proposal or (ii) engage in negotiations with, or disclose any non-public information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that such Rolling Shareholder knows is considering making, or has made, a Company Acquisition Proposal or has agreed to endorse a Company Acquisition Proposal.

4.3 Further Assurances. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

4.4 U.S. Tax Treatment.

(a) Parent agrees to take no action inconsistent with the federal income tax treatment of the contribution by the Rolling Shareholders of the Rolling Shareholder Contributed Shares in exchange for the Rolling Shareholder Parent Interests pursuant to this Agreement as a transaction described in Section 351 of the Code.

(b) Prior to the Closing, each Rolling Shareholder shall provide Parent with a statement setting forth such Rolling Shareholder’s tax basis in its Rolling Shareholder Contributed Shares.

4.5 Acknowledgment and Waiver of Rights Under Company Stock Options. For the avoidance of doubt, each Rolling Shareholder hereby acknowledges and agrees that, following the cancellation of each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”) of such Rolling Shareholder at or immediately prior to the Effective Time, such Rolling Shareholder shall not have any further rights in respect of such cancelled Company Stock Options, other than the right to receive the payment, if any, in the amount specified pursuant to Section 2.05(a) of the Merger Agreement in respect of such cancelled Company Stock Options (it being understood that such Rolling Shareholder shall not be entitled to any payments or other consideration in respect of the cancellation of each Company Stock Option that has an exercise price per Share equal to or in excess of the Common Merger Consideration (as defined in the Merger Agreement).

4.6 Spousal Consent. Upon request, each Rolling Shareholder shall provide Parent with a customary form of spousal consent to this Agreement and the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to

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have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent and the Rolling Shareholders, or to such other address as may be hereafter notified by the parties hereto:

(a) if to Parent, to:

JS Acquisition, LLC

c/o James A. Strain, Esq.

Taft Stettinius & Hollister LLP

One Indiana Square

Suite 3500

Indianapolis, Indiana 46204

Telephone: (317) 713-3500

Facsimile: (317) 713-3669

with a copy to:

James M. Dubin, Esq.

Kelley D. Parker, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

(b) If to a Rolling Shareholder, to:

Emmis Communications Corporation

c/o J. Scott Enright

One Emmis Plaza

40 Monument Circle, Suite 700

Indianapolis, Indiana 46204

Telephone: (317) 684-6565

Facsimile: (317) 684-5583

5.2 Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer. Each Rolling Shareholder signs solely in its capacity as the beneficial owner of the Rolling Shareholder Contributed Shares and nothing in this Agreement shall limit or affect any actions taken by such individual solely in his or her capacity as an officer of director of the Company, including any vote that such individual may make as a director of the Company with respect to any matter presented to the board of directors of the Company (the “Board of Directors”). Parent agrees that no such action taken in such individual’s

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capacity as an officer of the Company or as a member of the Board of Directors of the Company will be deemed a violation of this Agreement. This Section 5.2 shall survive any termination of this Agreement.

5.3 Termination. Except as set forth in Section 5.2, this Agreement shall automatically terminate and be of no further force or effect whatsoever upon the termination of the Securities Purchase Agreement. Upon such termination, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent or any of the Rolling Shareholders under this Agreement.

5.4 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

5.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that notwithstanding the foregoing, after consummation of the transactions contemplated at the Closing Date, Parent may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, by different parties on separate counterparts or by confirmation by electronic mail from a party, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7 Interpretation.

(a) The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and

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Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract and the exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(c) In this Agreement, the Rolling Shareholder of any Rolling Shareholders Contributed Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

5.8 Documentation and Information. Each Rolling Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Rolling Shareholder’s identity and holding of Rolling Shareholder Contributed Shares, the nature of such Rolling Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, any Current Report on Form 8-K, any Statement on Schedule 13D, the Proxy Statement, the Offer Documents, any other disclosure document in connection with the Exchange Offer and the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the foregoing documents and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents. Parent (i) consents to and authorizes the publication and disclosure by any Rolling Shareholder of Parent’s identity, the nature of Parent’s and such Rolling Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that such Rolling Shareholder determines is required to be disclosed by applicable Law in any Statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Authorities and (ii) agrees promptly to give to such Rolling Shareholder any information it may reasonably request for the preparation of any such documents. Each party hereto agrees to promptly notify the other parties of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

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5.9 Survival. The representations, warranties, and other agreements contained herein will survive the Closing.

5.10 Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and each of the Rolling Shareholders. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

5.11 Integration. This Agreement and the documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

5.12 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

5.14 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Rolling Shareholder Contributed Shares shall remain vested in and belong to such Rolling Shareholder, and Parent shall have no authority to exercise any power or authority to direct such Rolling Shareholder in the voting of any of the Rolling Shareholder Contributed Shares, except as otherwise specifically provided herein, or in the performance of such Rolling Shareholder’s duties or responsibilities as a shareholder of the Company.

5.15 Joinder. Each other Person that is not a party to this Agreement as of the date hereof, but after the date hereof agrees, at the request of Parent, to contribute its Shares in exchange for Parent Common Interests shall execute a Joinder, substantially in the form attached hereto as Exhibit C (each, a “Joinder”) and shall agree to be bound by this Agreement as if such Person had executed this Agreement on the date hereof. Upon the execution of any such Joinder, Parent shall appropriately revise Schedule I hereto.

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5.16 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereby irrevocably and unconditionally submits to the personal jurisdiction of any Federal court in the State of New York or if jurisdiction is not available in such court, any court sitting in New York County, New York, over any suit, action or proceeding arising out of or relating to this Agreement and each and every agreement and instrument contemplated hereby or the transactions contemplated hereby or thereby. Each of the parties agrees that any notice provided to a party in accordance with Section 5.1 shall be effective service of process for any action, suit or proceeding brought against it in any such court with respect to any such proceeding. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

5.17 Waiver of Jury Trial.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 5.16(a), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 5.16(a) AND THIS SECTION 5.16(b).

ARTICLE VI

DEFINITIONS

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

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“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Adverse Recommendation Change” has the meaning set forth in the Merger Agreement.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“beneficial ownership” means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.

“Class B Shares” means shares of Class B Common Stock, par value $0.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating Company, the Company, the lending institutions party thereto and Bank of America as administrative agent, dated as of November 2, 2006, as amended.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether domestic or foreign, federal, state or local, multinational or supranational.

“IBCL” or “Indiana Law” means Indiana Business Corporation Law.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, adverse claim or any other restriction or limitation whatsoever other than restrictions on sale imposed by the 1933 Act and state securities laws.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

15

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.

“Rollover Disclosure Letter” means the disclosure letter describing the Rolling Shareholder Parent Interests that are being offered the Rolling Shareholders in exchange for the Rolling Shareholder Contributed Shares pursuant to this Agreement in the form attached hereto as Exhibit D.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, of even date herewith, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., Alden Media Holdings, LLC, Parent and Jeffrey H. Smulyan.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

[Remainder of Page Intentionally Left Blank.]

16

IN WITNESS WHEREOF, Parent and the Rolling Shareholders have executed this Agreement as of the day and year first above written.

JS ACQUISITION, LLC

By:	/s/ Jeffrey H. Smulyan
	Name:	Jeffrey H. Smulyan
	Title:	President, Treasurer and Secretary

[Signature Page to Rollover Agreement]

GREG NATHANSON AND TERESA NATHANSON TTEES THE NATHANSON FAMILY TRUST TR DTD 12/23/05

By:	/s/ Greg Nathanson
Name: Greg Nathanson

By:	/s/ Teresa Nathanson
Name: Teresa Nathanson

/s/ Greg Nathanson Greg A. Nathanson	/s/ Dale M. Friedlander Dale M. Friedlander

/s/ Richard A. Leventhal Richard A. Leventhal	/s/ Barbara Leventhal Barbara Leventhal

/s/ John F. Dille III John F. Dille III	/s/ Richard F. Cummings Richard F. Cummings

/s/ Janine J. Smulyan Janine J. Smulyan	/s/ Gary L. Kaseff Gary L. Kaseff

/s/ Vicky Myers-Kaseff Vicky Myers-Kaseff	/s/ Randall D. Bongarten Randall D. Bongarten

/s/ James R. Riggs James R. Riggs	/s/ Patrick M. Walsh Patrick M. Walsh

/s/ Natalie J. Smulyan Natalie J. Smulyan	/s/ Paul W. Fiddick Paul W. Fiddick

/s/ Robin L. Rene Robin L. Rene	/s/ Gregory T. Loewen Gregory T. Loewen

/s/ Deborah D. Paul Deborah D. Paul	/s/ Michael Levitan Michael Levitan

/s/ Valerie C. Maki Valerie C. Maki	/s/ David R. Newcomer David R. Newcomer

/s/ John R. Beck John R. Beck	/s/ J. Scott Enright J. Scott Enright

/s/ Ryan A. Hornaday Ryan A. Hornaday	/s/ Norman H. Gurwitz Norman H. Gurwitz

[Signature Page to Rollover Agreement]

Schedule I

Rolling Shareholder Contributed Shares

Rolling Shareholder	Contributed Shares
Greg Nathanson and Teresa Nathanson TTEES the Nathanson Family TR DTD 12/23/05	256,312
Greg A. Nathanson	76,276
Dale M. Friedlander	312,461
Richard A. Leventhal	191,925
Barbara Leventhal	3,000
John F. Dille III	178,800
Richard F. Cummings	142,669
Janine J. Smulyan	150,000
Gary L. Kaseff	123,911
Vicky Myers-Kaseff	3,411
Randall D. Bongarten	44,117
James R. Riggs	33,608
Patrick M. Walsh	30,828
Natalie J. Smulyan	30,350
Paul W. Fiddick	29,547
Robin L. Rene	20,933
Gregory T. Loewen	20,427
Deborah D. Paul	19,982
Michael Levitan	18,511
Valerie C. Maki	8,041
David R. Newcomer	7,294
John R. Beck	4,045
J. Scott Enright	3,807
Ryan A. Hornaday	2,613
Norman H. Gurwitz	1,563
Total	1,714,431

EXHIBIT E

EXECUTION COPY

Dated as of May 24 ,2010

JS Acquisition, LLC

c/o Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Attention: James A. Strain

Jeffrey H. Smulyan

c/o Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Attention: James A. Strain

Alden Media Holdings, LLC

885 Third Avenue

New York, NY 10022

Attn: Heath Freeman

Ladies and Gentlemen:

RE:	Distribution Letter

Reference is made to that certain Amended and Restated Operating Agreement (the “Operating Agreement”) of JS Acquisition, LLC, an Indiana limited liability company (the “Company”), dated as of May 23, 2010, by and among Alden Media Holdings, LLC, a Delaware limited liability company ( “Alden”), Jeffrey H. Smulyan, an individual (“Smulyan”), and the other parties designated as “Other Members” on the signature pages thereto, and the Company. Capitalized terms used in this letter agreement (this “Agreement”) that are not defined herein have the respective meanings set forth for such terms in the Operating Agreement.

Whereas the Company, Alden and Smulyan desire to make certain agreements in connection with the Operating Agreement, such parties hereby agree as follows:

1. Series A Preferred Interests. Notwithstanding anything to the contrary contained in the Operating Agreement, neither Alden nor any of its Transferees shall transfer any Series A Preferred Interests unless the Transferee thereof has agreed to become bound by this letter agreement to the same extent as its transferor and any transfer in violation of the foregoing shall be void ab initio and not recognized by the Company.

2. Distributed ECC Shares; Exchanged ECC Shares. No holder of Series A Preferred Interests may transfer (as such term is defined in the Operating Agreement) Distributed ECC Shares received pursuant to Section 8.6 of the Operating Agreement or Exchanged ECC Shares received pursuant to Section 10.5 of the Operating Agreement without the prior approval of Smulyan and Alden.

3. Redemption. At any time on or after the distribution of Distributed ECC Shares pursuant to Section 8.6 of the Operating Agreement or the receipt of Exchanged ECC Shares pursuant to Section 10.5 of the Operating Agreement, either (a) the holder thereof (the “Distributee”) or (b) Emmis Communications Corporation, an Indiana Corporation (“Emmis”), may elect that Emmis shall redeem such Distributed ECC Shares or the Exchanged ECC Shares, as applicable, at a purchase price per share equal to the Per Share Cash Value, in the case of Distributed ECC Shares, and the Per Share Exchange Value, in the case of Exchanged ECC Shares, (as adjusted for any splits, combinations or distributions of ECC common equity, or any other similar events subsequent to such distribution or exchange) (a “Redemption”); provided that (i) with respect to any Redemption of Distributed ECC Shares, such purchase price shall be paid in immediately available funds to an account specified by the Distributee and (ii) with respect to any Redemption of Exchanged ECC Shares, such purchase price shall be satisfied by delivery of Junior Subordinated Notes having a principal amount equal to such purchase price. Solely for purposes of Section 10.1(c) of the Operating Agreement, the Redemption of any Exchanged ECC Shares shall be deemed to have occurred simultaneously with the receipt of such shares by the Distributee.

4. Redemption Procedures. The Distributee and Emmis shall select, for consummation of such Redemption, a date not later than two Business Days after notice of such Redemption. At the consummation of such sale, the Distributee shall, against delivery by Emmis of the purchase price as aforesaid, transfer the Distributed ECC Shares or Exchanged ECC Shares, as applicable, pursuant to written instruments in form reasonably satisfactory to Emmis, duly executed by the Distributee, free and clear of any and all liens and encumbrances (other than this Agreement).

5. Amendment and Waiver. This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by Emmis, the Company, the holders of a majority of the Ownership Interests held by the Smulyan Members (if any) and the holders of a majority of the Ownerships held by the Alden Members (if any). Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

6. Limitation on Payments. Notwithstanding anything to contrary herein or in Sections 8.6 or 10.5 of the Operating Agreement, no payments shall be required or permitted hereunder until, and no determination to distribute cash that would require a distribution of Distributed ECC Shares under Section 8.6 of the Operating Agreement and no determination to make an exchange that would require the exchange of Exchange ECC Shares shall be made, until after (a) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as

2

defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit Agreement), and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated, or (b) such actions and the resulting obligations of Emmis hereunder are otherwise permitted by the Credit Agreement.

7. Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable (a) the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8. Entire Agreement. This Agreement, together with the Operating Agreement any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contains the entire agreement among the parties with respect to matters contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service, or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 11 by the party to receive such notice:

If to Emmis, to:

Emmis Communications Corporation

One EMMIS Plaza

40 Monument Circle, Suite 700

Attention: General Counsel

Facsimile: (317) 684-5583

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With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: James M. Dubin

                 Kelley D. Parker

Facsimile: (212) 757-3990

If to Alden, to:

c/o Alden Global Capital

885 Third Avenue

New York, NY 10022

Attention: General Counsel

Facsimile: (212) 702-0145

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY

Attention: Stephen M. Banker

Facsimile: (917) 777-2760

If to Smulyan or the Company, to:

c/o Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Attention: James A. Strain

Facsimile: (317) 713-3460

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: James M. Dubin

                 Kelley D. Parker

Facsimile: (212) 757-3990

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

12. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4

13. Effect. This agreement shall be void and of no effect if the Securities Purchase Agreement is terminated prior to the purchase of shares of ECC Class A Common Stock in the Tender Offer (as such terms are defined in the Securities Purchase Agreement).

[Remainder of page intentionally left blank.]

5

Please indicate your acceptance of the terms of this Agreement by returning a signed copy to the undersigned.

JS ACQUISITION, LLC

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	Manager

JEFFREY H. SMULYAN

/s/ Jeffrey H. Smulyan

ALDEN MEDIA HOLDINGS, LLC

By:	/s/ Jim Plohg
Name:	Jim Plohg
Title:	Vice President

Agreed to and accepted:

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	Chairman, Chief Executive Officer and President

Signature Page to Distribution Letter

Exhibit F

Tender Conditions

Notwithstanding any other provision of the Offer, JS Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at the expiration of the Offer:

(i) the Merger Agreement has been terminated in accordance with its terms; or

(ii)(a) the representations and warranties of Emmis contained in Section 4.02, Section 4.05, 4.12(b) and Section 4.15 of the Merger Agreement are not true and correct in all respects; and (b) the remaining representations and warranties of Emmis contained in the Merger Agreement are not true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below), in the case of both clauses (a) and (b), on and as of the expiration of the Offer with the same force and effect as though made on and as of the expiration of the Offer, except for those representations and warranties that are expressly limited by their terms to dates or times other than the expiration of the Offer, which representations and warranties are not true and correct as aforesaid as of such other dates or times; provided, however, that for purposes of determining the satisfaction on and as of the expiration of the Offer of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality, material adverse effect or knowledge; or

(iii) Emmis shall not have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Emmis on or prior to the expiration of the Offer; or

(iv) the Minimum Tender Condition has not been satisfied; or

(v) the Board has made an Adverse Recommendation Change; or

(vi) the Alden Purchase Agreement has been terminated or Alden Media Holdings, LLC shall not have paid cash, when due, to JS Acquisition in the amount of the Purchase Price, as defined in the Alden Purchase Agreement; or

(vii) the Proposed Amendments have not received the Required Vote; or

(viii) the Proposed Amendments are not in full force and effect; or

(ix) there shall be instituted any action, proceeding or application by any U.S. or non-US. court, government or governmental authority or other U.S. or non-US. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (a) challenges the acquisition by JS Acquisition of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the

Exhibit F

Tender Conditions

consummation of the Offer, the Exchange Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) seeks to prohibit or impose material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or seeks to compel JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a diminution in the value of the Shares or in the value of Emmis’ or JS Acquisition’s assets, in each case by more than $5 million (a “Diminution in Value”) or (d) seeks to impose any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

(x) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (a) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer, the Exchange Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) prohibits or imposes material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or compels JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a Diminution in Value or (d) imposes any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

(xi) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, Order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer, the Exchange Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (a) through (d) of paragraph (ix) above; or

(xii) JS Acquisition shall have become aware that (a) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer, the Exchange Offer or the Merger under any law, regulation, order or contract binding on Emmis or any of its affiliates, (b) any of the applicable consents, waivers or approvals have not been obtained and (c) the failure to obtain such consents, waivers or approvals would reasonably be expected to have a Company Material Adverse Effect; or

(xiii) there shall have occurred any change, event or occurrence arising since the date that the Tender Offer is commenced that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

EXHIBIT G

FORM OF OPINION

Taft Draft

Dated May 21, 2010

Subject to Further Review and Due Diligence

            , 2010

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

c/o Alden Global Capital

885 Third Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as special Indiana counsel to JS Acquisition, LLC, an Indiana limited liability company (“Company”) and Emmis Communications Corporation, an Indiana corporation (“Emmis”) in connection with the execution and delivery of the Securities Purchase Agreement, dated as of             , 2010, executed by Alden Global Distressed Opportunities Master Fund, L.P., a Cayman Islands limited partnership, Alden Global Value Recovery Master Fund, L.P., a                      limited partnership, Alden Media Holdings, LLC, a Delaware limited liability company (“Buyer”), and Company (the “Agreement”), and the other transactions contemplated by the Agreement. This letter is being delivered to you pursuant to Section 2.3(b)(ii) of the Agreement and with the consent of Company.

In our capacity as special Indiana counsel to Company, we have reviewed, among other things, copies of the following documents:

(i) the Agreement;

(ii) the Merger Agreement, dated             , executed by Company, Emmis Communications Corporation, an Indiana corporation, and JS Acquisition, Inc., an Indiana corporation;

(iii) the Amended and Restated Operating Agreement of the Company, dated             , 2010, executed by Company and each of its members (the “Operating Agreement”);

(iv) Registration Rights Agreement, dated             , executed by Company, Buyer and Jeffrey H. Smulyan;

(v) Distribution Letter, dated             , executed by Company, Buyer and Jeffrey H. Smulyan;

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

(vi) Indenture (12% Senior Subordinated Notes due 2017 ), dated             , executed by Company and U.S. Bank National Association, as Trustee (“Trustee”); and

(vii) Indenture ([Junior Subordinated Notes]), dated             , executed by Company and [Trustee].

The documents listed in subparagraphs (i) through (vii) above shall sometimes be referred to collectively as the “Transaction Agreements” and individually as a “Transaction Agreement.”

We have not participated in the negotiation or drafting of the Transaction Agreements, and we were not present when the Transaction Agreements were executed and delivered. Our role in connection with the Transaction Agreements has been limited to that of acting as special Indiana counsel to Company for purposes of providing the opinions set forth in this letter.

The opinions set forth in this letter are limited to the laws of the United States of America and the internal laws of the State of Indiana (without regard to its choice of law principles and laws) that are currently in effect. We express no opinion on the laws of any other jurisdiction or governmental authority or on any matters governed by such laws. Additional limitations are set forth later in this letter. The opinions set forth in this letter are matters of professional judgment and do not constitute a guarantee of results by this firm.

Based upon and subject to the foregoing and based upon and subject to the further definitions, assumptions, qualifications, limitations and exceptions set forth later in this letter, we are of the opinion that:

A. Company is a limited liability company duly organized and validly existing under the laws of the State of Indiana.

B. Emmis is a corporation duly organized and validly existing under the laws of the State of Indiana.

C. Company has the legal power, under the Indiana Business Flexibility Act, to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements.

D. Emmis has the legal power, under the Indiana Business Corporation Law, to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements.

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

E. Company has duly authorized the execution and delivery by Company of the Transaction Agreements to which it is a party and the performance by Company of its obligations under the Transaction Agreements to which it is a party.

F. Emmis has duly authorized the execution and delivery by Emmis of the Transaction Agreements to which it is a party and the performance by Emmis of its obligations under the Transaction Agreements to which it is a party.

G. Company has duly executed and delivered each of the Transaction Agreements to which it is a party. Each Transaction Agreement to which Company is a party constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

H. Emmis has duly executed and delivered each of the Transaction Agreements to which it is a party. Each Transaction Agreement to which Emmis is a party constitutes the legal, valid and binding obligation of Emmis, enforceable against Emmis in accordance with its terms.

I. The execution and delivery of the Transaction Agreements by Company and Company’s performance of its obligations under the Transaction Agreements do not (1) violate the articles of organization or the operating agreement of Company, or (2) breach, or result in a default under, any of the contracts to which the Company is a party listed on Schedule A attached hereto, which the Company has certified to us are the only contracts to which the Company is a party.

J. The execution and delivery of the Transaction Agreements by Emmis and Emmis’ performance of its obligations under the Transaction Agreements do not violate the articles of incorporation or the bylaws of Emmis.

K. Annex 6.1(c) to the Operating Agreement accurately sets forth the name, class of membership interest and percentage interest of each member of Company.

L. The offer, sale and delivery of the Securities (as defined in the Agreement) to Buyer in the manner contemplated by the Agreement does not require registration under the Securities Act of 1933 (15 U.S.C. §77a et seq.).

The opinions set forth in this letter are subject to the following definitions, assumptions, qualifications, limitations and exceptions, as well as those set forth elsewhere in this letter:

1. When an opinion or other statement in this letter is expressed to be “to the best of our knowledge” (or is qualified by other words of similar import), it means that the following attorneys of this firm have no current conscious awareness of any facts or information that are inconsistent with such opinion or statement: James A. Strain, Philip L. McCool and Todd R. Bradford.

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

2. Each of the assumptions set forth in this letter is made (with your knowledge and consent) without verification or independent investigation.

3. As to matters of fact, we have relied upon, and assumed the accuracy of, certificates and other comparable documents of officers and/or representatives of Company certain resolutions of Company’s manager) and the representations and warranties set forth in the Transaction Agreements (including, without limitation, the representations and warranties made by Company in Article III of the Agreement and by Buyer in Section 4.6 of the Agreement).

4. We have assumed that each of Company and Emmis has received fair consideration in connection with the execution and delivery of the Transaction Agreements.

5. We have assumed that each party to each of the Transaction Agreements (other than Company and Emmis) (collectively, the “Other Parties”; individually, an “Other Party”) is duly organized and existing under the laws of the jurisdiction governing its organization (if such party is an entity rather than a natural person), has the legal power to execute, deliver, accept delivery of, and perform its obligations under the Transaction Agreements, has duly authorized the person(s) executing, delivering and accepting delivery of each Transaction Document on its behalf to do so, and has duly executed and delivered the Transaction Agreements to which it is a party.

6. We have assumed that each Other Party has satisfied those requirements that are applicable to it to the extent necessary to make the Transaction Agreements to which it is a party legal, valid, binding and enforceable as to it and that each such Transaction Agreement constitutes the legal, valid and binding obligation of such Other Party, enforceable against such Other Party in accordance with its terms.

7. We have assumed that each Other Party has complied with all legal requirements that pertain to its status as such status relates to its rights to enforce the Transaction Agreements.

8. We have assumed that each document reviewed by us is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to the authentic original, and all signatures on each such document are genuine. We have also assumed that all public records and documents reviewed or consulted by us are accurate, complete and authentic and their indexing and filing have been properly done.

9. We have assumed that there has been no mutual mistake of fact or misunderstanding, fraud, duress, undue influence, or criminal activity in connection with the Transaction Agreements.

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

10. We have assumed that the conduct of the parties to the transactions contemplated by the Transaction Agreements has complied with any requirements of good faith, fair dealing and conscionability.

11. We have assumed that each Other Party and each person acting for each Other Party in connection with the Transaction Agreements have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any interest transferred or created by, the Transaction Agreements.

12. We have assumed that there are no agreements or understandings between or among the parties, whether written, oral or otherwise, and there is no usage of trade or course of dealings between or among the parties, that would, in any of those cases, define, limit, supplement, amend, modify, negate, waive or qualify the terms of any of the Transaction Agreements or otherwise have any effect on any of the opinions set forth in this letter.

13. We have assumed that each natural person who is involved in the transactions contemplated by the Transaction Agreements has sufficient legal capacity to carry out his or her role in such transactions.

14. We have assumed, notwithstanding any provision of the Transaction Agreements selecting the laws of a jurisdiction other than the State of Indiana as the governing law, that the internal laws of the State of Indiana (without regard to its choice of law principles and laws) govern the Transaction Agreements. We express no opinion regarding the legality, validity, binding effect and/or enforceability of any governing law provision of any of the Transaction Agreements.

15. The opinions set forth in paragraph A of this letter are based solely on the Certificate of Existence, dated             , 2010, for Company issued by the Indiana Secretary of State.

16. The opinions set forth in paragraph B of this letter are based solely on the Certificate of Existence, dated             , 2010, for Emmis issued by the Indiana Secretary of State.

17. For purposes of the opinions set forth in this letter and notwithstanding any contrary provision of any Transaction Agreement, no documents other than another Transaction Agreement shall be considered to have been incorporated into, and/or made a part of, any Transaction Agreement.

18. We express no opinion regarding the legality, validity, binding effect and/or enforceability of any provision of any Transaction Agreement that purports to address the manner in which documents executed by parties other than, or in addition to, the parties to such Transaction Agreement will be interpreted or construed.

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

19. We express no opinion regarding the legality, validity, binding effect and/or enforceability of any provision of any Transaction Agreement that refers to rights, powers and/or remedies under, or conferred by, documents and/or instruments other than the Transaction Agreements.

20. We express no opinion regarding the legality, validity, binding effect and/or enforceability of any provision of any Transaction Agreement that purports to bind or apply to any person that is not a party to such Transaction Agreement.

21. We express no opinion regarding the legality, validity, binding effect and/or enforceability of any integration provision of any Transaction Agreement.

22. The opinions set forth in this letter are subject to the provisions and effects of bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium, arrangement, assignment for the benefit of creditors, fraudulent transfer and conveyance, and other similar laws affecting the rights and remedies of creditors generally.

23. The opinions set forth in this letter are subject to the provisions and effects of general principles of equity, whether applied in a court of law or equity. This limitation includes, but is not limited to, principles (a) governing the availability of specific performance, injunctions and other equitable remedies, (b) affording equitable defenses (e.g., waiver, laches, estoppel and unclean hands), (c) requiring good faith and fair dealing, (d) requiring reasonableness in the performance and enforcement of contracts by the party seeking to enforce the contract, (e) requiring consideration of the materiality and consequences of breaches of contracts, (f) requiring consideration of impracticability or impossibility of performance, (g) affording defenses based on the unconscionability of the enforcing party’s conduct after the parties enter into a contract, and (h) of equitable subordination.

24. The opinions set forth in this letter are subject to the provisions and effects of rules of law that:

(a) provide that forum selection clauses, waivers of the defense of forum non-conveniens and consents to jurisdiction (personal, in rem and/or subject matter) in contracts are not necessarily binding;

(b) limit the availability of a remedy under certain circumstances when another remedy has been elected;

(c) limit the right of a person to use force or cause a breach of peace in enforcing rights;

Alden Global Distressed Opportunities Master Fund, L.P.

Alden Global Value Recovery Master Fund, L.P.

Alden Media Holdings, LLC

            , 2010

(d) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

(e) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract;

(f) govern and afford judicial discretion regarding the determination of damages and the award of attorneys’ fees and other costs;

(g) may, under certain circumstances, allow a party to a contract to cure its breach of that contract; and

(h) limit or affect the enforcement of contractual provisions that purport to waive or disclaim the obligations of good faith, fair dealing, diligence, reasonableness and/or care.

25. The opinions set forth in this letter are based on the law in effect, and the facts in existence, on the date of this letter. We express no opinions regarding any laws that may already have been enacted but that have future effective dates. We undertake no obligation to revise or supplement this letter or to notify you should the law in effect, or the facts, or both, change or should any of our assumptions prove to be incorrect.

This letter and the opinions it contains are rendered solely to and for your benefit for use only in connection with the Transaction Agreements. Accordingly, this letter and the opinions it contains may not be (a) quoted or disclosed to, or relied upon or used by, any other person, or (b) quoted from, used or relied upon by your for any purpose other than that expressed above.

Very truly yours,

Taft Stettinius & Hollister LLP

EXHIBIT G

FORM OF OPINION

Taft Draft

Dated May 21, 2010

Subject to Further Review and Due Diligence

Schedule A

1.	The Transaction Agreements;

2.	Rollover Agreement, dated , executed by Company, , , and ; and

3.	[Services Agreement], dated , executed by Company and BNY Shareowner Services

EXHIBIT H

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

EMMIS COMMUNICATIONS CORPORATION

(the “Company”)

May 25, 2010

WHEREAS, the Board of Directors of the Company (the “Board”) received a letter dated April 28, 2010 (the “Letter”), from JS Acquisition, Inc., an Indiana corporation (“Merger Subsidiary”) that was wholly-owned by Mr. Jeffrey H. Smulyan (“Smulyan”) at the time, relating to a going private transaction (the “Going Private Transaction”) involving the Company and to be financed by Alden Global Capital (“Alden”);

WHEREAS, the Board determined that it is appropriate to constitute a Committee of Disinterested Directors consisting only of directors who are disinterested with respect to the Going Private Transaction and qualify as “Independent Directors” under NASDAQ Listing Rule 5605 (the “Committee”) to review, evaluate, negotiate, recommend or not recommend any offer by Smulyan or his affiliates to acquire securities of the Company or any other proposal for a business combination transaction with Mr. Smulyan or his affiliates and to exercise the authority of the Board with respect to the Going Private Transaction and the Committee was formed on April 29, 2010;

WHEREAS, the Committee and the Board have reviewed the proposed Agreement and Plan of Merger (the “Merger Agreement”), to be entered to by and among the Company, Merger Subsidiary and JS Acquisition, LLC, an Indiana limited liability company that is wholly-owned by Smulyan (“Parent”), pursuant to which, subject to the terms and conditions thereof and upon the satisfaction or waiver of the conditions set forth therein, at the effective time of the Merger (the “Effective Time”), Merger Subsidiary will merge with and into the Company, with the Company surviving as a subsidiary of Parent and Smulyan (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary will commence a tender offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) not beneficially owned by Merger Subsidiary, Parent, Smulyan, his affiliates (collectively with Parent, Merger Subsidiary and Smulyan, the “Purchaser Group”), Alden Global Capital or its affiliates (“Alden”) and the Shares to be contributed to the Company by the parties to the Rollover Agreement, dated May 24, 2010 (the “Rollover Agreement”), by and among Parent and the shareholders set forth therein (such Shares, the “Rollover Shares” and such shareholders, the “Rolling Shareholders”) at an offer price of $2.40 per Share in cash, without interest and subject to applicable withholding taxes (the “Offer Price”) and file with the U.S. Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (the “Schedule TO”) and related Offer to Purchase, form of letter of transmittal and other ancillary Offer documents and instruments (collectively with the Schedule TO, and including any amendments or supplements thereto, the “Offer Documents”) with respect to such offer by Merger Subsidiary (as such offer is amended from time to time, including in accordance with the Merger Agreement, the “Offer”);

WHEREAS, provided that a number of Shares are tendered for purchase in the Offer that, when combined with the Shares and the shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Shares” and collectively with the Shares, the “Company Common Shares”) beneficially owned by the Purchaser Group, Alden and the Rolling Shareholders, voting together as a single class (with each Share entitled to one vote per Share and each Class B Share entitled to one vote per Class B Share) and the other conditions to the Offer and the conditions to the Merger are satisfied or waived, following the completion of the Offer, the Merger will be consummated and those Shares that were not tendered in the Offer, including the Shares held by Alden, the Shares held by Smulyan in the Company’s 401(k) plan, the Shares held by the Smulyan Family Foundation, up to 200,000 Company Common Shares held by Smulyan and the Shares not contributed to the Company by the Rolling Shareholders pursuant to the Rollover Agreement (collectively, the “Retained Shares”), but excluding the other Shares held by the Purchaser Group, will be converted into the right to receive the Offer Price in the Merger;

WHEREAS, pursuant to the Rollover Agreement the Rolling Shareholders will contribute their Shares to Parent in exchange for common equity interests in Parent (the “Parent Common Interests”) and pursuant to the Securities Purchase Agreement, dated May 24, 2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., Alden Media Holdings, LLC, JS Acquisition and Smulyan, Smulyan will contribute his Shares (other than his Retained Shares) to Parent in exchange for Parent Common Interests;

WHEREAS, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides for an exemption from Section 16(b) of the Exchange Act for acquisitions or dispositions directly or indirectly, by an officer or director, of securities of an issuer where such acquisitions or dispositions are approved in advance by the board of directors or committee of non-employee directors;

WHEREAS, pursuant to the Merger Agreement, the Company will file with the SEC on the date that Merger Subsidiary files the Offer Documents with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) pertaining to the Offer containing the Board Recommendation (as defined below);

WHEREAS, pursuant to the Merger Agreement, the Company will as soon as practicable following the successful completion of the Offer, to the extent that the approval of the Merger and the Merger Agreement by the Company shareholders is required by Indiana Law to consummate the Merger other than pursuant to §23-1-40-4 of the IBCL, then, in accordance with the IBCL, the Articles of Incorporation, the By-laws, the Exchange Act and any applicable rules of NASDAQ, call a special meeting of its shareholders to vote on the Merger and the Merger Agreement and set as the record date for such meeting, the date that is one Business Day (as defined in the Merger Agreement) following the successful completion of the Offer;

WHEREAS, pursuant to the Merger Agreement, the Company will promptly file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the shareholders of the Company in connection with the solicitation of proxies for use at any special meeting of the shareholders of the Company held to approve the Merger and the Merger Agreement (collectively, as amended or supplemented, the “Merger Proxy Statement”);

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WHEREAS, the Committee, at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the holders of Shares other than Shares beneficially owned by the members of the Purchaser Group, the Rolling Shareholders and Alden (the “Unaffiliated Shareholders”) and (ii) recommended that the Board adopt resolutions, on the terms and subject to the conditions of the Merger Agreement and in accordance with the Indiana Business Corporation Law (the “IBCL” or “Indiana Law”) (x) determining that it is advisable and fair to and in the best interests of the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth in the Merger Agreement, (y) approving and adopting the Merger Agreement, the Offer and the Merger and (z) recommending that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and the Merger Agreement (to the extent required by Indiana Law) (the “Committee Recommendation”) and the Board has considered the Committee Recommendation;

WHEREAS, pursuant to the Merger Agreement, the Company will commence an offer to exchange all of the outstanding shares of 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) for a newly issued series of 12% Senior Subordinated Notes due 2017 of the Company (the “New Notes”) with an aggregate principal amount equal to 60% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Preferred Shares and file with the SEC a proxy statement and offer to exchange under cover of Schedule 14A and Schedule TO (the “Proxy Statement/Offer to Exchange”) and other ancillary Exchange Offer documents and instruments (collectively with the Proxy Statement/Offer to Exchange, and including any amendments or supplements thereto, the “Exchange Offer Documents”) with respect to such offer to exchange by the Company (as such offer is amended from time to time, including in accordance with the Merger Agreement, the “Exchange Offer”) and in connection with the Exchange Offer, exchanging holders will be asked to vote in favor of a proposal to approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), which would (i) remove the rights of the holders of the Preferred Shares to require the Company to redeem all or a portion of their Preferred Shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to the Board, and (ii) provide for the automatic conversion upon the Merger (a) of each Preferred Share not exchanged for the New Notes (other than the Preferred Shares held by Alden) into that amount of consideration that would be paid to holders of Shares into which the Preferred Shares are convertible immediately prior to the Merger and (b) of the Preferred Shares held by Alden into the New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Preferred Shares, excluding accrued and unpaid dividends (collectively, the “Preferred Amendments”), as set forth in the certificate of amendment to the Articles of Incorporation attached hereto as Exhibit A;

WHEREAS, pursuant to the Merger Agreement, the Company will as promptly as possible following the date of the Merger Agreement and in accordance with the IBCL, the Articles of Incorporation, the Amended and Restated Code of By-laws of the Company (as

3

amended, the “By-laws”), the Exchange Act and any applicable rules of NASDAQ, call a special meeting of its shareholders to vote on the Preferred Amendments and set as the record date for such meeting, a date that is satisfactory to Merger Subsidiary;

WHEREAS, the consummation of the Exchange Offer is conditioned upon the simultaneous consummation of the Offer and the effectiveness of the Preferred Amendments, and in connection with the Exchange Offer and the Preferred Amendments, the Company wishes to file the Proxy Statement/Offer to Exchange with the SEC under the Exchange Act; and

WHEREAS, the Company wishes to issue the New Notes under an indenture (the “Indenture”), having the terms described to the Board, in an aggregate principal amount of up to $84,275,100.

NOW, THEREFORE, BE IT:

1. BOARD APPROVAL AND RECOMMENDATION OF THE OFFER AND THE MERGER

RESOLVED, that, the Board, upon consideration of, among other things, the Committee Recommendation, the opinion letter of the Committee’s financial advisor, Morgan Stanley & Co., regarding the fairness of the Offer and the Merger and such other factors as the Board deems appropriate, hereby deems the consideration to be paid for the Shares in the Offer and the Merger to be fair to the Unaffiliated Shareholders from a financial point of view; and be it further

RESOLVED, that on the terms and subject to the conditions of the Merger Agreement and in accordance with the IBCL (i) it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth in the Merger Agreement, (ii) the Merger Agreement in the form presented to the Board, including all exhibits thereto and any related disclosure letter prepared by the Company in connection therewith, the Offer and the Merger be, and they hereby are, adopted and approved in all respects, on behalf of the Company and (iii) the Board recommends that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and the Merger Agreement (to the extent such approval is required by Indiana Law) (the “Board Recommendation”); and be it further

RESOLVED, that pursuant to §§ 23-1-43-1 through 23-1-43-24 of the IBCL, (i) the acquisition of Shares by Merger Subsidiary pursuant to the Offer and any other acquisiton of Shares contemplated by the Merger Agreement is hereby approved , and (ii) any business combination between the Company and any person who becomes an “interested stockholder” (as defined in the IBCL) of the Company as a result of the Merger Agreement, the Offer, the Merger or the other transaction contemplated thereby shall not be subject to the provisions of §§ 23-1-43-1 through 23-1-43-24 of the IBCL.

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2. THE MERGER AGREEMENT

RESOLVED, that the Company be, and it hereby is, authorized and empowered to execute and deliver the Merger Agreement; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized in the name and on behalf of the Company to execute and deliver the Merger Agreement in the form presented to the Board, including all exhibits thereto and any related disclosure letter prepared by the Company in connection therewith, with such changes therein or additions thereto as may be deemed necessary, appropriate or advisable by the officer executing the same, the execution thereof by such officer to be conclusive evidence of such approval; and be it further

RESOLVED, that the Company be, and it hereby is, authorized and empowered to perform each of its obligations under the Merger Agreement.

3. SCHEDULE 14D-9

RESOLVED, that the Schedule 14D-9 in such form as is approved by the Committee or its counsel, including all exhibits thereto, be and they hereby are, adopted and approved in all respects, on behalf of the Company; and be it further

RESOLVED, that pursuant to the Merger Agreement, the officers of the Company be, and each of them hereby is, authorized and directed to prepare and file with the SEC the Schedule 14D-9, together with such financial statements, exhibits, amendments and supplements to the Schedule 14D-9 as may be deemed necessary or appropriate and such other documents and instruments, as such officer may deem necessary and appropriate, or as the SEC may require, all such financial statements, exhibits, amendments, supplements, documents and instruments (collectively, the “14D-9 Documents”) to be in such form as such officer may deem necessary or appropriate, such determination to be conclusively evidenced by the filing or delivery of the Schedule 14D-9 or the execution and filing or delivery of such 14D-9 Documents, as the case may be.

4. MERGER PROXY STATEMENT; MERGER MEETING

RESOLVED, that, to the extent required by applicable law, a special meeting of the holders of Shares and Class B Shares of the Company (the “Merger Meeting”) be scheduled to approve the Merger and the Merger Agreement and that, subject to further action by the Board, plenary power and authority be and hereby is delegated to Smulyan, the Chairman and the President of the Company to fix the date, time and place of the Merger Meeting and to establish the record date for the Merger Meeting; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to prepare and file with the SEC the Merger Proxy Statement, together with such financial statements, exhibits, amendments and supplements to the Merger Proxy Statement as may be deemed necessary or appropriate and such other documents and instruments, as such officer may deem necessary and appropriate, or as the SEC may require, all

5

such financial statements, exhibits, amendments, supplements, documents and instruments (collectively, the “Merger Proxy Documents”) to be in such form as such officer may deem necessary or appropriate, such determination to be conclusively evidenced by the filing or delivery of the Merger Proxy Statement or the execution and filing or delivery of such Merger Proxy Documents, as the case may be.

5. COMPANY STOCK AWARD PLANS

RESOLVED, that pursuant to the Merger Agreement, each share of restricted stock (“Restricted Share”), restricted stock unit award (“RSU”) and each option to acquire Shares (“Class A Option”), other than the Class A Options and the options to acquire Class B Shares (“Class B Options”) held by Smulyan outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall, immediately prior to the Effective Time, become fully vested and converted into the right to receive the amount of cash consideration specified in the Merger Agreement; and be it further

RESOLVED, that, after giving effect to the acceleration of vesting and conversion in the foregoing resolution, all RSUs, Class A Options and Class B Options (collectively with the Restricted Shares, the “Company Stock Awards”) shall be cancelled and all compensation plans or arrangements of the Company pursuant to which Company Stock Awards may be issued (“Company Stock Award Plans”) shall terminate at the Effective Time; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized in the name and on behalf of the Company, to take such action, if any, as may be determined necessary, appropriate or advisable, to accelerate the vesting and, if applicable, the exercisability of each Company Stock Award outstanding effective immediately prior to the Effective Time, and to cancel the Company Stock Awards as described above and terminate the Company Stock Award Plans at the Effective Time, such determination to be conclusively evidenced by the taking of such action thereof by such officer.

6. ANCILLARY MERGER DOCUMENTS

RESOLVED, that, subject to the approval by the shareholders of the Company of the Merger, the Company shall cause to be executed and filed the documents prescribed by the laws of the State of Indiana and by the laws of any other appropriate jurisdiction in connection with the Merger, including, but not limited to, the articles of merger to be filed in the office of the Secretary of State of the State of Indiana in connection with the Merger (the “Ancillary Merger Documents”), and shall cause to be performed all necessary acts within the State of Indiana and within any other appropriate jurisdiction in connection with the Merger; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized in the name and on behalf of the Company to execute, deliver and file the Ancillary Merger Documents as may be deemed necessary, appropriate or advisable by the officer executing, delivering and filing the same, the execution thereof by any such officer to be conclusive evidence of such approval.

6

7. APPROVAL OF 16B-3 EXEMPTION

RESOLVED, that as contemplated by the Merger Agreement and in accordance with Rule 16b-3 of the Exchange Act, the conversion into the amount of cash consideration specified in the Merger Agreement of each Company Common Share, Restricted Share, RSU, and Class A Option and the cancellation of each Company Common Share (including each Restricted Share), RSU, Class A Option and Class B Option, in each case, beneficially owned by each director of the Company and each officer of the Company and including, without limitation, with respect to such Company Common Shares and Company Stock Awards, as applicable, set forth next to such person’s name on Schedule I attached hereto, be and they hereby are, approved, ratified and confirmed in all respects, the approval set forth in this resolution is being adopted for purposes of Rule 16b-3 promulgated under the Exchange Act and are intended by the Board to be transactions exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act; and be it further

RESOLVED, that as contemplated by the Rollover Agreement, the Securities Purchase Agreement and the Merger Agreement and in accordance with Rule 16b-3 of the Exchange Act, the contribution of the Company Common Shares in exchange for the Parent Common Interests and the cancellation of each Company Common Share, in each case, beneficially owned by each director of the Company and each officer of the Company, including, without limitation, with respect to the Company Common Shares and the percentage interest of Parent Common Interests set forth next to such person’s name on Schedule II attached hereto, be and they hereby are, approved, ratified and confirmed in all respects, the approval set forth in this resolution is being adopted for purposes of Rule 16b-3 promulgated under the Exchange Act and are intended by the Board to be transactions exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

8. PREFERRED AMENDMENTS

RESOLVED, that the Preferred Amendments be, and they hereby are, submitted to the shareholders of the Company for their approval and adoption; and be it further

RESOLVED, that subject to the approval and adoption of the Preferred Amendments by the shareholders of the Company, and at such time as any officer of the Company shall direct, such officer be, and each of them hereby is, authorized, empowered and directed to certify that the Preferred Amendments have been duly adopted and to sign, attest, file and record the Preferred Amendments with the Secretary of State of the State of Indiana and with any other government offices in the same or any other jurisdiction as such officer, with the advice of counsel of the Company, shall deem necessary, appropriate or desirable.

9. EXCHANGE OFFER

RESOLVED, that the Company be, and it hereby is, authorized to issue up to $84,275,100 aggregate principal amount of New Notes and launch the Exchange Offer, pursuant to which the New Notes will be exchanged for any and all of the Preferred Shares in transactions not requiring registration under the Securities Act of 1933 (the “1933 Act”); and be it further

7

RESOLVED, that any Preferred Shares acquired by the Company in the Exchange Offer shall be cancelled; and be it further

RESOLVED, that the New Notes shall have such terms and conditions described in the form of the Proxy Statement/Offer to Exchange heretofore presented to any officer of the Company, with such changes therein or additions thereto, as may be approved or deemed necessary, appropriate or desirable by such officer.

10. PROXY STATEMENT/OFFER TO EXCHANGE; SPECIAL MEETING

RESOLVED, that, to the extent required by applicable law, a special meeting of all the shareholders of the Company (the “Special Meeting”) be scheduled to approve the Preferred Amendments and that, subject to further action by the Board, plenary power and authority be and hereby is delegated to Smulyan, the Chairman and the President of the Company to fix the date, time and place of the Special Meeting and to establish the record date for the Special Meeting; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to prepare and file with the SEC the Proxy Statement/Offer to Exchange, together with such financial statements, exhibits, amendments and supplements to the Proxy Statement/Offer to Exchange as may be deemed necessary or appropriate and such other documents and instruments, as such officer may deem necessary and appropriate, or as the SEC may require, all such financial statements, exhibits, amendments, supplements, documents and instruments (collectively, the “Proxy/Exchange Documents”) to be in such form as such officer may deem necessary or appropriate, such determination to be conclusively evidenced by the filing or delivery of the Proxy Statement/Offer to Exchange or the execution and filing or delivery of such Proxy/Exchange Documents, as the case may be.

11. INDENTURE

RESOLVED, that the Company be, and it hereby is, authorized to enter into an Indenture relating to the New Notes, on substantially the terms and conditions described to the Board, in such form as may be approved by any officer of the Company, with such additions, deletions, changes or modifications therein, as may be approved or deemed necessary, appropriate or desirable by such officer executing the same, the execution thereof by such officer to be conclusive evidence of such approval and determination.

12. FORM OF NEW NOTES

RESOLVED, that any officer of the Company be, and each of them hereby is, authorized to approve and adopt the forms of certificates representing the New Notes, that the forms of certificates representing the New Notes be, and they hereby are, approved and adopted, and that any officer of the Company be, and each of them hereby is, authorized to issue, execute and deliver in the name and on behalf of the Company, manually or by facsimile, such New Notes, and to request that the trustee for the New Notes authenticate such certificates representing New Notes in an aggregate principal amount of up to $84,275,100, in such form and with such additions, deletions, changes and modifications as the officer executing the same shall approve, the execution by such officer to be conclusive evidence of such officer’s approval of any such additions, deletions, changes or modifications.

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13. APPOINTMENT OF TRUSTEE, TRANSFER AGENT, EXCHANGE AGENT, INFORMATION AGENT AND PROXY SOLICITOR

RESOLVED, that any officer of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to appoint and designate a trustee, transfer agent, exchange agent, information agent and proxy solicitor in connection with the Exchange Offer and the New Notes and to execute and deliver all documents and take all actions as any such officer shall deem necessary, appropriate or desirable to cause such appointment, the execution or taking of action by such officer to be conclusive evidence of such determination; and that any resolutions such trustee, transfer agent, exchange agent, information agent and proxy solicitor may require to be adopted by the Board be, and they hereby are, adopted in such form as any officer of the Company shall deem necessary, appropriate or desirable, and that any officer of the Company, be, and each of them hereby is, authorized and directed to attach such resolutions to the resolutions of the Company, and thereupon such resolutions shall be deemed adopted as and for the resolutions of the Company as if originally set forth at length in these resolutions; and that any officer of the Company be, and each of them hereby is, authorized to remove such trustee, transfer agent, exchange agent, information agent and proxy solicitor and appoint a successor, if so deemed necessary, appropriate or desirable.

14. DTC ACTIONS

RESOLVED, that the Company be, and it hereby is, authorized to perform any actions necessary pursuant to its Letter of Representations between itself and the Depository Trust Company (“DTC”) relating to the issuance of the New Notes; and that any officer of the Company be, and each of them hereby is, authorized to take any such actions on behalf of the Company.

15. GOVERNMENTAL COMPLIANCE

RESOLVED, that the Company be, and it hereby is, authorized, with the assistance of the counsel and accountants of the Company, to make, cause to be made and amend any filings with the SEC and with state securities law administrators, including applications for qualification, schedules and exhibits, or any other documents as may be approved or deemed necessary, appropriate or desirable by any officer of the Company to cause the issuance and exchange of the New Notes in the Exchange Offer to be exempt from registration under the 1933 Act and all applicable state and foreign securities laws, the execution thereof by any such officer to be conclusive evidence of such approval and determination; and be it further

RESOLVED, that the Company be, and it hereby is, authorized, to execute, acknowledge, deliver, file and publish any and all reports, consents to service of process, appointments of attorneys to receive service of process and other documents and instruments in connection with the Exchange Offer and the Preferred Amendments as may be approved or deemed necessary, appropriate or desirable by any officer of the Company, the execution thereof by any such officer to be conclusive evidence of such approval and determination; and be it further

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RESOLVED, that the Company be, and it hereby is, authorized to make any other filings with or obtain any other authorizations or qualifications from any other governmental authorities as may be approved or deemed necessary, appropriate or desirable by any officer of the Company, the taking of any such action by any such officer to be conclusive evidence of such determination.

16. APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

RESOLVED, that any officer of the Company be, and each of them hereby is, authorized to appoint an Agent for Service of Process of the Company to accept service of notices, orders, legal process and any other documents or certificates from the SEC or any other party in connection with the Merger Agreement, the Schedule 14D-9 and the Proxy Statement/Offer to Exchange, with all the powers incident to such appointment.

17. APPROVAL OF BLUE SKY ACTIONS

RESOLVED, that it is desirable and in the best interests of the Company that some or all of the New Notes be qualified or registered for sale in various states of the United States of America (including any political subdivision thereof); that the any officer of the Company be, and each of them hereby is, authorized, for and on behalf and in the name of the Company, to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the New Notes as such officers may deem advisable, and to maintain any such qualification or registration for as long as such officers deem necessary, appropriate or desirable or as required by law; that any officer of the Company be, and each of them hereby is, authorized to perform on behalf of the Company any and all such acts as they or any of them may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, certified resolutions as may be required by the relevant states (such resolutions shall be annexed to this consent and thereupon such resolutions shall be deemed adopted as and for the resolutions of the Company as if set forth herein at length), reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and that the execution by such officer of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the actions so taken; and that the form of any and all resolutions required by any state or foreign authority to be filed in connection with any such application, consent to service or other documents are hereby adopted if such officer deems the adoption of such resolutions necessary or advisable and evidences such adoption by filing with the records of the Company copies of such resolutions (the filing thereof to be conclusive evidence of such adoption), which shall thereupon be deemed to be adopted and incorporated in and made part of these resolutions with the same force and effect as if fully set forth herein.

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18. FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC.

RESOLVED, that the appropriate filings (if any) be made to the Financial Industry Regulatory Authority, Inc. (“FINRA”) relating to the issuance of the New Notes and that the officers of the Company be, and each of them hereby is, authorized by the Company to appear before any person or body, with the authority to make such changes in any agreements between the Company and any person or body as may be required by FINRA.

19. PAYMENT OF FEES AND EXPENSES

RESOLVED, that the officers of the Company be, and each of them hereby is, in the name and on behalf of the Company, authorized to determine and pay any compensation, fees, expenses and other amounts to be paid, received and allowed in connection with the transactions contemplated by the Merger, including, but not limited to, the fees and expenses payable to the Company’s financial advisors, legal counsel and accountants and any governmental or other regulatory filing fees, as may be deemed necessary, appropriate or desirable by any such officer.

20. DISTRIBUTION LETTER

RESOLVED, that the Distribution Letter, dated as of May 24, 2010, by and among Parent, Smulyan, Alden Media Holdings, LLC and the Company (the “Distribution Letter”) in the form described to the Board and approved by the Committee, be, and it hereby is, authorized, approved and ratified in all respects, on behalf of the Company; and be it further

RESOLVED, that the Company’s execution and delivery of and its performance of its obligations under the Distribution Letter and any action taken by an officer of the Company with respect thereto, be and they hereby are, authorized, approved and ratified in all respects.

21. EXECUTION AND DELIVERY OF DOCUMENTS

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute and/or deliver the Merger Agreement, the Schedule 14D-9, the Merger Proxy Statement, the Proxy Statement/Offer to Exchange, the Indenture, the New Notes and the Distribution Letter (collectively, the “Principal Documents”) and any other agreements or amendments or other documents or instruments related thereto or required thereby containing such terms and conditions, setting forth such rights and obligations and otherwise addressing or dealing with such subjects or matters determined to be necessary, appropriate or desirable by such officer executing the same, the execution thereof by such officer to be conclusive evidence of such determination, and to do all such other acts or deeds as are or as are deemed by such officer to be necessary, appropriate or desirable to effectuate the intent of, or matters reasonably contemplated or implied by, this resolution and the foregoing resolutions.

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22. GENERAL AUTHORIZATION

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all acts and things and to execute, file and deliver (or cause to be executed, filed and delivered) all such agreements, documents and instruments as any of them shall deem necessary, appropriate or advisable to effectuate the intent and purposes of the foregoing resolutions, such determination to be conclusively evidenced by the performance of such acts or things or the execution, filing and delivery of such agreements, documents or instruments, as applicable; and be it further

RESOLVED, that each and every action previously taken and performed by any officer of the Company in connection with the actions contemplated by the foregoing resolutions be, and hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company; and be it further

RESOLVED, that in connection with the transactions contemplated in the preceding resolutions, the Secretary or the Assistant Secretary of the Company be, and each of them hereby is, authorized in the name and on behalf of the Company, to certify any more or detailed resolutions as such officers may deem necessary or appropriate to effectuate the intent of the foregoing resolutions; and that such officers be, and each of them hereby is, authorized and directed to an annex such resolutions to the foregoing resolutions, and thereupon such resolutions shall be deemed adopted as and for the resolutions of this Board as if set forth at length herein.

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SCHEDULE I

NAME	RELATIONSHIP WITH THE COMPANY	NUMBER OF COMPANY COMMON SHARES TO BE CASHED OUT	NUMBER OF CLASS A OPTIONS TO BE CASHED OUT	NUMBER OF RESTRICTED SHARES TO BE CASHED OUT
Susan B. Bayh	Director	63,590	14,634	2,195
Richard F. Cummings	Executive Vice-President of the Radio Division of the Company	14,689	175,000	13,171
J. Scott Enright	General Counsel, Secretary and Executive Vice-President	3,402	150,000	3,000
Gary L. Kaseff	Director	3,741	175,000	10,976
Richard A. Leventhal	Director	17,600	14,634	4,390
Gregory T. Loewen	President of the Publishing Division of the Company	223	150,000	4,950
Peter A. Lund	Director	186,515	14,634	4,390
Greg A. Nathanson	Director	44,000	14,634	6,585
Jeffrey H. Smulyan	Chairman, Chief Executive Officer and President of the Company	236,502	0	0
Lawrence B. Sorrel	Director	215,477	14,634	4,390
Patrick M. Walsh	Chief Operating Officer, Chief Financial Officer and Director	4,017	250,000	8,780

SCHEDULE II

NAME	RELATIONSHIP WITH THE COMPANY	NUMBER OF COMPANY COMMON SHARES TO BE EXCHANGED	PERCENTAGE INTEREST OF PARENT COMMON INTERESTS TO BE RECEIVED
Richard F. Cummings	Executive Vice-President of the Radio Division of the Company	142,669	0.68%
J. Scott Enright	General Counsel, Secretary and Executive Vice-President	3,807	0.02%
Gary L. Kaseff	Director	123,911	0.59%
Richard A. Leventhal	Director	191,931	0.91%
Gregory T. Loewen	President of the Publishing Division of the Company	20,427	0.10%
Greg A. Nathanson	Director	332,588	1.58%
Jeffrey H. Smulyan	Chairman, Chief Executive Officer and President of the Company	4,754,555	67.85%
Patrick M. Walsh	Chief Operating Officer, Chief Financial Officer and Director	30,828	0.15%

EXHIBIT I

EXECUTION COPY

IMPORTANT: The representations and warranties of each party set forth in this Agreement (i) have been qualified by confidential disclosures made to the other party in connection with this Agreement, (ii) will not survive consummation of the Merger and cannot be the basis for any claims under this Agreement by the other parties after the Merger is consummated, (iii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (iv) were made only as of the date of this Agreement or such other date as is specified in this Agreement, and (v) may have been included in this Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.

AGREEMENT AND PLAN OF MERGER

dated as of

May 25, 2010,

by and among

EMMIS COMMUNICATIONS CORPORATION,

JS ACQUISITION, LLC

and

JS ACQUISITION, INC.

i

ii

Annex I	Conditions to the Offer
Annex II	Conditions to the Exchange Offer
Annex III	Company Board Resolutions

Schedule I	Retained Shares
Schedule II	Finder’s Fees

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 25, 2010, by and among EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the “Company”), JS ACQUISITION, LLC, an Indiana limited liability company (“Parent”), and JS ACQUISITION, INC., an Indiana corporation (“Merger Subsidiary”) and subsidiary owned by Parent and Mr. Jeffrey H. Smulyan (“Smulyan”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have, at meetings duly called and held, each unanimously (i) determined that it is in the best interests of their respective members and shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Merger Subsidiary with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Indiana Business Corporation Law (the “IBCL” or “Indiana Law”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established the Committee of Disinterested Directors to review, evaluate, negotiate, recommend or not recommend to the Company Board any offer by Merger Subsidiary or its Affiliates to acquire securities of the Company or any other proposal for a business combination transaction with Merger Subsidiary or its Affiliates;

WHEREAS, the Committee of Disinterested Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders and (ii) recommended that the Company Board adopt resolutions, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (x) determining that it is advisable and fair to and in the best interests of the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (y) approving and adopting this Agreement, the Offer and the Merger and (z) recommending that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law);

WHEREAS, the Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law);

WHEREAS, on the terms and conditions set forth herein, Merger Subsidiary has agreed to commence a tender offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) not beneficially owned by Merger Subsidiary, Parent, Smulyan, his Affiliates (collectively with Parent, Merger Subsidiary and Smulyan, the “Purchaser Group”), Alden Global Capital or its Affiliates (“Alden”) and the Shares to be contributed to the Company by the parties to the Rollover Agreement, at an offer price of $2.40 per Share in cash, without interest and subject to applicable withholding taxes (the “Offer Price”) and file with the U.S. Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (the “Schedule TO”) and related Offer to Purchase, form of letter of transmittal and other ancillary Offer documents and instruments (collectively with the Schedule TO, and including any amendments or supplements thereto, the “Offer Documents”) with respect to such offer by Merger Subsidiary (as such offer is amended from time to time, including in accordance with this Agreement, the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares, which together with the Shares and the shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Shares”) beneficially owned by the Purchaser Group, the Rolling Shareholders and Alden, represents at least a majority of the aggregate voting power of the Shares and the Class B Shares, voting together as a single class and with each Share entitled to one vote per Share and each Class B Share entitled to one vote per Share, outstanding on the date such Shares are purchased (the “Minimum Tender Condition”); and

WHEREAS, on the terms and conditions set forth herein, the Company has agreed to commence an offer to exchange all of the outstanding shares of 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) for a newly issued series of 12% Senior Subordinated Notes due 2017 of the Company (the “New Notes”) with an aggregate principal amount equal to 60% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Preferred Shares and file with the SEC a proxy statement and offer to exchange under cover of Schedule 14A and Schedule TO (the “Proxy Statement/Offer to Exchange”) and other ancillary Exchange Offer documents and instruments (collectively with the Proxy Statement/Offer to Exchange, and including any amendments or supplements thereto, the “Exchange Offer Documents”) with respect to such offer to exchange by the Company (as such offer is amended from time to time, including in accordance with this Agreement, the “Exchange Offer”) and in connection with the Exchange Offer, exchanging holders will be asked to vote in favor of a proposal to approve an amendment to the Company’s second amended and restated articles of incorporation (the “Articles of Incorporation”), which would (i) remove the rights of the holders of the Preferred Shares to require the Company to redeem all or a portion of their Preferred Shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to the Company Board, and (ii) provide for the automatic conversion upon the Merger (a) of each Preferred Share not exchanged for the New Notes (other than the Preferred Shares held by Alden) into that amount of consideration that would be paid to holders of Shares into which the Preferred Shares are convertible immediately prior to the Merger and (b) of the Preferred Shares held by Alden into the New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Preferred Shares, excluding accrued and unpaid dividends (collectively, the “Preferred Amendments”).

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1

THE OFFER AND THE EXCHANGE OFFER

Section 1.01. The Offer.

(a) Provided that no event shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, no later than 5:00 p.m. New York City time on June 3, 2010, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer. On the date of commencement of the Offer, Merger Subsidiary shall (i) file or cause to be filed with the SEC the Offer Documents and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable Law. Subject to the terms and conditions thereof, the Offer shall remain open until at least 5:00 p.m., New York City time, on the twentieth Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Offer is commenced.

(b) Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms of or conditions to the Offer; provided, that without the prior consent of the Company (which consent shall require approval by the Committee of Disinterested Directors), Merger Subsidiary shall not:

(i) decrease the amount or change the form of the consideration to be paid or decrease the number of Shares sought in the Offer;

(ii) waive the Minimum Tender Condition;

(iii) add to, amend, modify, supplement or otherwise change any of the conditions to the Offer set forth in Annex I in any manner that is adverse to the Unaffiliated Shareholders;

(iv) amend any other term of the Offer in any manner adverse to the Unaffiliated Shareholders; or

(v) extend the expiration date of the Offer except as otherwise provided herein.

Notwithstanding clause (v) above, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, extend the Offer (x) from time to time for successive periods not to exceed 10 Business Days each, until the conditions to the Offer are satisfied or waived if any of the

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conditions is not satisfied or waived on any scheduled expiration date of the Offer, and (y) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by applicable Law; provided, that in no event shall Merger Subsidiary be required or permitted to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-l1 of the Exchange Act.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Offer, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for, promptly after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in any Subsequent Offering Period (the date on which Shares are first accepted for payment, the “Acceptance Date”).

(d) Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company, the Committee of Disinterested Directors and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company, the Committee of Disinterested Directors and their respective counsel. Parent and Merger Subsidiary shall provide the Company, the Committee of Disinterested Directors and their respective counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their respective Affiliates or counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

Section 1.02. Company Action.

(a) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that the Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law).

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(b) The Company hereby agrees to file with the SEC on the date that Merger Subsidiary files the Offer Documents pursuant to Section 1.01(a), a Solicitation/Recommendation Statement on Schedule 14D–9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D–9”) containing the Committee Recommendation and the Company Board Recommendation. The Company agrees to use its reasonable best efforts to mail such Schedule 14D–9 to the shareholders of the Company concurrently with the mailing of the Offer Documents. The Schedule 14D–9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders and at the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing for inclusion in the Schedule 14D–9. The Company, Parent and Merger Subsidiary each agree promptly to correct any information provided by it for use in the Schedule 14D–9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D–9, as so corrected to be filed with the SEC and disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D–9 (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. In addition, the Company shall provide Parent, Merger Subsidiary and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D–9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review any such responses and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel prior to their submission.

(c) In connection with the Offer, the Company shall promptly furnish Parent and Merger Subsidiary with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Parent and Merger Subsidiary with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Parent, Merger Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

(d) The Company hereby consents to the inclusion in the Offer Documents of all disclosure relating to (i) the Committee Financial Advisor (including the amount of fees and other consideration that the Committee Financial Advisor will receive

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upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (ii) the opinion the Committee Financial Advisor referred to in Section 4.15 and (iii) the information that formed the basis for rendering such opinion, subject to the approval of the form of such disclosure by the Committee Financial Advisor (such approval not to be unreasonably withheld or delayed).

Section 1.03. Directors. Following the Acceptance Date and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Committee of Disinterested Directors, and none of Parent, Merger Subsidiary, Smulyan or the Company shall take any action to cause any change in the composition of the Committee of Disinterested Directors. After the Acceptance Date and prior to the Effective Time, in addition to any approvals of the Company Board or the shareholders of the Company as may be required by the Articles of Incorporation, the Company’s By-laws (the “By-laws”) or applicable Law, the affirmative vote of a majority of the members of the Committee of Disinterested Directors shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise contemplated by this Agreement, to amend the Articles of Incorporation or the By-laws or (e) for the Company Board to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares (other than Alden or the Purchaser Group).

Section 1.04. The Exchange Offer.

(a) Provided that no event shall have occurred and be continuing that, had the Exchange Offer been commenced, would give rise to a right to terminate the Exchange Offer pursuant to any of the conditions set forth in Annex II, no later than 5:00 p.m. New York City time on June 3, 2010, the Company shall file or cause to be filed with the SEC the Exchange Offer Documents. Immediately following the receipt by the Company of SEC clearance of the Exchange Offer Documents, the Company shall (i) commence (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer and (ii) cause the Exchange Offer Documents to be disseminated to the Company’s shareholders as and to the extent required by applicable Law. In accordance with the IBCL, the Articles of Incorporation, the By-laws, the Exchange Act and any applicable rules of NASDAQ, the Company shall, as promptly as possible following the date hereof, call a special meeting of its shareholders to vote on the Preferred Amendments and set as the record date for such meeting, a date that is satisfactory to the Merger Subsidiary. Subject to the terms and conditions thereof, the Exchange Offer shall remain open until at least 5:00 p.m., New York City time, on the twentieth Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Exchange Offer is commenced. Upon receipt of the approval of the Company’s shareholders of the Preferred Amendments, the Company shall file the Preferred Amendments with the Secretary of State of the State of Indiana and use reasonable best efforts to make the Preferred Amendments effective.

(b) The Company expressly reserves the right to waive any of the conditions to the Exchange Offer and to make any other changes in the terms of or conditions to the Exchange Offer; provided, that without the prior consent of Parent, the Company shall not:

(i) decrease the amount or change the form of the consideration to be paid or decrease the number of Preferred Shares sought in the Exchange Offer;

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(ii) add to, amend, modify, supplement or otherwise change any of the conditions to the Exchange Offer set forth in Annex II in any manner that is adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden);

(iii) amend any other term of the Exchange Offer in any manner adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden);

(iv) withdraw or terminate the Exchange Offer or otherwise amend the terms of the Exchange Offer in a manner adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden) after the date that the Preferred Amendments become effective; or

(v) extend the expiration date of the Exchange Offer except as otherwise provided herein.

Notwithstanding clause (v) above, the Company may extend the Exchange Offer (x) from time to time for successive periods not to exceed 10 Business Days each, until the conditions to the Exchange Offer are satisfied or waived if any of the conditions is not satisfied or waived on any scheduled expiration date of the Exchange Offer, and (y) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer or any period otherwise required by applicable Law; provided, that in no event shall the Company be required or permitted to extend the Exchange Offer beyond the End Date.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Exchange Offer, the Company shall accept for exchanging and exchange for, promptly after the expiration of the Exchange Offer, all Preferred Shares validly tendered and not withdrawn pursuant to the Exchange Offer.

(d) Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Proxy Statement/Offer to Exchange and the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. The Company shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Proxy Statement/Offer to Exchange as so corrected to be filed with the SEC and the Exchange Offer Documents as so corrected to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable U.S. federal securities laws. Parent, Merger Subsidiary and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement/Offer to Exchange and the Exchange

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Offer Documents each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Parent, the Merger Subsidiary and their respective counsel. The Company shall provide to Parent and Merger Subsidiary and their respective counsel with (i) any comments or other communications, whether written or oral, that the Company or its Affiliates or their respective counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Offer to Exchange or the Exchange Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Indiana Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c) On or prior to the date of Closing, the Company shall file articles of merger with the Secretary of State of the State of Indiana. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Indiana Secretary of State or at such later time (not to exceed one Business Day) as is specified in the articles of merger.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Indiana Law.

Section 2.02. Conversion of Shares.

(a) Immediately prior to the Effective Time:

(i) each Share held by the Purchaser Group (other than the Retained Shares held by the Purchaser Group) and each Rollover Share will be contributed to the Company in consideration for common equity interests in Parent; and

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(ii) each Class B Share outstanding, all of which are held by Smulyan, and all of the Smulyan Options will be contributed to the Company in consideration for common equity interests in Parent.

(b) At the Effective Time:

(i) each Share outstanding, including outstanding restricted stock with respect to Shares that become fully vested immediately prior to the Effective Time (other than Shares held by Merger Subsidiary or the Company), shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Common Merger Consideration”) from the Company;

(ii) pursuant to the terms of the Preferred Amendments, each Preferred Share held by Alden will be converted into New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Preferred Shares, excluding accrued and unpaid dividends (the “Alden Preferred Merger Consideration”);

(iii) pursuant to the terms of the Preferred Amendments, except as otherwise provided in Section 2.02(b)(ii), each Preferred Share outstanding that was not exchanged for New Notes pursuant to the Exchange Offer shall be converted into the right to receive an amount in cash equal to $5.856, without interest and less any applicable withholding taxes (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Cash Merger Consideration” and the Cash Merger Consideration together with the Alden Preferred Merger Consideration, the “Merger Consideration”);

(iv) each Share and each Class B Share held by Merger Subsidiary or the Company shall be cancelled without consideration;

(v) each share of Merger Subsidiary Class A Common Stock outstanding shall be converted into and become one share of Non-Voting Class A Common Stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

(vi) each share of Merger Subsidiary Class B Common Stock outstanding shall be converted into and become one share of Class B Common Stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c) As of the Effective Time, all Shares, Class B Shares, Smulyan Options, Preferred Shares, shares of Merger Subsidiary Class A Common Stock and shares of Merger Subsidiary Class B Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and shall thereafter represent only the rights, if any, specified in this Section 2.02 and Section 2.04.

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Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging certificates representing Shares and Preferred Shares (the “Certificates”) or uncertificated Shares and Preferred Shares (the “Uncertificated Shares”) for the applicable Merger Consideration as provided in Section 2.02. Parent or one of its Affiliates shall make available to the Paying Agent, as needed, the Cash Merger Consideration and the Company shall make available to the Paying Agent the Alden Preferred Merger Consideration, in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Any interest or other income earned on the Cash Merger Consideration deposited with the Paying Agent pending its disbursement pursuant to Section 2.03 shall be solely for the account of the Surviving Corporation or one of its Affiliates and shall be delivered to them, upon demand by the Surviving Corporation at any time or from time to time. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares and Preferred Shares that have been converted into the right to receive the applicable Merger Consideration a letter of transmittal and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates or transfer of Uncertificated Shares to the Paying Agent).

(b) Each holder of Shares and/or Preferred Shares that have been converted into the right to receive the applicable Merger Consideration shall be entitled to receive (upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or in the case of Uncertificated Shares, receipt by the Paying Agent of an “agent’s message” (or other evidence reasonably acceptable to the Paying Agent)) the applicable Merger Consideration payable for each Share or Preferred Share so surrendered. Until so surrendered, each Certificate or Uncertificated Share shall after the Effective Time represent only the right to receive the applicable Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder, it shall be a condition to such payment that (i) any Certificate shall be in proper form for transfer or any Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares or Preferred Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

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(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares or Preferred Shares six months after the Effective Time shall be delivered to the Surviving Corporation or one of its Affiliates upon demand by the Surviving Corporation, and any such holder who has not exchanged such Shares or Preferred Shares for the applicable Merger Consideration in accordance with this Section 2.03 prior to that time, shall thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration in respect of such Shares or Preferred Shares, as applicable, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares or Preferred Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares or Preferred Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body shall become to the extent permitted by Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which dissenters’ rights have been perfected shall be delivered to the Surviving Corporation or one of its Affiliates, upon demand by the Surviving Corporation.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02 and to the extent § 23-1-44 of the IBCL is applicable, Shares outstanding immediately prior to the Effective Time and held by a holder of record who has not voted in favor of the Merger or consented thereto in writing and who has notified the Company in writing of his or her intent to dissent prior to the taking of the vote on the Merger and complied with other requirements under Indiana Law, shall not be converted into the right to receive the applicable Merger Consideration, but instead shall only have such rights as are provided by Indiana Law; provided, however, that if such holder fails to perfect, withdraws or loses the right to dissent, then such Shares shall automatically be converted into the right to receive the Merger Consideration. The Company shall give Parent (a) prompt written notice of any dissenting shareholder or other documents received by the Company pursuant to § 23-1-44 of the IBCL and (b) the opportunity to direct all negotiations and proceedings with respect to such demands and the exercise of dissenters’ rights under § 23-1-44 of the IBCL. Except with the prior written consent of Parent or as otherwise required by Law or a judgment, injunction or decree of a Governmental Body of competent jurisdiction, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling, any such demands).

Section 2.05. Company Stock Options; Company RSUs.

(a) At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company (a “Company Stock Option”) other than the Smulyan Options, whether or not vested or exercisable, shall vest and be canceled, and the Company shall pay the holder of any such option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Merger Consideration over the applicable exercise price

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per Share of such option and (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each restricted stock unit with respect to Shares outstanding under any stock option or compensation plan or arrangement of the Company (a “Company RSU”), whether or not vested, shall vest and be canceled, and the Company shall pay the holder of any such restricted stock unit at or promptly after the Effective Time an amount in cash equal to the product of (i) the Common Merger Consideration and (ii) the number of Shares such holder could have received (assuming full vesting of such Company RSU) had the Company RSU been settled immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall take such actions, if any, as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares or Preferred Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or Preferred Shares, or stock dividend thereon with a record date during such period), the applicable Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Notwithstanding anything else contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 1 and 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares or Preferred Shares represented by such Certificate as contemplated by this Article 2.

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ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended to be identical to the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except for Article I, which shall read “The name of the corporation is Emmis Communications Corporation,” and except that the provisions of the articles of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with Indiana Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.02. By-laws. At the Effective Time, the By-laws shall be amended to be identical to the by-laws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with Indiana Law, except that the words “JS Acquisition, Inc.” shall be replaced by “Emmis Communications Corporation”. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Indiana Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except (a) as set forth in the Disclosure Schedule which is being delivered to Parent and Merger Subsidiary concurrently herewith (the “Company Disclosure Schedule”) or (b) as disclosed in or incorporated by reference into (i) the Company’s Annual Report on Form 10-K for the year ended February 28, 2010 (the “Company 10-K”) or (ii) any other Company SEC Document filed with or furnished to the SEC on or after the date the Company 10-K was filed but prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward looking statements, in each case, to the extent not otherwise disclosed in any other section of the Company 10-K or such other Company SEC Documents) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article 4 below, the Company represents and warrants to the Parent and Merger Subsidiary as follows:

Section 4.01. Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to

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own, lease and operate its properties and to carry on the Business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its Business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct structure chart of the Company and its Subsidiaries (other than entities with no material liabilities and no material assets or operations), including the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each of the Company’s Subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any of its other Subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by the Company or its Subsidiaries are free and clear of any Liens (other than Permitted Liens).

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required adoption of this Agreement by the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares and Class B Shares, voting together as a single class, with each Share entitled to one vote per Share and each Class B Share entitled to one vote per Class B Share (if required by Indiana Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”) under applicable Law and the Articles of Incorporation or the By-laws, as currently in effect. This Agreement constitutes a valid and binding agreement of the Company.

(b) The Committee of Disinterested Directors has been duly authorized and constituted and at a meeting duly called and held, has unanimously (i) determined that this Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the Unaffiliated Shareholders and (ii) recommended that the Company Board adopt resolutions, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (x) determining that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (y) approving and adopting this Agreement, the Offer and the Merger and (z) recommending that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law) (the “Committee Recommendation”).

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(c) The Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law) (the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Indiana; (b) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities laws; (c) compliance with any applicable rules and regulations of NASDAQ; and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. No Defaults or Conflicts; Compliance with Laws; Governmental Permits.

(a) The execution and delivery of this Agreement and the consummation of the Transactions by the Company and its Subsidiaries and performance by the Company of its obligations hereunder: (i) does not result in any violation of the Articles of incorporation and the By-laws; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or its Subsidiaries is a party or by which they are bound or to which their respective properties are subject; and (iii) assuming compliance with the matters addressed in Section 4.03, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Company or its Subsidiaries; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Company’s or its Subsidiaries’ ability to consummate the Transactions.

(b) Each of the Company and its Subsidiaries is in possession of all FCC Licenses required to operate the radio stations owned or operated by them (the “Stations”), and all other material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Governmental Permits”). All of the Governmental Permits are in full force and effect, and no suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of the Company, threatened, except

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where the failure to have in full force and effect, or the suspension or cancellation of, any of the Governmental Permits would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. None of the Governmental Permits are subject to any conditions, other than as may be generally applicable to the industry in which the Company operates except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is, or during the past two years has been, in conflict with, or in default or violation of, nor will the transactions result in any conflict with, or default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the Governmental Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property, asset or right of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received written or, to the knowledge of the Company, oral (or otherwise has any knowledge of any) notice during the past three years, of any material violation of or noncompliance with any Law applicable to the Company or any of its Subsidiaries, or directing the Company or any of its Subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any of its Subsidiaries have been asserted to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, by any Governmental Body.

(c) The Business is being operated in compliance with Law and in accordance with the terms and conditions of the Governmental Permits applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No proceedings or investigations are pending or, to the knowledge of the Company, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Company Material Adverse Effect. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the knowledge of the Company is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any Station owned or controlled, directly or indirectly, by the Company. The Company and its Subsidiaries have complied in all material respects with all requirements to file reports, applications and other documents with the FCC. The Company has no knowledge of any matters which would result in the revocation of or the refusal to renew any of the Governmental Permits.

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Section 4.05. Capitalization; Existence; Articles of Incorporation and By-laws.

(a) The authorized capital stock of the Company consists of (i) 230,000,000 shares of common stock of the Company consisting of (A) 170,000,000 Shares, (B) 30,000,000 Class B Shares and (C) 30,000,000 shares of Class C Common Stock, par value $0.01 per share, of the Company (the “Class C Shares”) and (ii) 10,000,000 shares of preferred stock consisting of (A) 250 shares of 12.50% Senior Preferred Stock, par value $0.01 per share, of the Company (the “Senior Preferred Shares”) and (B) 2,875,000 Preferred Shares. As of May 17, 2010, (i) 32,910,753 Shares were issued and outstanding, (ii) 4,930,680 Class B Shares were issued and outstanding, all of which shares were held by Smulyan, (iii) no Class C Shares were issued and outstanding, (iv) no Senior Preferred Shares were issued and outstanding, (v) 2,809,170 Preferred Shares were issued and outstanding, (vi) there were outstanding restricted stock with respect to 144,040 Shares, (vii) there were restricted stock unit awards with respect to 25,000 Shares, (viii) there were stock options to purchase an aggregate of 8,663,038 Shares and Class B Shares (collectively, “Company Common Stock”) at a weighted average exercise price of $9.46 per share of Company Common Stock (of which stock options to purchase an aggregate of 5,778,379 shares of Company Common Stock were exercisable). No Shares or Class B Shares are held by any Subsidiary of the Company. Since February 28, 2010, other than pursuant to the exercise of stock options outstanding on such date, the issuance of stock options under employment agreements in effect on such date, the issuance of Shares pursuant to the director compensation plan in effect on such date, the vesting of restricted stock and restricted stock unit awards outstanding on such date and pursuant to the 401(k) Plan and the conversion of up to 200,000 Class B Shares into a like amount of Shares, the Company has not issued any Shares, has not granted any option, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Class B Shares and has not split, combined or reclassified any of its shares of capital stock. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens other than Permitted Liens.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. From February 28, 2010 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Shares, Class B Shares and Preferred Shares, and has not repurchased, redeemed or otherwise acquired any Shares, Class B Shares and Preferred Shares, and the Company Board has not authorized any of the foregoing.

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(c) Neither the Company nor any of its Subsidiaries has outstanding material bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(e) The Company has made available to the Parent and Merger Subsidiary a complete and correct copy of the Articles of Incorporation and the By-laws, each as amended to date, of the Company and the equivalent organization documents for each of its Subsidiaries. The Articles of Incorporation and By-laws (or equivalent organization documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any provision of the Articles of Incorporation or the By-laws (or its equivalent organization documents).

Section 4.06. Company Disclosure Documents; Company SEC Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule TO and Schedule 14A filed by the Company in connection with the Exchange Offer and the proxy statement of the Company, if any, to be filed with the SEC on Schedule 14A, in connection with any special meeting of the Company’s shareholders to vote on the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.06 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent or Merger Subsidiary or any of their Affiliates or any of their representatives or advisors in writing specifically for use or incorporation by reference therein.

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(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company has filed with the SEC all material reports, schedules, forms, registration statements and other documents required to be filed or furnished with the SEC since February 29, 2008, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “Company SEC Documents”) and as of their respective dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents complied, and each of the Company SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(d) The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.07. Related Party Transactions. There are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of the Company or (ii) record or beneficial owner of more than 5% of the Shares or Class B Shares as of the date hereof except as set forth in the Company SEC Documents on the date hereof.

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Section 4.08. Taxes. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Subsidiary have been filed when due unless extended in accordance with all applicable laws and all such Tax Returns are true and complete in all respects;

(b) The Company and each Subsidiary of the Company has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c) Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) There is no claim, audit, action, suit, proceeding or investigation (whether judicial, administrative or otherwise) now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Subsidiary of the Company in respect of any Tax or Tax asset;

(e) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former insured, reinsured, insurer or reinsurer, employee, independent contractor, creditor, member or other third party;

(f) Neither the Company nor any Subsidiary of the Company is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment;

(g) Neither the Company nor any Subsidiary of the Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); and

(h) There are no liens or security interests on the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

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Section 4.09. Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 28, 2010, and a description of such assessment is set forth in the Company 10-K. To the knowledge of the Company, it has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since February 28, 2010 (i) to the knowledge of the Company, none of the Company, any of its Subsidiaries, and any director, officer, auditor or accountant of the Company or any of its Subsidiaries or any employee of the Company or its Subsidiaries whose position includes monitoring the Company’s audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

Section 4.10. Intellectual Property.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess valid licenses or other rights to use in the manner currently used, all patents, copyrights, trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin and the goodwill associated with the foregoing (the “Intellectual Property Rights”) used in or necessary for the conduct of the Business as currently conducted (the “Company Intellectual Property Rights”). Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights owned by the Company or any of its subsidiaries (the “Owned Intellectual Property Rights”) that has not been settled or otherwise resolved, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no legal proceeding relating to the foregoing is pending or, to the knowledge of the Company, has been threatened.

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(b) To the knowledge of the Company, (i) the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect and (ii) except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully and finally resolved, and no legal proceeding relating to the foregoing has been initiated.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality.

Section 4.11. Real Estate.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights. Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by the Company or any of its Subsidiaries and (ii) all such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a “Lease” and collectively, the “Leases”) to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by the Company or its Subsidiaries party thereto and are in full force and effect. Since February 28, 2008, to the knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company not any of its Subsidiaries has received notice of any default, delinquency or breach on the part of the Company or any of its Subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by the Company or any of its Subsidiaries or any other party thereto, beyond any applicable grace periods under the Leases.

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Section 4.12. Absence of Certain Changes or Events. Since February 28, 2010, except as otherwise permitted by this Agreement or in connection with the Transactions, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. No Undisclosed Liabilities. Except (a) as adequately reflected or reserved against in the Company’s consolidated balance sheet as at February 28, 2010, included in the Company SEC Documents or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.14. Absence of Litigation. As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or rights, or against any employees of the Company or any of its Subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Body in each except as set forth in Section 4.14 of the Company Disclosure Schedule.

Section 4.15. Finders’ Fees.

(a) Except for Morgan Stanley & Co. Incorporated, financial advisor to the Committee of Disinterested Directors (the “Committee Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or any of their respective officers or directors who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(b) The Company has delivered to Parent the fee agreement with the Committee Financial Advisor and the fee agreement or a schedule setting forth the estimated aggregate fees and expenses for each of Davis Polk & Wardwell LLP and Barnes & Thornburg LLP in connection with the transactions contemplated hereby.

Section 4.16. Opinion of Committee Financial Advisor. The Committee of Disinterested Directors has received an opinion of the Committee Financial Advisor to the effect that, as of the date of such opinion, the Offer Price to be received by the Unaffiliated Shareholders pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

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Section 4.17. Anti-takeover Statutes. The Company Board has, subject to the satisfaction of the Minimum Tender Condition, pursuant to §§ 23-1-43-1 to 23-1-43-24 of the IBCL approved the Offer and the other Transactions, with the effect that the provisions of such sections are inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. Other than the Indiana Takeover Offers Act, §§23-1-3.1-0.5 to 23-1-3.1-11 of the IBCL, no other “control share acquisition,” “fair price,” “business combination,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.18. Sufficiency of Assets. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the assets of the Company and its Subsidiaries comprise all the material assets used or held for use in connection with the Business and (b) the assets of the Company and its Subsidiaries are sufficient for the operation and conduct of the Business by the Company and its Subsidiaries immediately following the Effective Time in substantially the same manner as currently conducted.

Section 4.19. Adoption of Resolutions. The resolutions set forth on Annex III were duly adopted by the Company Board and have not been withdrawn or revoked.

Section 4.20. Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Investor or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER

SUBSIDIARY

Each of Parent and Merger Subsidiary represents and warrants to the Company that:

Section 5.01. Due Organization; Authority to Execute and Perform Agreement. Parent is an Indiana limited liability company duly organized and validly existing under the laws of the State of Indiana, and has all requisite organizational power and authority and has taken all organizational action required to execute and deliver this Agreement and to perform its obligations hereunder. Merger Subsidiary is an Indiana corporation duly incorporated and validly existing under the laws of Indiana. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

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Section 5.02. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Indiana; (b) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities laws; and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent and Merger Subsidiary Material Adverse Effect.

Section 5.03. No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Subsidiary and performance by Parent of its obligations hereunder: (a) does not result in any violation of (i) the Initial Governing Documents or (ii) the articles of incorporation and by-laws of Merger Subsidiary; (b) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which Parent or Merger Subsidiary is a party or by which they are bound or to which their respective properties are subject; and (c) assuming compliance with the matters addressed in Section 5.02, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over Parent or Merger Subsidiary; provided, however, that no representation or warranty is made in the foregoing clause (c) with respect to matters that would not impair Parent’s or Merger Subsidiary’s ability to consummate the Transactions.

Section 5.04. Disclosure Documents.

(a) The Schedule TO and the Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.04 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

(b) The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

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Section 5.05. Finders’ Fees. Except for the fees and expenses of the Persons set forth on Schedule II hereto which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates or any of their respective officers and directors who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.06. Funds. Parent has, or will have at each of the Acceptance Date and the Effective Time, sufficient funds to perform its obligations under this Agreement, including consummating the Offer and the Merger and the other transactions contemplated by this Agreement and paying all fees and expenses relating to such transactions.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. During the period from the date hereof until the Effective Date, except as specifically required by this Agreement, the Transactions or as set forth on Section 6.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business consistent with past practice and to use their reasonable best efforts to preserve intact their respective businesses and relationships with customers, regulators, suppliers, lessors, licensors, distributors, creditors, employees and agents, and (y) not, without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend, waive or otherwise change, in any material respect, the Articles of Incorporation (other than the Preferred Amendments), the By-laws, or such equivalent organizational documents of any of the Company’s Subsidiaries;

(b) except as required by the Credit Agreement, capital stock of the Company or restricted stock units issued pursuant to the 401(k) Plan, the exercise of stock options, the vesting of restricted stock and restricted stock units or pursuant to the terms of existing employment agreements or the director compensation plan, all as included in Section 4.05(a)(vi) and (vii), issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other ownership or voting interests, or any options, warrants, convertible securities, restricted stock or restricted stock units or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other ownership or voting interests;

(c) except for dividends and distributions to or among the Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of its or any of its Subsidiaries’ capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its Subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares;

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(d) make any change to, or permit to lapse without filing for renewal, any material Governmental Permits currently held, except in the ordinary course of business consistent with past practice;

(e) except as required by Law or pursuant to plans, agreements and other arrangements in effect on February 28, 2010, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or (iii) enter into, amend in any material respect or terminate (without cause) any employment agreement with any executive officer of the Company (except for entering into or terminating employment agreements terminable on less than 30 days’ notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice);

(f) acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $10 million individually or $20 million in the aggregate;

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness for any person except for indebtedness incurred under or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof) and intercompany indebtedness;

(h) make any material change to its methods, policies or procedures of accounting in effect at February 28, 2010, except (i) as required by GAAP or as required by a Governmental Body, or (ii) as required by a change in applicable Law;

(i) adjust, split, combine, redeem, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than with respect to the vesting of restricted stock and restricted stock units;

(j) make any capital expenditures having an aggregate value in excess of $5 million;

(k) waive, release, assign, settle or compromise any claim, action or proceeding (other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages not in excess of $2 million in the aggregate not otherwise recoverable under insurance and (ii) do not otherwise materially restrict the conduct of the Business) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $2 million not recoverable by insurance;

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(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or commence any proceedings in bankruptcy (including with respect to any Subsidiary of the Company);

(m) other than as required or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) and Section 10.2.1(xii) thereof), sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material portion of its properties, assets or rights;

(n) enter into any transaction with an Affiliate of the Company or any Subsidiary of the Company (other than existing arrangements set forth on Section 6.01(n) of the Company Disclosure Schedule, amendments and replacements of those arrangements); or

(o) authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

Section 6.02. Adverse Recommendation Change. Each of the Committee of Disinterested Directors and the Company Board shall (a) make the Committee Recommendation and the Company Board Recommendation, as applicable and (b) not withhold, withdraw, qualify, fail to make or modify in a manner adverse to Parent the Committee Recommendation or the Company Board Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Committee Recommendation or the Company Board Recommendation (collectively, an “Adverse Recommendation Change”). However, at any time prior to the Acceptance Date, if the Committee of Disinterested Directors determines in good faith (after considering the advice of its outside legal and financial advisors) that it would be inconsistent with its fiduciary duties under Indiana Law to continue to recommend that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer, and to the extent required by Indiana Law, approve the Merger and this Agreement, then the Committee of Disinterested Directors and the Company Board (acting upon the recommendation of the Committee of Disinterested Directors) may make an Adverse Recommendation Change, in which case the obligations of the Committee of Disinterested Directors and the Company Board under this Section 6.02 shall cease (but nothing in this Section 6.02 shall affect the Company’s obligations under Section 6.05 (regardless of whether there has been an Adverse Recommendation Change)); provided, that the Committee of Disinterested Directors and the Company Board may not make an Adverse Recommendation Change until after at least 48 hours following Parent’s receipt of written notice from the Company advising Parent that the Committee of Disinterested Directors and/or the Company Board intends to make such an Adverse Recommendation Change and the reasons therefor and the Committee of Disinterested Directors and/or the Company Board considers any modifications proposed by Parent during such 48-hour period in order to eliminate the need for such Adverse Recommendation Change.

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Section 6.03. Access to Information. From the date hereof until the Effective Time, the Company shall (a) provide Parent, its Affiliates and their respective officers, directors, employees, counsel, financial advisors, sources of funding, auditors or other agents or advisors (“Representatives”) reasonable access to the businesses, properties, assets, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and (b) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Such access and cooperation shall include providing such information, assistance and cooperation to Parent and its Affiliates and their respective Representatives as such Persons may reasonably request in connection with Parent’s integration and transition planning for the operation of the Company following the Effective Time, including with respect to the review and analyses of contracts or agreements under which the Company or any of its Subsidiaries is granted any license rights or immunity with respect to the Intellectual Property of a third party. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to unreasonably interfere with or disrupt the conduct of the Business of the Company and its Subsidiaries and Parent shall, and shall cause its Affiliates and their respective Representatives to, maintain the confidentiality of any non-public information provided or made available pursuant to this Section 6.03. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.04. Notices of Certain Events. The Company shall promptly notify Parent of:

(a) to the Company’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Body received by the Company in connection with or relating to the transactions contemplated by this Agreement; and

(c) any suits or proceedings commenced against the Company or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.05. Proxy Statement. To the extent the Company Shareholder Approval is required by Indiana Law in order to consummate the Merger other than pursuant to §23-1-40-4 of the IBCL, then, in accordance with the IBCL, the Articles of Incorporation, the By-laws, the Exchange Act and any applicable rules of NASDAQ, as soon as practicable following the later of the Acceptance Date or the expiration of any Subsequent Offering Period provided in accordance with Rule 14d–11 promulgated under the Exchange Act and permitted hereby, the Company, in consultation with Parent, shall, subject to the satisfaction of the Minimum Tender Condition, following the successful completion of the Offer, call a special meeting of the Company’s shareholders to vote on the Merger (the “Company

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Shareholders’ Meeting”) and set as the record date for such meeting, the date that is one (1) Business Day following the successful completion of the Offer and promptly file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the shareholders of the Company in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company, Parent and Merger Subsidiary, as the case may be, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s shareholders as promptly as practicable after the SEC clears the Proxy Statement. The Company shall cause the Proxy Statement, when filed with the SEC, to comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, the Company will cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made or covenant is agreed to by the Company with respect to information supplied by Parent or Merger Subsidiary or any of their respective officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and NASDAQ.

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ARTICLE 7

COVENANTS OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary agree that:

Section 7.01. Obligations of Merger Subsidiary. Merger Subsidiary shall, and Parent shall take all action necessary to cause Merger Subsidiary to, perform its obligations under this Agreement and consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, including obtaining sufficient funds to consummate the Offer, the Merger and the other Transactions.

Section 7.02. Voting of Shares. Parent and Merger Subsidiary shall cause to be voted or consent to be granted, as the case may be, with respect to all Shares and Class B Shares owned by the Purchaser Group, in favor of adoption of this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each director and officer of the Company as of the date hereof (each, an “Indemnified Person”) to the fullest extent permitted by Indiana Law from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 7.03(a), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto) and each Indemnified Person may participate in such defense at such Indemnified Person’s expense, which shall include counsel of its choice; provided, that in connection with any such claim, proceeding, investigation or inquiry, (i) the members of the Committee of Disinterested Directors shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all members of the Committee of Disinterested Directors, (ii) if, in the reasonable judgment of counsel to the other Indemnified Persons (excluding the members of

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the Committee of Disinterested Directors), there exists an actual or potential conflict of interest between the Surviving Corporation and such other Indemnified Persons, such other Indemnified Persons shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all such other Indemnified Persons; provided, further, that if the Surviving Corporation fails to assume the defense thereof within a reasonable period of time, each Indemnified Person may defend such claim, proceeding, investigation or inquiry with counsel of its choosing at the Surviving Corporation’s expense. The Surviving Corporation shall not be liable for any settlement effected without its prior express written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary set forth in this Section 7.03(a) or elsewhere in this Agreement, neither Parent, nor the Surviving Corporation nor any of their Affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(b) For six years after the Effective Time, the Surviving Corporation’s articles of incorporation and by-laws (or any such documents of any successor to the Business of the Surviving Corporation) shall contain provisions regarding limitations on personal liability of directors and indemnification and advancement of expenses of officers and directors in respect of acts or omissions occurring at or prior to the Effective Time, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) The Surviving Corporation shall honor all obligations of the Company pursuant to indemnification agreements listed on Section 7.03(c) of the Company Disclosure Schedule.

(d) The Surviving Corporation shall provide for six years after the Effective Time officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if the aggregate cost for such insurance coverage (together with any prepaid policies contemplated by this Section 7.03(d)) exceeds 200% of the current annual premium paid by the Company, the Surviving Corporation shall be obligated to obtain a policy with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost not to exceed 200% of the current annual premium less the cost of any such prepaid policies. The provisions of this Section 7.03(d) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the

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obligations thereunder. Notwithstanding anything to the contrary contained herein, the aggregate cost for the insurance coverage obtained pursuant to this Section 7.03(d) shall not exceed 200% of the current annual premium paid by the Company for officers’ and directors’ liability insurance.

(e) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each current or former officer or director under this Section 7.03 shall be in addition to (and not in substitution for) any other rights such Persons may have under the organizational documents of the Company or any of its Subsidiaries, Indiana Law, any agreement with the Company or any of its Subsidiaries or otherwise and are intended for the benefit of and shall be enforceable by such Persons. The rights under this Section 7.03 shall survive consummation of the Merger. The obligations under this Section 7.03 shall not be modified in a manner adverse to any Indemnified Person without the consent of such affected Indemnified Person, it being understood the Indemnified Persons shall be third-party beneficiaries of this Section 7.03.

Section 7.04. Termination of Securities Purchase Agreement. Notwithstanding anything set forth herein or in the Securities Purchase Agreement to the contrary, Parent shall not, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) terminate the Securities Purchase Agreement pursuant to Section 8.1(a) thereof.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) make as promptly as practicable any required filings with any Governmental Body or other third party, (ii) cause the expiration of any applicable waiting periods or the taking of any actions by or with respect to any Governmental Body or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) take such other action as may be appropriate to enable the Merger to occur as soon as reasonably possible following the Acceptance Date.

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Section 8.02. Cooperation. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with any Governmental Body is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contract or agreement, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and except as may be required by Law or any listing agreement with or rule of any national securities exchange, issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, that the foregoing shall not prohibit (a) Parent or the Company from making any statement relating to this Agreement or the transactions contemplated hereby in any press interview so long as (i) such interview is conducted in the ordinary course of business, (ii) the discussion of this Agreement or the transactions contemplated hereby are incidental to, and not the primary topic of, such interview and (iii) such statement is consistent with (including in scope) a mutually agreed set of questions and answers or (b) the Company or the Company Board from issuing any press release or making any other public statement, upon the Company Board making an Adverse Recommendation Change.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Stock Exchange Delisting. The Company and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Shares from the NASDAQ and the deregistration of the Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition or conversion of Shares in connection with the transactions contemplated by this Agreement (including derivative securities with respect to such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) to the extent required by Indiana Law, the Company Shareholder Approval shall have been obtained;

(b) there is no Law or judgment, injunction, Order or decree of any Governmental Body with competent jurisdiction restraining or prohibiting or otherwise making illegal the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Offer and/or Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approval):

(a) by mutual written agreement of the Company (provided that such termination has been approved by the Committee of Disinterested Directors) and Parent;

(b) by either the Company (provided that such termination has been approved by the Committee of Disinterested Directors) or Parent, if:

(i) the Acceptance Date shall not have occurred on or before September 24, 2010 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(ii) there is a Law or final non-appealable judgment, injunction, Order or decree of any Governmental Body with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or Merger; or

(c) by Parent if, prior to the Acceptance Date:

(i) the Company Board shall have made an Adverse Recommendation Change that remains in effect; or

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(ii) a breach of any representation or warranty set forth in Article 4 or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (ii) or (iii) of Annex I to exist and is incapable of being cured by the End Date; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(ii) if (A) any material covenant of Parent or Merger Subsidiary contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured or (B) any representation or warranty of Parent or Merger Subsidiary contained in this Agreement (disregarding all materiality and Parent and Merger Subsidiary Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of such time as if made at and as of such time, with such exceptions as would not reasonably be expected to have a Parent and Merger Subsidiary Material Adverse Effect.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party, which notice shall identify the specific section and subsection of this Agreement pursuant to which such termination is being effected and shall contain an explanation of the factual basis for such termination in reasonable detail.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent or advisor of such party) to the other party hereto; provided, that if such termination shall result from a material breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS.

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given;

if to Parent or Merger Subsidiary, to:

JS Acquisition, LLC

c/o James A. Strain, Esq.

Taft Stettinius & Hollister LLP

One Indiana Square

Suite 3500 Indianapolis,

Indiana 46204

Facsimile: (317) 713-3699

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with a copy to.

James M. Dubin, Esq.

Kelley D. Parker, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

if to the Company, to:

Emmis Communications Corporation

c/o J. Scott Enright, Esq.

One Emmis Plaza

40 Monument Circle, Suite 700

Indianapolis, Indiana 46204

Facsimile: (317) 684-3750

with a copy to:

John J. McCarthy, Jr., Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue New York,

New York 10017

Facsimile: (212) 701-5800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that (i) any such amendment or waiver by the Company shall require the approval of the Committee of Disinterested Directors, (ii) after the Acceptance Date, no amendment shall be made that (A) decreases the Offer Price or the Merger Consideration, (B) changes the form of the Merger Consideration or (C) amends, modifies, supplements, adds to or otherwise changes the conditions to the Merger and (iii) after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that under Indiana Law, would require the further approval of the shareholders of the Company without such approval first being obtained.

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(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule References and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or a disclosure for purposes of) (i) the representations and warranties or covenants of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided, that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “forward-looking statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company or its Subsidiaries contained in this Agreement.

Section 11.06. Binding Effect, Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns and the Committee of Disinterested Directors. Except as provided in Section 7.03 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and assigns and (ii) the Committee of Disinterested Directors, which shall be an express third-party beneficiary of this Agreement and to the extent permitted by Law, shall be entitled to enforce the provisions of this Agreement on behalf of the Company from and after the date of this Agreement until Closing.

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(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana without regard to the conflicts of law rules thereof that might indicate the application of the laws of any other jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in any Federal court in the State of New York or if jurisdiction is not available in such court, any court sitting in New York County, New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided in Section 11.01. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

Section 11.09. WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 11.09(a), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 11.09(a) AND THIS SECTION 11.09(b).

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Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court or other Governmental Body of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 12

DEFINITIONS

Section 12.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“401(k) Plan” means the 401(k) plan of the Company as in effect from time to time.

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“Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Business” means the business of the Company and its Subsidiaries, as conducted as of the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or any day on which banks in New York, New York are authorized or obligated by Law to close.

“Committee of Disinterested Directors” means the committee established by the Company Board on April 29, 2010 consisting of Ms. Susan B. Bayh and Messrs. Peter A. Lund and Lawrence B. Sorrel.

“Company Material Adverse Effect” means any effect that is, or is reasonably likely to be, materially adverse to the Business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no fact, circumstance, event or change resulting from, attributable to or arising out of any of the following shall constitute, or be considered in determining whether there has occurred, a Company Material Adverse Effect: (a) (i) changes in general economic or political conditions or the securities, banking, credit, currency, commodities, capital or financial markets in general (including general changes to monetary policy, inflation, interest rates, exchange rates or stock, bond or debt prices) in the United States or in any other geographic market, (ii) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate (including any competitive and/or technological changes relevant to such industries), (iii) changes in general legal, regulatory or political conditions, including the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, or changes in GAAP or in other applicable accounting standards (or in the interpretation thereof), (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the threatened or actual impact thereof on relationships, contractual or otherwise, with current or prospective customers, suppliers, vendors, distributors, partners, financing sources, employees or landlords, (v) the identity of the Investor as the purchaser of the Securities or any facts or circumstances concerning the Investor, Alden or any of their respective Affiliates, (vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or action or inaction consented to or requested by Alden or the Investor, (vii) changes in the trading volume or market price of the Shares on the NASDAQ Stock Market or the suspension of trading generally on the NASDAQ Stock Market (provided that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (viii) any litigation or investigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, other than litigation or

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investigations commenced or threatened in writing by any Governmental Body or (ix) any restatement of the consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents that results in an accounting charge thereto that does not require a cash settlement and would not otherwise constitute a Company Material Adverse Effect, except, in the case of the foregoing clauses (i), (ii) and (iii), for such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies that operate in multiple geographic markets, including large markets, in the industries in which the Company and its Subsidiaries operate or (b) any failure to meet internal or published projections, forecasts, estimates, performance measures, operating statistics or revenue or earnings predictions for any period or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating Company, the Company, the lending institutions party thereto and Bank of America as administrative agent, dated as of November 2, 2006, as amended.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, transitional benefit plan, tuition assistance program, adoption assistance program, disability or sick leave benefits workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means with respect to any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government.

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“Initial Governing Documents” means, collectively, the articles of organization of Parent filed in accordance with the laws of the State of Indiana in the office of the Secretary of State of Indiana on May 3, 2010 and the Operating Agreement of Parent, dated as of May 6, 2010.

“Intellectual Property” means all U.S. and foreign rights arising under or associated with (i) patents and all proprietary rights associated therewith (including statutory invention registrations supplemented by protection certificates and term extensions), (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, invention certificates, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, utility models, design applications, technology, know-how, software, discoveries, ideas and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary or confidential information and materials.

“Interested Party Shares” means, collectively, the Shares beneficially owned by the members of the Purchaser Group, the Rolling Shareholders and Alden.

“Investor” means Alden Media Holdings, LLC, a Delaware limited liability company.

“knowledge” means with respect to the Company, the actual knowledge after reasonable inquiry of the executive officers of the Company.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, adverse claim or any other restriction or limitation whatsoever other than restrictions on sale imposed by the Securities Act and state securities laws.

“Merger Subsidiary Class A Common Stock” means the shares of the Class A Non-Voting Common Stock, par value $0.01 per share, of Merger Subsidiary.

“Merger Subsidiary Class B Common Stock” means the shares of the Class B Common Stock, par value $0.01 per share, of Merger Subsidiary.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Body.

“Parent and Merger Subsidiary Material Adverse Effect” means a material adverse effect on Parent’s and/or Merger Subsidiary’s ability, as applicable, to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

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“Permitted Liens” means Liens under the Credit Agreement and Liens permitted thereunder.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint stock company, trust , unincorporated organization, Governmental Body or any other entity.

“Retained Shares” means any Shares (including outstanding restricted stock with respect to Shares that become fully vested immediately prior to the Effective Time) directly or indirectly beneficially held by the members of the Purchaser Group and the Rolling Shareholders that are not being contributed to the Company pursuant to their obligations under the Securities Purchase Agreement or the Rollover Agreement, as applicable, and as further described on Schedule I hereto.

“Rolling Shareholders” means, collectively, the parties to the Rollover Agreement that have agreed to contribute their Shares to Emmis pursuant to the Rollover Agreement.

“Rollover Agreement” means the Rollover Agreement, dated as of May 24, 2010, by and among Parent and the shareholders set forth therein.

“Rollover Share” means, collectively, the Shares contributed to the Company by the Rolling Shareholders pursuant to the Rollover Agreement.

“Securities” means the securities of Parent purchased by the Investor pursuant to the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 24, 2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., the Investor, Parent and Smulyan.

“Smulyan Options” means, collectively, the options to acquire Shares and Class B Shares held by Smulyan.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other

44

taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions imposed by a governmental entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as a transferee.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Taxing Authority or maintained relating to Taxes.

“Transactions” means, collectively, the Merger, the Offer, the Exchange Offer and the solicitation of proxies from the holders of Shares, Class B Shares and Preferred Shares with respect to the Preferred Amendments and the Merger.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unaffiliated Shareholders” means, collectively, the holders of Shares other than the Interested Party Shares.

(b) Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Acceptance Date	1.01(c)
Adverse Recommendation Change	6.03
Agreement	Preamble
Alden	Recitals
Alden Preferred Merger Consideration	Section 2.02(b)(ii)
Articles of Incorporation	Recitals
By-laws	1.03
Cash Merger Consideration	2.02(b)(iii)
Certificates	2.03(a)
Class B Shares	Recitals
Class C Shares	Section 4.05(a)
Closing	2.01(b)
Committee Recommendation	Section 4.02(b)
Common Merger Consideration	Section 2.02(b)(i)
Company	Preamble
Company 10-K	4
Company Board	Recitals
Company Board Recommendation	Section 4.02(c)
Company Common Stock	Section 4.05(a)
Company Disclosure Documents	4.06(a)
Company Disclosure Schedule	4

45

Term	Section
Committee Financial Advisor	4.15(a)
Company SEC Documents	Section 4.06(c)
Company Intellectual Property Rights	Section 4.10(a)
Company RSU	Section 2.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholders’ Meeting	6.05
Company Stock Option	2.05(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Offer	Recitals
Exchange Offer Documents	Recitals
Governmental Permits	Section 4.04(b)
IBCL	Recitals
Indemnified Person	7.03(a)
Indiana Law	Recitals
Intellectual Property Rights	Section 4.10(a)
Lease	Section 4.11(b)
Merger	2.01(a)
Merger Consideration	2.02(b)(iii)
Merger Subsidiary	Preamble
Minimum Tender Condition	Recitals
New Notes	Recitals
Offer	Recitals
Offer Documents	Recitals
Offer Price	Recitals
Owned Intellectual Property Rights	Section 4.10(a)
Parent	Preamble
Paying Agent	2.03(a)
Preferred Amendments	Recitals
Preferred Merger Consideration	2.02(b)(iii)
Preferred Shares	Recitals
Proxy Statement	6.05
Proxy Statement/Offer to Exchange	Recitals
Purchaser Group	Recitals
Representatives	6.03
Schedule 14D-9	Section 1.02(b)
Schedule TO	Recitals
SEC	Recitals
Senior Preferred Shares	Section 4.05(a)
Shares	Recitals
Smulyan	Preamble
Stations	Section 4.04(b)
Subsequent Offering Period	1.01(b)(v)
Surviving Corporation	2.01(a)
Uncertificated Shares	2.03(a)

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Section 12.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for reference purposes only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement and used but not otherwise defined in any Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	General Counsel, Executive Vice President and Secretary

JS ACQUISITION, LLC

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	President, Treasurer and Secretary

JS ACQUISITION, INC.

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Notwithstanding any other provision of the Offer, JS Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at the expiration of the Offer:

(i) the Merger Agreement has been terminated in accordance with its terms; or

(ii)(a) the representations and warranties of Emmis contained in Section 4.02, Section 4.05, Section 4.12(b) and Section 4.15 of the Merger Agreement are not true and correct in all respects; and (b) the remaining representations and warranties of Emmis contained in the Merger Agreement are not true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below), in the case of both clauses (a) and (b), on and as of the expiration of the Offer with the same force and effect as though made on and as of the expiration of the Offer, except for those representations and warranties that are expressly limited by their terms to dates or times other than the expiration of the Offer, which representations and warranties are not true and correct as aforesaid as of such other dates or times; provided, however, that for purposes of determining the satisfaction on and as of the expiration of the Offer of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality, material adverse effect or knowledge;

(iii) Emmis shall not have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Emmis on or prior to the expiration of the Offer; or

(iv) the Minimum Tender Condition has not been satisfied; or

(v) the Board has made an Adverse Recommendation Change; or

(vi) the Alden Purchase Agreement has been terminated or Alden Media Holdings, LLC shall not have paid cash, when due, to JS Acquisition in the amount of the Purchase Price, as defined in the Alden Purchase Agreement; or

(vii) the Proposed Amendments have not received the Required Vote; or

(viii) the Proposed Amendments are not in full force and effect; or

(ix) there shall be instituted any action, proceeding or application by any U.S. or non-US. court, government or governmental authority or other U.S. or non-US. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (a) challenges the acquisition by JS Acquisition of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer, the Exchange Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) seeks to prohibit or impose material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or seeks to compel JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a diminution in the value of the Shares or in the value of Emmis’ or JS Acquisition’s assets, in each case by more than $5 million (a “Diminution in Value”) or (d) seeks to impose any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

(x) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (a) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer, the Exchange Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) prohibits or imposes material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or compels JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a Diminution in Value or (d) imposes any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

(xi) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, Order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer, the Exchange Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (a) through (d) of paragraph (ix) above; or

(xii) JS Acquisition shall have become aware that (a) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer, the Exchange Offer or the Merger under any law, regulation, order or contract binding on Emmis or any of its affiliates, (b) any of the applicable consents, waivers or approvals have not been obtained and (c) the failure to obtain such consents, waivers or approvals would reasonably be expected to have a Company Material Adverse Effect; or

(xiii) there shall have occurred any change, event or occurrence arising since the date that the Tender Offer is commenced that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ANNEX II

Notwithstanding any other provision of the Exchange Offer, Emmis shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, exchange any Preferred Shares, may postpone the acceptance for payment or payment for tendered Preferred Shares, and may, in its sole discretion, terminate or amend the Exchange Offer as to any Preferred Shares not then exchanged if at the expiration of the Exchange Offer:

1.	the conditions set forth in Annex I have not been satisfied or waived; or

2.	the Indenture under which the New Notes will be issued is not qualified under the Trust Indenture Act of 1939.

SCHEDULE I

Retained Shares

NAME	RETAINED SHARES
John R. Beck	3,168
Richard F. Cummings	27,860
J. Scott Enright	6,402
Paul W. Fiddick	13,807
Norman H. Gurwitz	4,534
Ryan A. Hornaday	2,652
Gary L. Kaseff	14,717
Richard A. Leventhal	21,990
Michael Levitan	7,497
Gregory T. Loewen	5,173
Valerie C. Maki	32,688
Greg A. Nathanson	50,585
David R. Newcomer	2,133
Deborah D. Paul	7,650
Robin L. Rene	5,455
Jeffrey H. Smulyan	236,502
Patrick M. Walsh	12,797